  As filed with the Securities And Exchange Commission on June 23, 1999
                                                     Registration No. 333-76263
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                              SOFTWARE.COM, INC.
            (Exact name of Registrant as specified in its charter)

            Delaware                              7373                            77-0392373
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                              525 Anacapa Street
                            Santa Barbara, CA 93101
                                (805) 882-2470
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                              John L. MacFarlane
                            Chief Executive Officer
                              525 Anacapa Street
                            Santa Barbara, CA 93101
                                (805) 882-2470
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  Copies to:

             Elizabeth R. Flint, Esq.                           Steven M. Spurlock, Esq.
             Susan L. Stapleton, Esq.                            Richard R. Hesp, Esq.
            Stephen E. Gillette, Esq.                             Kevin A. Lucas, Esq.
             Jonathon J. Taylor, Esq.                           Gunderson Dettmer Stough
         Wilson Sonsini Goodrich & Rosati                 Villeneuve Franklin & Hachigian, LLP
             Professional Corporation                            155 Constitution Drive
                650 Page Mill Road                            Menlo Park, California 94025
           Palo Alto, California 94304                               (650) 321-2400
                  (650) 493-9300

                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                     CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                              Proposed Maximum   Proposed Maximum
    Title of Each Class of      Amount to be  Offering Price(2) Aggregate Offering      Amount of
  Securities to be Registered   Registered(1)     Per Share          Price(2)      Registration Fee(3)
------------------------------------------------------------------------------------------------------
Common Stock, par value
 $0.001........................   6,900,000        $14.00          $96,600,000           $26,855

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes 900,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457(a) solely for the purpose of computing the amount of the registration fee.

(3) Includes an additional registration fee of $3,836 with respect to the increase in the size of the offering. A registration fee of $23,019 was previously paid.
                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We + +cannot sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 23, 1999

                                6,000,000 Shares

                             [LOGO OF SOFTWARE.COM]


                                  Common Stock

                                   ---------

  We are selling 5,000,000 shares of common stock and the selling stockholders are selling 1,000,000 shares of common stock. We will not receive any proceeds from shares of common stock sold by the selling stockholders.

  The underwriters have an option to purchase a maximum of 900,000 additional shares to cover over-allotments of shares.

  Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $12.00 and $14.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "SWCM."

  Investing in our common stock involves risks. See "Risk Factors" on page 7.

                                          Underwriting
                                           Discounts                Proceeds to
                               Price to       and      Proceeds to    Selling
                                Public    Commissions  Software.com Stockholders
                             ------------ ------------ ------------ ------------
Per Share...................    $            $            $            $
Total....................... $            $            $            $

  Delivery of the shares of common stock will be made on or about      , 1999.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                                   Merrill Lynch & Co.

                         BancBoston Robertson Stephens

                         Prospectus dated       , 1999.

  "Software.com is a global leader in providing Internet messaging solutions to many of the world's largest service providers."

  "As of March 31, 1999, Software.com had licensed over 37 million mailboxes and we estimate that over 28 million of these mailboxes were activated."

  Beneath this statement is a graph that shows the increase in the number of licensed mailboxes and activated mailboxes from 1995 to March 31, 1999.

  "A recent Radicati Group study (Feb. 1, 1999), "Messaging Software: Market and Product Analysis, 1998-2002," revealed that Software.com holds 62% of the total market for electronic mailboxes licensed by Internet service providers (a subset of our customer base of service providers), with Netscape in second place with 19% and Sun Microsystems in third place with 14%."

  "International Data Corp. ("IDC") estimates that the number of consumer mailboxes hosted by service providers in the United States will grow from 18 million in 1996 to 109 million in 2002. IDC also estimates that the number of business email users will grow from 142 million in 1998 to 281 million worldwide in 2002."

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary...................   3
Risk Factors.........................   7
Use of Proceeds......................  17
Dividend Policy......................  17
Capitalization.......................  18
Dilution.............................  19
Selected Consolidated Financial
 Data................................  22
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................  23
Business.............................  39
Management...........................  55

                                       Page
                                       ----
Certain Transactions.................   66
Principal and Selling Stockholders...   67
Description of Capital Stock.........   71
Shares Eligible for Future Sale......   74
Underwriting.........................   76
Notice to Canadian Residents.........   78
Where You Can Find More Information..   79
Legal Matters........................   79
Experts..............................   79
Change in Accountants................   80
Index to Consolidated Financial
 Statements..........................  F-1

                                 ------------

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

  Software.com--The Internet Infrastructure Company and InterMail are registered trademarks of Software.com. Software.com and Post.Office are trademarks of Software.com. IBM is a registered trademark of International Business Machines Corporation. All other trademarks or servicemarks appearing in this prospectus are trademarks or servicemarks of the respective companies that use them.



                     Dealer Prospectus Delivery Obligation

  Until         , 1999, (25 days after the commencement of this offering) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

                               Software.com, Inc.

  Software.com is a leading developer and provider of scalable, high performance messaging software applications for providers of Internet communications and services. We have developed a software platform using open Internet standards that enables our customers to deliver a variety of messaging services from this single platform. We have multiple messaging applications based on this platform, including Web browser-based email, desktop client-based email, outsourced or "managed" business messaging, and Internet-based voicemail and faxmail messaging. We augment our product offerings with a wide variety of consulting and support services in order to provide our customers with complete messaging solutions.

  Our service provider customers, including traditional telecommunications carriers, Internet service providers and wholesalers, cable-based Internet access providers, competitive local exchange telephone carriers, and Internet destination sites or portals, use our software solutions to provide advanced messaging services to their consumer and business users. As of March 31, 1999, we had licensed over 37 million mailboxes and we estimate that over 28 million of these mailboxes had been activated. These mailboxes have been licensed to over 1,000 service providers, including: @Home Network, Ameritech Interactive Media Services, AT&T Canada, AT&T WorldNet(R) Service, Bell Atlantic Internet Services, Excite Inc., GTE Internetworking Services, Hongkong Telecom, Pacific Internet, PSINet, Road Runner, Telecom Italia Net, Telekom Malaysia, Telecom New Zealand, and TeleDanmark. We have also established strategic relationships with Cisco Systems, Hewlett-Packard, IBM, and Telcordia Technologies (formerly Bellcore), in order to further develop, market, and sell our messaging solutions. AT&T Ventures, Cisco Systems, and Hewlett-Packard have each made minority equity investments in our company.

  Our InterMail family of messaging product packages includes InterMail Post.Office, for service providers with up to 25,000 users; InterMail Kx, for service providers with up to 250,000 users; and InterMail Mx, for service providers with more than 250,000 and up to millions of users. Our messaging solutions have been proven to work in highly demanding environments, supporting service providers with user bases ranging from hundreds to millions of subscribers. Our software technology enables service providers to rapidly add new subscribers and implement multiple back-up measures designed to ensure that messages are not lost and access to a mailbox is available. We believe that we offer service provider customers the ability to:

  . easily deliver new services based on our Internet standards-based messaging platform;

  . rapidly increase capacity, or scale, to support more users;

  . provide email and other messaging services that are highly reliable;

  . increase overall customer satisfaction;

  . decrease subscriber turnover; and

  . reduce the overall cost of delivering these services.

  Our goal is to be the leading provider of scalable, high performance Internet software designed for service providers. We seek to attain this objective by:

  . extending our leadership position in providing Internet email solutions;

  . utilizing our core messaging platform to deliver additional Internet applications;

  . providing our solutions exclusively to service providers;

  . directly targeting large and well-known service providers; and

  . leveraging our professional services expertise to provide complete messaging solutions.

  In April 1999, we completed the acquisition of Silicon Valley-based Mobility.Net Corporation, the developer of a Java-based, high-performance and customizable integrated Web mail, address book, and calendar product, called the Mobility.Net Integrated Web Mail System. The Integrated Web Mail System is designed to be compatible with all leading email servers, computer operating systems, Internet browsers, and palm-computing devices. We intend to incorporate the Mobility.Net technology into our existing messaging platform to extend our capabilities in offering multiple Web-based applications to service providers.

  In 1992, John MacFarlane, our founder and Chief Executive Officer, registered the domain name Software.com with the idea to develop an Internet software distribution business. In January 1993, he founded our company as a partnership and began developing and marketing Internet standards-based email software. Software.com, Inc. was incorporated in California in October 1994, and reincorporated in Delaware in June 1999. Our principal executive offices are located at 525 Anacapa Street, Santa Barbara, California 93101 and our telephone number is (805) 882-2470. Our World Wide Web site is www.software.com. The information in our Web site is not incorporated by reference into this prospectus.

                                  The Offering

Common stock offered by Software.com..   5,000,000 shares

Common stock offered by selling
 stockholders.........................   1,000,000 shares

Common stock to be outstanding after
 this offering........................  40,671,753 shares

Use of proceeds.......................  For repayment of indebtedness, working capital and general corporate purposes.

Proposed Nasdaq National Market
 symbol...............................  SWCM

  Common stock to be outstanding after this offering is based on shares outstanding as of June 15, 1999. It excludes:

  . 9,099,018 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $4.43 per share, of which 2,524,136 shares are exercisable, and

  . 866,903 shares issuable upon exercise of warrants outstanding at a weighted average exercise price of $4.23 per share.


  All information in this prospectus is based on the following assumptions:

  . the reincorporation of Software.com into Delaware which occurred in June
    1999,

  . the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering,

  . no exercise of the underwriters' over-allotment option, and

  . the filing of the second amended and restated certificate of incorporation after the closing of this offering.

                         Summary Financial Information
                     (in thousands, except per share data)

                         July 11, 1994                                     Three months
                          (Inception)                                          ended
                              to           Year Ended December 31,           March 31,
                         December 31,  ---------------------------------  ----------------
                             1994       1995   1996      1997     1998     1998     1999
                         ------------- ------ -------  --------  -------  -------  -------
Consolidated Statement
 of Operations Data:
  Total revenues........    $  648     $4,727 $ 7,882  $ 10,666  $25,619  $ 4,898  $ 8,071
  Total cost of
   revenues.............         2         58     985     3,364    9,019    2,132    2,420
  Gross profit..........       646      4,669   6,897     7,302   16,600    2,766    5,651
  Income (loss) from
   operations...........       (49)     2,043  (3,250)  (11,707)  (6,521)  (2,613)  (1,828)
  Net income (loss).....       (58)     1,970  (3,163)  (11,469)  (7,403)  (2,704)  (2,053)
  Net income (loss)
   applicable to common
   shareholders.........       (58)     1,970  (3,343)  (12,199)  (8,228)  (2,914)  (2,263)
  Basic and diluted net
   income (loss) per
   share................    $ 0.00     $ 0.10 $ (0.13) $  (0.44) $ (0.29) $ (0.10) $ (0.08)
  Weighted-average
   shares of common
   stock outstanding
   used in computing
   basic and diluted net
   income (loss) per
   share................    15,106     20,080  25,419    27,814   28,228   28,055   28,749
  Pro forma basic and
   diluted net loss per
   share................                                         $ (0.23)          $ (0.06)
  Shares used in
   computing pro forma
   basic and diluted net
   income (loss) per
   share................                                          32,110            33,455

                                                         March 31, 1999
                                                  ------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                  -------  --------- -----------
Consolidated Balance Sheet Data:
  Cash and cash equivalents...................... $ 5,366   $15,366    $66,613
  Working capital (deficiency)...................  (1,562)    8,438     67,598
  Total assets...................................  17,243    27,243     78,490
  Long-term debt.................................      40        40        --
  Redeemable convertible preferred stock.........  13,580       --         --
  Total shareholders' equity (deficit)........... (11,792)   11,788     70,988

  See Note 1 of Notes to Supplementary Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

  The pro forma consolidated balance sheet information gives effect to the sale of 1,626,016 shares of Series D preferred stock in April 1999, and the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of the offering.

  The pro forma as adjusted numbers give effect to the conversion of all preferred stock, including the Series D preferred stock, as well as the sale of the 5,000,000 shares of common stock offered hereby by Software.com at an assumed public offering price of $13.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by Software.com and the application of the estimated net proceeds from this offering. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

  This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in our common stock. The trading price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information in this prospectus, including our financial statements and the related notes.

Our future revenues are unpredictable and we expect our quarterly operating results to fluctuate, which could cause our stock price to decline

  We cannot accurately forecast our revenues in any given period as a result of our limited operating history, the emerging nature of the markets in which we compete and our reliance on a small number of products and large customers. Our revenues could fall short of our expectations if we experience delays in signing new customer accounts or cancellation of one or more current or new customer accounts. A number of factors are likely to cause fluctuations in our operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

  We plan to significantly increase our operating expenses to expand our international sales and marketing operations and fund greater levels of research and development. Our operating expenses, which include sales and marketing, research and development, and general and administrative expenses, are based on expectations of future revenues and are relatively fixed in the short term. If revenues fall below our expectations and we are not able to quickly reduce our spending in response, our business, financial condition, and operating results will suffer. Accordingly, period-to-period comparisons of our operating results are not a good indication of our future performance. It is possible that our operating results in some quarters will not meet the expectations of stock market analysts and investors. In that event, our stock price would probably decline.

Variations in the time it takes to sell, deploy and activate mailboxes using our InterMail Mx product may cause fluctuations in our operating results, which could cause our stock price to decline

  Variations in the length of our sales and deployment cycles for InterMail Mx could cause our revenue, and thus our business, financial condition and operating results, to fluctuate widely from period to period. Our customers generally take a long time to evaluate our InterMail Mx product, and many people are involved in the evaluation process. We expend significant resources educating and providing information to our prospective customers regarding the use and benefits of InterMail Mx. Even after the purchase, our customers tend to integrate InterMail Mx into their existing systems slowly and deliberately. The timing of the deployment depends upon:

  . the efforts of our professional services staff;
  . the geographic disbursement of the customer's hardware;
  . the complexity of the customer's network and the resulting degree of hardware configuration necessary to deploy InterMail Mx on their system; . the internal technical capabilities of the customer;
  . the customer's budgetary constraints; and . the stability and sophistication of the customer's current messaging system.

  Because of the number of factors influencing the sales and deployment processes, the period between our initial contact with a new customer and the time when we begin to recognize revenue from that customer varies widely in length. Our sales cycles for InterMail Mx typically range from six months to a year, and our software deployment cycles typically range from three to six months thereafter, although occasionally these cycles can be much longer. During these cycles, we commit substantial resources in advance of receiving any revenue.

  In addition, the amount of revenue that we are able to recognize in any given period depends on how quickly our customers activate new mailboxes and report the activation of those new mailboxes to us. Under our InterMail Mx license agreements, our customers typically pay us a fee for each new user account, or "mailbox," they activate using InterMail Mx. We recognize revenue from these agreements when our customer reports its mailbox activations to us or we otherwise learn of such activations. Customers typically report activations on a quarterly basis after they have completed a deployment of InterMail Mx. Because we charge our customers only for activating "new" mailboxes, a customer can reassign a lost subscriber's mailbox to a new subscriber without having to pay us a fee. We cannot control how quickly our customers activate new mailboxes. The primary factors affecting the timing are the ability of our customers to retain subscribers and grow their subscriber bases by attracting end users to their online services, and their willingness to promote InterMail Mx messaging services with their subscribers. Mailbox activations and the associated revenue may be concentrated in a particular quarter and, as a result, our revenue for a particular quarter is not a good indication of our future revenue. Our revenues may fluctuate widely from period to period depending on the timing of our customers' activation of new mailboxes, and any delay in or failure by our customers to activate new mailboxes will harm our business, financial condition, and operating results.

  In addition, we base our quarterly revenue projections, in part, upon our expectations of how many mailboxes our InterMail Mx customers will activate in that quarter. Because the timing of mailbox activation is outside of our control, it is often difficult for us to make accurate forecasts. If our expectations, and thus our revenue projections, are not accurate for a particular quarter, our actual operating results for that quarter could fall below the expectations of analysts and investors.

Because we have a limited operating history, it may be difficult for you to evaluate our business and prospects

  We have only a limited operating history, which makes it difficult for investors to predict our future operating performance. When making your investment decision, you should consider the risks, expenses, and difficulties that we may encounter as a young company in a rapidly evolving market. These risks include our ability to:

  . expand our sales and marketing activities;
  . expand our customer base;
  . develop and introduce new products and services;
  . identify and integrate acquisitions; and . compete effectively.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks.

We have a history of losses and we expect future losses

  We have a history of losses, and we may not achieve or sustain profitability. We have historically invested heavily in our sales and marketing efforts and in technology research and development. We expect to continue to spend substantial resources on developing and introducing new software products and on expanding our sales and marketing activities, particularly in Europe and Asia. As a result, we need to generate significant revenues to achieve and maintain profitability. We expect that our sales and marketing expenses, research and development expenses, and general and administrative expenses will continue to increase in absolute dollars and may increase as percentages of revenues.

  We incurred net losses of approximately $12.7 million for the period from July 1994 through December 31, 1997, and $7.4 million for the year ended December 31, 1998. As of March 31, 1999, we had an accumulated deficit of approximately $24.1 million. Although our revenues have grown significantly in recent quarters, we may not be able to sustain these growth rates or obtain sufficient revenues to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability in the future. Our failure to achieve and maintain profitability could adversely affect our stock price.

We depend on a small number of customers for most of our revenues, and our business, financial condition, and operating results could be harmed by a decline or delay in revenue from these customers

  We have generated a significant portion of our revenues from a limited number of customers. We expect that a small number of customers will continue to account for a significant portion of revenues for the foreseeable future. Our target market is made up only of service providers, which constitute only a small portion of all users of messaging solutions. As a result, if we lose a major customer, or if there is a decline in usage, or if there is a downturn in the service provider industry, our business, financial condition, and operating results will suffer. In the year ended December 31, 1997, AT&T WorldNet(R) Service accounted for approximately 18% of our revenue. In the years ended December 31, 1997 and 1998, GTE Internetworking Services accounted for approximately 10% and 12% of our revenue, and our top ten clients accounted for approximately 53% and 56% of our revenue. We cannot be certain that customers that have accounted for significant revenues in past periods, individually or as a group, will continue to generate revenues for us in any future period.

We must overcome significant and increasing competition in order to continue our growth

  The market for Internet standards-based messaging products and services is intensely competitive, and we expect it to become increasingly so in the future. Many of our current and future competitors have longer operating histories, larger installed customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than we do. We must respond quickly and effectively to the new products, services, and enhancements offered by our competitors in order to continue our growth. See "Business--Competition."

Microsoft possesses many competitive advantages over us that present risks to the pricing, compatibility, and sales of our products

   Microsoft is well-positioned to become increasingly competitive in our core service provider messaging market. Microsoft has several significant competitive advantages over us. If we are unable to compete effectively with Microsoft, our business, financial condition, and operating results will suffer. See "Business--Competition."

Our new InterMail Kx product may not be accepted by the market, and its introduction may interfere with sales of our other products

  If our target customers do not widely adopt and purchase InterMail Kx, our business, financial condition, and operating results will suffer. Our software licenses revenue have been derived primarily from the sale of our InterMail Post.Office and InterMail Mx products. We introduced our InterMail Kx product in March 1999, and our future growth depends in part on the commercial success of this product. Although we have tested InterMail Kx prior to making it available to customers, we cannot be certain that we have discovered and corrected all significant performance errors. We are initially targeting service providers with 25,000 to 250,000 subscribers for our InterMail Kx product. Several other software vendors, including Microsoft, Netscape and Sun Microsystems, offer messaging products to service providers of this size. These service providers may not choose our InterMail Kx product for technical, cost, support, or other reasons.

  Competition from InterMail Kx could have a negative effect on our sales of InterMail Post.Office or InterMail Mx, or the prices we could charge for these products. We currently have several licenses for our InterMail Post.Office product with service providers that have more than 25,000 subscribers and we have licensed our InterMail Mx product to service providers with fewer than 250,000 subscribers. Accordingly, InterMail Kx may compete to some extent with our other products. We may also divert sales and marketing resources from InterMail Post.Office in order to successfully launch and promote InterMail Kx. This diversion of resources could have a further negative effect on our sales of InterMail Post.Office. If our revenues from InterMail Kx are not sufficient to compensate for the effect of any decrease in sales or prices of our other products, our business, financial condition, and operating results will suffer.

Our expanding international operations are subject to significant uncertainties in addition to those we face in domestic markets

  In 1996, 1997, and 1998, revenues attributable to customers outside of North America accounted for approximately 12%, 24%, and 37% of our total revenues. If our revenues from international operations, and particularly from our operations in the countries and regions on which we have focused our spending, do not exceed the expense of establishing and maintaining these operations, our business, financial condition, and operating results will suffer. We recently began to invest significant financial and managerial resources to expand our sales and marketing operations in international markets, and we must continue to do so for the foreseeable future in order to succeed in these markets. In particular, we are making significant expenditures on expansion in Europe and Asia, including the localization of our products for use in these regions, and we expect these expenditures to continue or increase. We are expending the most resources in the countries and regions that we think will be the most receptive markets for our products. We have only limited experience in international operations, and we may not be able to capitalize on our investment in these markets. In this regard, we face certain risks inherent in conducting business internationally, including:

  . fluctuations in currency exchange rates;
  . problems caused by the ongoing conversion of various European currencies into a single currency, the Euro;
  . any imposition of currency exchange controls;
  . unexpected changes in regulatory requirements applicable to the Internet or our business;
  . difficulties and costs of staffing and managing international operations;

  . differing technology standards;
  . difficulties in collecting accounts receivable and longer collection periods;
  . seasonal variations in customer buying patterns or electronic messaging usage;
  . political instability or economic downturns;
  . potentially adverse tax consequences; and . reduced protection for intellectual property rights in certain countries.

  Any of these factors could harm our international operations and, consequently, our business, financial condition, and operating results.

The loss of any of our senior management or key personnel could harm our business, financial condition, and operating results

  Our success depends on the skills, experience and performance of our senior management and certain other key personnel, some of whom have worked together for only a short period of time. We do not have employment agreements with any of our senior management or other key personnel, and their employment is at will. The loss of the services of any of our senior management or other key personnel, including John MacFarlane, our Chief Executive Officer, and John Poulack, our Senior Vice President, Operations, could harm our business, financial condition, and operating results.

If we are unable to attract and retain highly skilled employees, our financial and operational results may suffer

  Our success depends on our ability to recruit, integrate, retain, and motivate highly skilled sales and marketing, engineering, and quality assurance personnel. In particular, our ability to attract and retain qualified sales management personnel is critical to the success of our planned expansion in Europe and Asia. Competition for these people in the Internet messaging industry is intense, and we may not be able to successfully recruit, train, or retain qualified personnel. If we fail to retain and recruit necessary sales and marketing, engineering, and quality assurance personnel, our ability to obtain new customers, develop new products and provide acceptable levels of customer service could suffer, and this could harm our business, financial condition, and operating results.

We must adapt to rapid changes in technology and customer preferences in order to remain competitive

  The Internet messaging industry is characterized by rapidly changing technology, changes in customer and end user requirements and preferences, and evolving industry standards and practices that could render our software products obsolete. Our success depends on our ability to enhance our existing messaging platform and products on a timely basis and to develop new products that address the increasingly sophisticated and varied needs of our customers and their end users. We must accurately forecast the features and functionality required by our target customers and end users in order to continually improve our products. For example, in response to customer and end user demand, we have recently developed for some of our products a voicemail feature based on Internet standards that govern data transmission and receipt, known as Internet Protocol or "IP." The development of proprietary technology and product enhancements has required, and will continue to require, substantial expenditures and lead-time, and we may not always be able to keep pace with the latest technological developments. If we cannot, for technical, legal, financial, or other reasons, adapt our products to changing customer or end user requirements or industry standards in a cost-effective and timely fashion, or if any new product, enhancement, or feature, including InterMail Kx,

IP voicemail, or Web-applications technology acquired in the Mobility.Net acquisition, is not favorably received and accepted by customers and end users, our business, financial condition, and operating results will suffer.

Our software products may have unknown defects, which could harm our reputation or impede market acceptance of our products

  Despite testing by us, defects have in the past and may in the future occur in our software. Complex software like ours is difficult to integrate with customers' existing systems and often contains errors or defects, particularly when first introduced or when new versions or enhancements are released. Although we conduct extensive testing, we may not discover software defects that affect our current or new products, including our InterMail Kx and IP voicemail products, or Web-applications technology acquired in the Mobility.Net acquisition, until after they are sold. We also experience difficulty in deploying software at our customer's sites due to its complex nature. Any defect in other software or hardware with which our software interacts could be mistakenly attributed to our software by our customers or their end users. These defects or perceptions of defects could cause our customers and their end users to experience service interruptions. Because our customers depend on our software to provide critical services to their end users, any service interruptions could damage our reputation or increase our product development costs, divert our product development resources, cause us to lose revenue, or delay market acceptance of our products, any of which could harm our business, financial condition, and operating results.

The rapid growth of our operations could strain our resources and harm our business, financial condition, and operating results

  Our recent growth has placed and will continue to place a significant strain on our management systems, infrastructure, and resources. We are increasing the scope of our operations and our customer base domestically and internationally, and we have recently increased our headcount substantially. From December 31, 1997 to December 31, 1998, our total number of employees increased from 144 to
187. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, and will need to continue to expand, train, and manage our workforce worldwide. We expect that we will be required to manage an increasing number of relationships with various customers and other third parties. Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. Any failure to expand any of the foregoing areas efficiently and effectively could harm our business, financial condition and operating results. In addition, there can be no assurance that our business will continue to grow at historical rates.

Our acquisition strategy could cause financial or operational problems

  Our success depends on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands, and competitive pressures. To this end, we may acquire new and complementary businesses, products, or technologies, instead of developing them ourselves. We do not know if we will be able to complete any acquisitions or that we will be able to successfully integrate any acquired business, operate them profitably, or retain their key employees. For example, we completed the acquisition of Mobility.Net Corporation in April 1999. Integrating Mobility.Net or any other newly acquired business, product or technology could be expensive and time-consuming, could disrupt our ongoing business, and could distract our management. We may face competition for acquisition targets from larger and more established companies with greater financial resources. In addition, in order to finance any acquisitions, we might need to raise additional funds through public or private financings. In that event, we could be forced to obtain equity or debt financing on terms that are not favorable to us and, in the case of equity financing, that results in dilution to our stockholders. If we are unable to integrate Mobility.Net or any other newly acquired entities or technologies effectively, our business, financial condition, and operating results would suffer. In addition, any amortization of goodwill or other assets, or other charges resulting from the costs of acquisitions could harm our business, financial condition, and operating results.

Our business depends on continued growth in use and improvement of the Internet

  The infrastructure, products, and services necessary to maintain and expand the Internet may not be developed, and the Internet may not continue to be a viable medium for secure and reliable personal and business communication, in which case our business, financial condition, and operating results would be harmed. Because we are in the business of providing electronic messaging software, our future success depends on the continued expansion of, and reliance of consumers and businesses on, the Internet for communications. The Internet may not be able to support an increased number of users or an increase in the volume of data transmitted over it. As a result, the performance or reliability of the Internet in response to increased demands will require timely improvement of the high speed modems and other communications equipment that form the Internet's infrastructure. The Internet has already experienced temporary outages and delays as a result of damage to portions of its infrastructure. The effectiveness of the Internet may also decline due to delays in the development or adoption of new technical standards and protocols designed to support increased levels of activity and due to the transmission of computer viruses.

Future sales of our common stock may depress our stock price

  If our stockholders sell a substantial number of our shares in the public market during a short period of time, our stock price could decline significantly. After this offering, a total of 40,671,753 shares of our common stock will be outstanding. All the shares sold in this offering will be freely tradable. As a result of contractual lock-up restrictions, the remaining 34,671,753 shares of our common stock outstanding after this offering will become available for public sale as follows:

                                                               Percentage of
                                                    Number   Shares Outstanding
   Date of Availability for Sale                  of Shares    After Offering
   -----------------------------                  ---------- ------------------
   After the date of this prospectus.............     35,650    less than 1%
   At various times after 180 days from the date
    of this offering subject, in some cases, to
    volume limitations........................... 34,636,103           85.2%

  Shares acquired upon the exercise of options can generally be publicly sold immediately, subject to contractual restrictions that expire 180 days after this offering. As of June 15, 1999, 2,524,136 shares of our common stock were subject to vested stock options, 6,574,882 were subject to unvested stock options, and 789,084 remained available for grant under our stock plans. If a large number of these shares are sold as they become tradeable our stock price could decline. See "Shares Eligible for Future Sales."

Problems related to the Year 2000 could harm our products or our reputation, or cause our customers to decrease spending on our products and services

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or errors that could harm our business.

  We are in the process of assessing our Year 2000 readiness and are investigating and performing testing to determine whether our software products are Year 2000 compliant. Our software products operate in complex network environments, including the Internet, and directly and indirectly interact with a number of other hardware and software systems. Despite preliminary investigation and testing by us and our customers and partners, our software products and the underlying systems and protocols running our products may contain errors or defects associated with Year 2000 date functions. We are unable to predict to what extent our business may be affected if our software or the systems that operate in conjunction with our software, including the Internet, experience a Year 2000 failure. Known or unknown errors or defects that affect the operation of our software could result in delays or losses of revenue, interruptions of email service, cancellations of contracts by our customers, diversions of our development resources, damage to our reputation, increased service and warranty costs, and litigation costs, any of which could harm our business, financial condition, and operating results.

  If the performance of our software is adversely affected by Year 2000 problems in our customers' hardware or software programs with which our software interacts, our customers or their end users may mistakenly believe that these problems were caused by our software. These customers and end users could react by demanding extensive technical support from us or by filing suit against us, either of which would cause a significant diversion of our management and financial resources. Regardless of whether we experience Year 2000 problems, service providers and enterprises may reduce their spending on software, systems, and related services during the latter part of 1999 and the beginning of 2000 in connection with actual or anticipated Year 2000-related problems. Any reduction in software, systems and related services spending could impede our ability to attract new customers and harm our business, financial condition, and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure."

Our intellectual property or proprietary rights could be misappropriated, which could force us to become involved in expensive and time-consuming litigation

  We regard our copyrights, service marks, trademarks, trade secrets, and similar intellectual property as critical to our success. Any misappropriation of our proprietary information by third parties could harm our business, financial condition, and operating results. If our proprietary information were misappropriated, we might have to engage in litigation to protect it. We might not succeed in protecting our proprietary information by initiating intellectual property litigation, and that kind of litigation is expensive and time-consuming, and could divert our management's attention away from running our business. See "Business--Intellectual Property and Proprietary Rights."

If others claim that our products infringe their intellectual property rights, we may be forced to seek expensive licenses, reengineer our products, engage in expensive and time-consuming litigation, or stop marketing our products

  We cannot be certain that our products do not infringe issued patents or other intellectual property rights of others. If we were to discover that our products violated the intellectual property rights of others, we would have to obtain licenses from these parties in order to continue marketing our products without substantial reengineering. We could also become involved in expensive and time-consuming litigation with these parties. We might not be able to obtain the necessary licenses on acceptable terms or at all, and if we could not, we might not be able to reengineer our products successfully or in a timely fashion. See "Business--Intellectual Property and Proprietary Rights."

The geographic dispersement of our senior management could impede their ability to communicate effectively

  Our senior management and key personnel are based in several different offices, which makes coordination of projects more difficult. For example, John MacFarlane, our Chief Executive Officer, and John Ingalls, our Chief Financial Officer, are based at our headquarters in Santa Barbara, California, while Valdur Koha, our President, and John Poulack, our Senior Vice President, Operations, are based at our office in Lexington, Massachusetts. In addition, we intend to open an additional office in Silicon Valley where we will work on integrating Mobility.Net's technology with ours. The geographic dispersement of our senior management team and key personnel could impede their ability to communicate effectively or work together efficiently, either of which could harm our business, financial condition, and operating results.

The security provided by our messaging products could be breached, in which case our reputation, business, financial condition, and operating results could suffer

   The occurrence or perception of security breaches could harm our business, financial condition, and operating results. A fundamental requirement for online communications is the secure transmission of confidential information over the Internet. Third parties may attempt to breach the security provided by our messaging products, or the security of our customers' internal systems. If they are successful, they could obtain confidential information about our customers' end users, including their passwords, financial account information, credit card numbers, or other personal information. Our customers or their end users may file suits against us for any breach in security. Even if we are not held liable, a security breach could harm our reputation, and even the perception of security risks, whether or not valid, could inhibit market acceptance of our products. Despite our implementation of security measures, our software is vulnerable to computer viruses, electronic break-ins and similar disruptions, which could lead to interruptions, delays, or loss of data. We may be required to expend significant capital and other resources to license encryption or other technologies to protect against security breaches or to alleviate problems caused by these breaches. In addition, our customers might decide to stop using our software if their end users experience security breaches.

Future governmental regulation of the Internet could limit our ability to conduct our business

  Although there are currently few laws and regulations directly applicable to the Internet and commercial messaging, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyrights, distribution, antitrust, and characteristics and quality of products and services. Further, the growth and development of the market for online messaging may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies, including us, that conduct business online. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services, which would decrease the demand for our services and could increase our cost of doing business or otherwise harm our business, financial condition, and operating results. Moreover, the applicability of existing laws governing property ownership, sales and other taxes, libel, and personal privacy to the Internet is uncertain and may take years to resolve.

Our stock price may be volatile, exposing us to expensive and time-consuming securities class action litigation

  The stock market in general, and the stock prices of Internet-related companies in particular, have recently experienced extreme volatility, which has often been unrelated to the operating performance of any particular company or companies. There has been no prior market for our stock, and if market or industry-based fluctuations continue, our stock price could decline below our initial public offering price regardless of our actual operating performance. In the past, securities class action litigation has often been brought against companies following periods of volatility in their stock prices. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's time and resources, which could harm our business, financial condition, and operating results. In addition, an active market for our stock may not develop after this offering.

Provisions of our corporate documents and Delaware law could deter takeovers and prevent you from receiving a premium for your shares

  Provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our certificate of incorporation to be filed upon the closing of this offering will provide that our board may issue up to 5,000,000 shares of preferred stock without stockholder approval. See "Description of Capital Stock" for a more complete discussion of these matters.

Our management may not use the proceeds of this offering effectively

  Our management has broad discretion over the use of a substantial portion of the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds differently than investors in this offering would have preferred, or that we will fail to maximize our return on the proceeds.

Investors will incur immediate dilution because the initial public offering price of a share of our stock will exceed its book value

  The initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock immediately after the offering. If you purchase common stock in this offering, you will incur immediate dilution of approximately $11.24 in the book value per share of the common stock from the price you pay. This calculation assumes you purchase the common stock for $13.00 per share. See "Dilution."

Forward-looking statements in this prospectus may not accurately predict our future operating results

  This prospectus contains forward-looking statements that involve risks and uncertainties. We use words like "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of the use of the Internet, the number of mailboxes, email usage, and related service markets and spending. Forward-looking statements appearing in this prospectus apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described above and elsewhere in this prospectus.

This offering will provide substantial benefits to our current stockholders, including stockholders who are selling stock in the offering

  This offering will provide significant benefits to our current stockholders, including the stockholders who are selling stock in the offering. These selling stockholders will receive substantial proceeds from selling their shares of common stock in this offering, and we will pay their offering expenses other than the underwriting discount. Assuming we sell shares in the offering at $13.00 per share, the selling stockholders will receive net proceeds of approximately $12.1 million.

  In addition, before the offering, it was difficult for our stockholders to sell their shares because there was no public market for our stock. The offering will make it possible for these stockholders to trade their shares freely in the public markets, subject to securities law restrictions and when their lock-up agreements or other contractual restrictions expire.

                                USE OF PROCEEDS

  We estimate that the net proceeds to us from the sale of the 5,000,000 shares of common stock offered by us will be approximately $59.2 million, at an assumed initial public offering price of $13.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of the common stock by the selling stockholders, including any proceeds from the exercise of the underwriters' over-allotment option.

  We currently intend to use approximately $11.0 million of the net proceeds from this offering to expand our international sales and marketing organizations and approximately $4.5 million to develop Mobility.Net technology. We also plan to repay the outstanding balance on our line of credit with Coast Business Credit. As of March 31, 1999, we had borrowed approximately $7.9 million under this facility which bears interest at rates ranging from prime rate plus 1.5% to prime rate plus 1.75% and matures in August 2000. We will use the remaining net proceeds from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire complementary products, technologies, or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition our existing bank line of credit prohibits the payment of dividends.

                                 CAPITALIZATION

  The following table sets forth the following information:

  . the actual capitalization of Software.com as of March 31, 1999, . the pro forma capitalization of Software.com after giving effect to the sale of 1,626,016 shares of Series D preferred stock in April 1999, and the conversion of all outstanding shares of preferred stock into 6,332,378 shares of common stock upon the closing of this offering,
  . the pro forma as adjusted capitalization after giving effect to the conversion of all preferred stock, including the Series D preferred stock, as well as

  . the sale of the 5,000,000 shares of common stock that Software.com is offering hereby at an assumed initial offering price of $13.00 per share less underwriting discounts and commissions and estimated offering expenses we expect to pay in connection with this offering and the application of the estimated net proceeds therefrom.

                                                      March 31, 1999
                                              --------------------------------
                                                                    Pro Forma
                                               Actual   Pro Forma  As Adjusted
                                              --------  ---------  -----------
                                                  (in thousands, except
                                                       share data)
Cash and cash equivalents.................... $  5,366   $15,366     $66,613
                                              ========  ========     =======

Note payable to bank and current portion of
 long term debt..............................    7,913     7,913         --
Long-term debt...............................       40        40         --
Redeemable convertible preferred stock.......   13,580       --          --
Shareholders' equity (deficit):
Convertible preferred stock: no par value;
 1,329,781 shares authorized, issued and
 outstanding.................................    6,848       --          --
Common stock: no par value; authorized:
 50,000,000, actual; 60,000,000 pro forma;
 issued and outstanding: 28,908,795, actual;
 35,241,173, pro forma and 40,241,173 pro
 forma as adjusted...........................    6,824    37,252      96,452
Deferred compensation........................   (1,343)   (1,343)     (1,343)
Accumulated deficit..........................  (24,121)  (24,121)    (24,121)
                                              --------  --------     -------
Total shareholders' equity (deficit).........  (11,792)   11,788      70,988
                                              --------  --------     -------
Total capitalization......................... $  9,741  $ 19,741     $70,988
                                              ========  ========     =======

This table excludes the following shares:

  . 8,582,000 shares issuable upon exercise of outstanding options as of
    March 31, 1999, and
  . 866,903 shares of common stock issuable upon exercise of outstanding warrants.

See "Management--Employee Benefit Plans," "Description of Capital Stock" and Notes 4 and 7 of Notes to Supplementary Consolidated Financial Statements.

                                    DILUTION

  If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of common stock after this offering. The pro forma net tangible book value of our common stock as of March 31, 1999, after giving effect to the conversion of all outstanding shares of preferred stock, including the preferred stock issued in April 1999, was $11.8 million or approximately $0.33 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after the completion of this offering. After giving effect to the sale of the 5,000,000 shares of common stock offered by us hereby at an assumed public offering price of $13.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and the application of the estimated net proceeds from the offering, our pro forma as adjusted net tangible book value as of March 31, 1999 would have been $71.0 million, or approximately $1.76 per share. This represents an immediate increase in pro forma net tangible book value of $1.43 per share to existing stockholders and an immediate dilution of $11.24 per share to new investors of common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share....................      $13.00
  Pro forma net tangible book value per share as of March 31,
   1999............................................................ 0.33
  Increase in pro forma net tangible book value attributable to this offering................................................... 1.43
                                                                    ----
Pro forma net tangible book value per share after the offering.....        1.76
                                                                         ------
Dilution per share to new investors................................      $11.24
                                                                         ======

  The following table sets forth, as of March 31, 1999, the total number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of common stock and by the new investors in this offering, before deducting the underwriting discounts and commissions, and estimated offering expenses payable by us, at the assumed public offering price of $13.00 per share and includes the effects of the conversion of all outstanding shares of preferred stock, including the preferred stock issued in April 1999.

                           Shares Purchased     Total Consideration    Average
                         --------------------- ---------------------- Price Per
                           Number   Percentage   Amount    Percentage   Share
                         ---------- ---------- ----------- ---------- ---------
Existing stockholders... 35,241,173    87.6%   $32,947,000    33.6%    $ 0.15
New investors...........  5,000,000   12.4      65,000,000   66.4       13.00
                         ----------  -------   -----------  -------    ------
  Total................. 40,241,173   100.0%   $97,947,000   100.0%    $ 2.43
                         ==========  =======   ===========  =======    ======

  The sale of common stock by the selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to 34,241,173, or approximately 85.1% of the total shares of common stock outstanding after this offering, and will increase the number of shares of common stock held by new investors to 6,000,000, or 14.9% of the total number of shares of common stock outstanding immediately after this offering. See "Principal and Selling Stockholders."

  The foregoing discussion and table assume no exercise of any stock options or warrants outstanding as of March 31, 1999. As of March 31, 1999 there were options outstanding to purchase 8,582,000 shares of common stock at a weighted average exercise price of $3.54 per share and there were warrants outstanding to purchase 866,903 shares of common stock at a weighted average purchase price of $4.23 per share. To the extent any of these options or warrants are exercised, there will be further dilution to investors. See "Capitalization," "Management--Employee Benefit Plans," "Description of Capital Stock," and Notes 4 and 7 of Notes to Supplementary Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  In reading the selected consolidated financial data set forth on the opposite page, you should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Supplementary Consolidated Financial Statements and the Notes included elsewhere in this prospectus.

  The statement of operations data for the years ended December 31, 1996, 1997, and 1998 and the balance sheet data at December 31, 1997 and 1998 are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The selected financial data for the three months ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1999 are unaudited but have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The statement of operations data for the period from July 11, 1994 (inception) to December 31, 1994 and the year ended December 31, 1995 and the balance sheet data as of December 31, 1994 and 1995 are derived from unaudited consolidated financial statements not included in this prospectus.

  Our historical results are not necessarily indicative of the results we will achieve in any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      SELECTED CONSOLIDATED FINANCIAL DATA

                          July 11, 1994                                       Three Months
                          (Inception) to     Year Ended December 31,         Ended March 31,
                           December 31,  ----------------------------------  ----------------
                               1994       1995    1996      1997     1998     1998     1999
                          -------------- ------  -------  --------  -------  -------  -------
                                              (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenues:
  Software licenses.....      $  612     $3,185  $ 6,555  $  7,859  $17,462  $ 3,098  $ 5,058
  Services..............          36      1,542    1,327     2,807    8,157    1,800    3,013
                              ------     ------  -------  --------  -------  -------  -------
    Total revenues......         648      4,727    7,882    10,666   25,619    4,898    8,071
Cost of revenues:
  Software licenses.....           2         58      218       689    1,568      485      376
  Services..............          --         --      767     2,675    7,451    1,647    2,044
                              ------     ------  -------  --------  -------  -------  -------
    Total cost of
     revenues...........           2         58      985     3,364    9,019    2,132    2,420
                              ------     ------  -------  --------  -------  -------  -------
    Gross profit........         646      4,669    6,897     7,302   16,600    2,766    5,651
Operating expenses:
  Sales and marketing...          83        552    4,554     8,607   10,769    2,284    3,560
  Research and
   development..........         373      1,263    3,457     6,309    8,716    2,135    2,741
  General and
   administrative.......         239        811    2,136     3,093    4,036      960    1,178
  Legal matter..........          --         --       --     1,000     (400)      --       --
                              ------     ------  -------  --------  -------  -------  -------
    Total operating
     expenses...........         695      2,626   10,147    19,009   23,121    5,379    7,479
                              ------     ------  -------  --------  -------  -------  -------
Income (loss) from
 operations.............         (49)     2,043   (3,250)  (11,707)  (6,521)  (2,613)  (1,828)
Other income (expense):
  Interest income.......          --         --       87       298      293       79       60
  Interest expense......          --         --       --       (59)    (645)    (130)    (205)
  Other.................          (2)        (4)      --        --      (84)     (39)     (12)
                              ------     ------  -------  --------  -------  -------  -------
  Total other income
   (expense)............          (2)        (4)      87       239     (436)     (90)    (157)
                              ------     ------  -------  --------  -------  -------  -------
Income (loss) before
 income taxes...........         (51)     2,039   (3,163)  (11,468)  (6,957)  (2,703)  (1,985)
Provision for income
 taxes..................           7         69       --         1      446        1       68
                              ------     ------  -------  --------  -------  -------  -------
Net income (loss).......         (58)     1,970   (3,163)  (11,469)  (7,403)  (2,704)  (2,053)
Accretion on redeemable
 convertible preferred
 stock..................          --         --     (180)     (730)    (825)    (210)    (210)
                              ------     ------  -------  --------  -------  -------  -------
Net income (loss)
 applicable to common
 shareholders...........      $  (58)    $1,970  $(3,343) $(12,199) $(8,228) $(2,914) $(2,263)
                              ======     ======  =======  ========  =======  =======  =======
Basic and diluted net
 income (loss) per
 share..................      $ 0.00     $ 0.10  $ (0.13) $  (0.44) $ (0.29) $ (0.10) $ (0.08)
                              ======     ======  =======  ========  =======  =======  =======
Weighted average shares
 outstanding used in
 computing per share
 amounts................      15,106     20,080   25,419    27,814   28,228   28,055   28,749
                              ======     ======  =======  ========  =======  =======  =======
Basic and diluted net
 income (loss) per
 share--historical
 basis..................        0.00       0.10    (0.13)     (.46)    (.31)    (.11)    (.08)
                              ======     ======  =======  ========  =======  =======  =======
Weighted average shares
 outstanding used in
 computing historical
 per share amounts......      15,106     20,080   25,419    26,235   26,649   26,476   27,170
                              ======     ======  =======  ========  =======  =======  =======
Pro forma basic and
 diluted net loss per
 share..................                                            $ (0.23)          $ (0.06)
                                                                    =======           =======
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................                                             32,110            33,455
                                                                    =======           =======

                                         December 31,                March 31,
                              -------------------------------------  ---------
                              1994   1995   1996   1997      1998      1999
                              ----  ------ ------ -------  --------  ---------
                                             (in thousands)
Consolidated Balance Sheet
 Data:
Cash and cash equivalents.... $143  $2,182 $3,163 $ 6,083  $  5,447  $  5,366
Working capital
 (deficiency)................ (178)  2,271  4,446    (531)     (115)   (1,562)
Total assets.................  315   3,742  7,692  13,944    19,059    17,243
Long-term debt ..............  --      --     --      340       100        40
Redeemable convertible
 preferred stock.............  --      --   4,710  12,838    13,370    13,580
Total stockholders' equity
 (deficit)...................   (9)  2,551  1,975  (9,912)  (10,061)  (11,792)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This prospectus contains forward-looking statements the accuracy of which involves risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions to identify forward-looking statements. These forward-looking statements apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks we face described in "Risk Factors" and elsewhere in this prospectus.

Overview

  Software.com is a leading developer and provider of scalable, high performance messaging software applications for providers of Internet communications and services. We develop, market, sell, and support a variety of Internet standards-based messaging software to service providers worldwide, including traditional telecommunications carriers, Internet service providers and wholesalers, cable-based Internet access providers, competitive local exchange telephone carriers, and Internet destination sites or portals. We have developed three product packages: InterMail Post.Office, InterMail Kx, and InterMail Mx, based on our software platform. These products allow our customers to provide a variety of advanced messaging services to their Internet-based consumer and business users.

  We were incorporated in California in October 1994. Our operating activities during 1994 and the first half of 1995 related primarily to research and development of our messaging software platform. In November 1995, we licensed the source code of an early version of our single server messaging product, Post.Office, to Netscape for payments totaling $5.0 million. Of this amount, Netscape paid $3.5 million for software licenses and $1.5 million for training and testing services. Revenue from this agreement was recognized over a two year period as software was delivered and services were performed. This license to Netscape provided the funding for us to begin building our sales, development, and administration organizations.

  In May 1996, we merged with Accordance Corporation, a Massachusetts corporation incorporated in July 1994, with Software.com as the surviving company. Accordance had a multiple server messaging product called InterMail. During the second half of 1996, we focused on integrating our two product lines and building sales and marketing channels to target the service provider market. We also worked extensively with AT&T WorldNet(R) Service during 1996 as it rapidly grew its Internet services. In October 1996, we completed a financing with AT&T Ventures.

  In March 1997, we began building our professional services organization and offering systems architecture and deployment consulting services to our customers. The initial professional services group consisted of five consultants and grew to 14 by the end of 1997 and to 24 by the end of 1998 as the number of customers requesting our services increased. During 1997, we also continued to build our development and quality assurance teams using proceeds from the sale of preferred stock to Cisco Systems in February 1997. Cisco Systems increased its equity investment in August 1998, which we used to begin our overseas expansion in Europe and Asia, as well as to grow our global direct sales force and service organizations.

  In March 1999, we introduced InterMail Kx, a product designed for fast-growing, medium-sized service providers. In March 1999, we entered into a marketing relationship with Hewlett-Packard and, in connection with this agreement, Hewlett-Packard made an investment in Software.com. In April 1999, we completed the acquisition of Mobility.Net Corporation, a California company incorporated in July 1996. Mobility.Net has developed an integrated Web mail system using a Java-based technology platform that complements our product offerings. The acquisition was accounted for as a pooling-of-interests. Accordingly, the financial information presented in the Consolidated Financial Statements reflects the combined financial position and operations of Software.com and Mobility.Net for all dates and periods presented.

  We recognize revenue from sales of software upon delivery of a license key to the customer, provided that persuasive evidence of an arrangement exists, the license fee is fixed and determinable, and collection of the fee is considered probable. If the license agreement has a multi-year term, as is typical with an InterMail Mx contract, or the license fees are calculated based on variable measures, such as the number of mailboxes in use, we recognize revenue as the customer activates mailboxes on their system. When we enter into license agreements under which our revenues are based on a percentage of our customer's revenues, we recognize revenue as earned and reported by the customer. Revenues from sales to resellers are not recognized until the product is sold through to the end user and the license key is issued.

  Service revenue is composed of revenue from support and maintenance contracts as well as professional services and training. Revenues from support and maintenance contracts are recognized ratably over the term of the support and maintenance period. Substantially all of our InterMail Mx and InterMail Kx customers purchase support and maintenance, which is paid on a quarterly basis. Although the majority of our InterMail Post.Office customers initially purchase an annual support and maintenance contract, a relatively small percentage of these customers renew the contracts after the first year. Consulting services revenues are primarily related to deployment services performed on a time-and-materials basis under separate service arrangements. We recognize revenues from consulting and training services using the percentage of completion method. When software and services are billed prior to the time the related revenue is recognized, deferred revenue is recorded.

  In a typical customer relationship, we receive software license revenue, support and maintenance revenue, and, in some cases, also receive professional services revenue. We recognize these three types of revenue at different stages of our customer relationship. Substantially all of our professional services are performed prior to the activation of mailboxes by the customer. As a result, we generally recognize revenue from professional services in advance of revenue from software license fees. If a customer has a large number of existing users, we typically see a large revenue contribution at the time the customer transfers existing user mailboxes to our software platform. After this transfer, the software license revenue primarily reflects the growth in the number of mailboxes. Support and maintenance revenue begins after installation of our software and also primarily reflects the growth in the number of mailboxes.

  In 1996, 1997, and 1998, revenues attributable to customers outside of North America accounted for approximately 12%, 24%, and 37% of our total revenues. We are making significant expenditures on expansion in Europe and Asia, including the localization of our products for use in these regions, and we expect these expenditures to increase. If our revenues from international operations do not exceed the expense of establishing and maintaining these operations, our business, financial condition and operating results will suffer.

  We believe our success depends on our ability to execute on our global sales strategy and continue to develop carrier-class products and services which address the unique requirements of service providers. Accordingly, we intend to continue to invest heavily in sales, support, and research and development. Furthermore, we expect to continue to incur substantial operating losses for the next several quarters, and our expected increase in operating expenses will require further increases in revenues before we become profitable.

  In view of the rapidly changing nature of our business and our limited operating history, we believe that period-to-period comparisons of revenues and operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Additionally, despite our sequential quarterly revenue growth during 1998, we do not believe that historical growth rates are necessarily sustainable or indicative of future growth.

Results of Operations

  The following table sets forth our results of operations expressed as a percentage of revenues.

                                                                    Three
                                                                   Months
                                               Year Ended           Ended
                                              December 31,        March 31,
                                             ------------------   -----------
                                             1996   1997   1998   1998   1999
                                             ----   ----   ----   ----   ----
Consolidated Statement of Operations Data:
Revenues:
  Software licenses.........................   83 %   74 %   68 %   63 %   63 %
  Services..................................   17     26     32     37     37
                                             ----   ----   ----   ----   ----
    Total revenues..........................  100    100    100    100    100
Gross margins:
  Gross margin on software licenses.........   97     91     91     84     93
  Gross margin on services..................   42      5      9      9     32
                                             ----   ----   ----   ----   ----
    Gross profit............................   88     68     65     57     70
Operating expenses:
  Sales and marketing.......................   58     81     42     47     44
  Research and development..................   44     59     34     43     34
  General and administrative................   27     29     16     20     15
  Legal matter..............................   --      9     (2)    --     --
                                             ----   ----   ----   ----   ----
    Total operating expenses................  129    178     90    110     93
                                             ----   ----   ----   ----   ----
Loss from operations........................  (41)  (110)   (25)   (53)   (23)
Other income (expense):
  Interest income...........................    1      3      1      1      1
  Interest expense..........................   --     (1)    (3)    (3)    (3)
  Other.....................................   --     --     --     --     --
                                             ----   ----   ----   ----   ----
Total other income (expense)................    1      2     (2)    (2)    (2)
                                             ----   ----   ----   ----   ----
Loss before income taxes....................  (40)  (108)   (27)   (55)   (25)
Provision for income taxes..................   --     --      2     --      1
                                             ----   ----   ----   ----   ----
Net loss....................................  (40)% (108)%  (29)%  (55)%  (26)%
                                             ====   ====   ====   ====   ====

Comparison of Three Months Ended March 31, 1998 and 1999

  Software Licenses. Software license revenue increased $2.0 million, or 63%, from $3.1 million for the three months ended March 31, 1998 to $5.1 million in the same period in 1999. The increase in software license revenue was due primarily to greater revenue from sales of our InterMail Mx product offerings which grew 88% from the first quarter of 1998 to the first quarter of 1999. In March 1999, we recognized revenue from sales of the recently introduced InterMail Kx product offerings, which overlap to some extent with InterMail Post.Office. Both products are targeted at small and medium size service providers worldwide. Combined sales of InterMail Kx and Post.Office in the first quarter of 1999 were 90% higher than sales of Post.Office in the first quarter of 1998. During the first quarter of 1998, we received $290,000 of software license revenue from the resale of a third party database to one of our InterMail Mx customers. In the first quarter of 1999, we did not receive revenue from the resale of third-party software.

  Services. Services revenue is primarily derived from consulting services, maintenance and support contracts, and training. Services revenue increased $1.2 million, or 67%, from $1.8 million for the three months ended March 31, 1998 to $3.0 million in the same period in 1999. The increase in services revenue was due to a $624,000 increase in professional services revenue as our number of consulting projects increased, and a $660,000 increase in support and maintenance revenue as our customer base grew. As a percentage of total revenues, services revenue remained constant at 37% in the first quarter of 1998 and 1999.

  Cost of Software License Revenue. Cost of software license revenue consists primarily of the salaries and related costs for our documentation department, the production of documentation for our InterMail products, and the cost of third party products integrated into our products or resold by us. Cost of software license revenue decreased $109,000, or 22%, from $485,000 for the three months ended March 31, 1998 to $376,000 in the same period in 1999. The decrease was due to the fact that in the first quarter of 1998, we resold a third party database to one of our InterMail Mx customers, and the cost of that software was included in cost of software license revenue in that quarter. In the first quarter of 1999, we did not resell any third-party software, and did not have the associated costs.

  Cost of Services Revenue. Cost of services revenue includes salaries and related costs of our consulting services and customer support organizations, cost of third parties contracted to provide consulting services to our customers, and an allocation of our facilities and depreciation expenses. Cost of services increased $397,000, or 24%, from $1.6 million for the three months ending March 31, 1998 to $2.0 million in the same period in 1999. The increase in cost of services was primarily due to an increase in our consulting and support organizations from 26 employees at March 31, 1998 to 43 employees at March 31, 1999 to support our larger customer base. The improvement in gross margin from 9% to 32% on services revenue was substantially attributable to improved margins on consulting projects.

  Sales and Marketing. Sales and marketing expense consists primarily of salaries and benefits of our sales, marketing, product management and business development organizations, sales commissions, marketing programs, and an allocation of our facilities and depreciation expenses. Sales and marketing expense increased by $1.3 million, or 56%, from $2.3 million for the three months ended March 31, 1998 to $3.6 million in the same period in 1999. The increase in sales and marketing expense was due to growth in our global sales and product management organizations. The total number of employees in the sales and marketing organization increased from 40 at March 31, 1998 to 53 at March 31, 1999.

  Research and Development. Research and development expense consists primarily of salaries and benefits of our engineering and quality assurance organizations, and an allocation of our facilities and depreciation expenses. Research and development expense increased by $606,000, or 28%, from $2.1 million for the three months ended March 31, 1998 to $2.7 million in the same period in 1999. The increase in research and development expense was primarily due to an increase in our development organization from 58 employees at March 31, 1998 to 69 employees at March 31, 1999. As a percentage of total revenues, research and development expense decreased from 43% for the three months ended March 31, 1998 to 34% in the same period in 1999, primarily due to the benefit of spreading the cost of research and development over greater total revenues.

  General and Administrative. General and administrative expense consists primarily of salaries and benefits of our finance, human resources and legal services organizations, third party legal, accounting, and other professional services fees, and an allocation of our facilities and depreciation expenses. General and administrative expense increased by $218,000, or 23%, from $960,000 for the three months ended March 31, 1998 to $1.2 million in the same period in 1999. The increase in general and administrative expense was primarily due to increased fees for accounting and legal services and one-time relocation costs for a key executive hired in February 1999.

  Other (Income) Expense. Other (income) expense consists primarily of interest expense associated with our credit facility and interest income. Total other (income) expense increased $67,000, or 74%, from $90,000 for the three months ended March 31, 1998 to $157,000 in the same period in 1999. The increase was primarily related to an increase in interest expense associated with an increase in the amount borrowed under our credit facility.

  Provision for Income Taxes. For the three months ended March 31, 1999, we had a tax provision of $68,000 related to foreign withholding taxes.

  Historical Net Loss Per Share. Historical net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, without giving effect to the acquisition of Mobility.Net. Historical net loss per share decreased by $0.03, or 27%, from $(0.11) in the three months ended March 31, 1998 to $(0.08) in the same period in 1999. The decrease in historical net loss per share was primarily due to the operating factors discussed above.

Comparison of Years Ended December 31, 1997 and 1998

  Software Licenses. Software licenses revenue increased $9.6 million, or 122%, from $7.9 million in 1997 to $17.5 million in 1998. The increase in software license revenue was primarily due to an increase in the number of service providers worldwide using InterMail Mx for their consumer email offering. Software license revenue from InterMail Mx increased 291% from 1997 to 1998. In addition, software license revenue from InterMail Post.Office increased 36% from 1997 to 1998 as we continued to expand sales of InterMail Post.Office into the small to medium size service provider market. During 1998, we received $619,000 of software license revenue from the resale of a third party database to our InterMail Mx customers as compared to $94,000 during 1997.

  Services. Services revenue is primarily derived from consulting services, maintenance, and support contracts, and training. Services revenue increased $5.4 million, or 191%, from $2.8 million in 1997 to $8.2 million in 1998. As a percentage of total revenues, services revenue increased from 26% in 1997 to 32% in 1998. The increase in services revenue was due to a 303% increase in professional services revenue from 1997 to 1998 as the number of consulting projects increased, including a large InterMail Mx installation for which we recognized $2.4 million in services revenue.

In addition, support and maintenance revenue increased 116% from 1997 to 1998 as our customer base grew. The increase in services revenue as a percentage of total revenues was primarily due to the recognition of services revenue from this large InterMail Mx installation.

  Cost of Software License Revenue. Cost of software license revenue consists primarily of the salaries and related costs for our documentation department, the cost of third party products integrated into our products or resold by us and production of documentation for our InterMail products. Cost of software license revenue increased by $879,000, or 128%, from $689,000 in 1997 to $1.6 million in 1998. This increase was primarily due to a $433,000 increase resulting from the resale of third party software used in conjunction with our InterMail Mx product and, to a lesser extent, a $317,000 increase due to growth in the number of employees in our documentation department.

  Cost of Services Revenue. Cost of services revenue includes salaries and related costs of our consulting services and customer support organizations, cost of third parties contracted to provide consulting services to our customers, and an allocation of our facilities and depreciation expenses. Cost of services revenue increased by $4.8 million, or 179%, from $2.7 million in 1997 to $7.5 million in 1998. Cost of services during this period increased commensurate with the increase in the number of professional services deployments. We expect cost of services to increase in absolute dollars in future periods primarily due to anticipated growth in the professional services group.

  Sales and Marketing. Sales and marketing expense consists primarily of salaries and benefits of our sales, marketing, product management and business development organizations, sales commissions, marketing programs, and an allocation of our facilities and depreciation expenses. Sales and marketing expense increased by $2.2 million, or 25%, from $8.6 million in 1997 to $10.8 million in 1998. Substantially all of this increase was due to significant expansion in our global direct sales organization, primarily in North America. The total number of employees in the sales and marketing organization increased from 37 at the end of 1997 to 53 at the end of 1998. The decrease in sales and marketing expense as a percentage of total revenues from 81% in 1997 to 42% in 1998 was primarily due to the recognition of InterMail Mx software licenses revenue from contracts signed in 1997. We expect sales and marketing expenses to increase in absolute dollars in future periods, primarily due to the planned expansion of our international sales and marketing operations.

  Research and Development. Research and development expense consists primarily of salaries and benefits of our engineering and quality assurance organization, and an allocation of our facilities and depreciation expenses. Research and development expense increased by $2.4 million, or 38%, from $6.3 million in 1997 to $8.7 million in 1998. The increase in research and development expense was primarily due to costs associated with the development and testing of our new InterMail Kx product package, which was introduced in March 1999, and, to a lesser extent, the cost of porting our InterMail messaging technology to the Hewlett-Packard and IBM Unix platforms. The decrease in research and development as a percentage of total revenues from 59% in 1997 to 34% in 1998 was primarily due to an increase in software licenses revenue from products developed in previous periods. We believe that continued investment in research and development is critical to attaining our strategic objectives and, as a result, expect our research and development expenses to increase in absolute dollars in future periods.

  General and Administrative. General and administrative expense consists primarily of salaries and benefits of our finance, human resources and legal services organizations, third party legal, accounting, and other professional services fees, and an allocation of our facilities and depreciation expenses. General and administrative expense increased by $943,000, or 30%, from $3.1 million in

1997 to $4.0 million in 1998. The increase in general and administrative expense was due in significant part to a $431,000 increase in the provision for doubtful accounts. The decrease in general and administrative costs as a percentage of total revenues was primarily due to our increase in software license revenue. We expect general and administrative expenses to increase in absolute dollars in future periods as we continue to build our infrastructure and due to the costs of being a public company.

  Legal Matter. We accrued in 1997 for an asserted claim related to a minimum royalty obligation of $1 million purportedly owed by us under a licensing agreement with a third party technology partner. In February 1999, we and the third party entered into an agreement to settle all outstanding claims. Under the settlement agreement, we agreed to pay the third party a minimum of $400,000, with a contingent obligation to pay an additional $200,000 if we do not take certain actions prior to December 31, 1999.

  Other Income (Expense). Other income (expense) consists primarily of interest expense associated with our credit facility and interest income on short-term investments. Interest expense increased $586,000, or 993%, from $59,000 in 1997 to $645,000 in 1998. The increase in interest expense was primarily related to an increase in interest paid for our credit facility. The credit facility was opened in November 1997, resulting in only two months of interest expense for 1997.

  Provision for Income Taxes. For the year ended December 31, 1998, we had a tax provision of $446,000 related to foreign withholding taxes.

  As of December 31, 1998, we had federal and state net operating loss carryforwards of approximately $15.9 million and $5.8 million, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 2010 through 2018 for federal and 2001 to 2003 for state, if not utilized. On December 31, 1998, we also had federal and state research and development tax credit carryforwards of approximately $462,000 and $150,000, expiring in 2011 to 2013. We also have a foreign tax credit of approximately $382,000, which will expire in 2003. As a result of changes in our equity ownership resulting from our convertible preferred stock financings and this offering, utilization of the net operating losses and tax credits may be subject to substantial annual limitations. This is due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and tax credits before utilization. See Note 5 of Notes to Supplementary Consolidated Financial Statements.

  Stock-based Compensation. We recorded deferred compensation of approximately $1.5 million in 1998, representing the difference between the exercise prices of options granted to employees during 1998 and the deemed fair value for accounting purposes of our common stock on the grant dates. We amortized deferred compensation expense of $48,000 during 1998. This compensation expense relates to options awarded to individuals in all operating expense categories. Total deferred compensation at December 31, 1998 of $1.45 million is being amortized over the vesting periods of the options. The amortization of deferred compensation recorded will approximate $416,000, $409,000, $331,000, and $290,000 for the years 1999, 2000, 2001, and 2002.

  Historical Net Loss Per Share. Historical net loss per share decreased $0.15, or 33%, from $(0.46) in the year ended December 31, 1997 to $(0.31) in the same period in 1998. The decrease in historical net loss per share was primarily due to the operating factors discussed above.

Comparison of Years Ended December 31, 1996 and 1997

  Software Licenses. Software license revenue increased by $1.3 million, or 20%, from $6.6 million in 1996 to $7.9 million in 1997. The license of InterMail Post.Office source code to Netscape accounted for $1.4 million of the total $6.6 million of software license revenue in 1996. The increase in software license revenue from 1996 to 1997 was primarily due to an increase in sales of InterMail Post.Office into the market for smaller service providers. Software license revenue from InterMail Post.Office increased 28% from 1996 to 1997.

  Services. Services revenue increased by $1.5 million, or 112%, from $1.3 million in 1996 to $2.8 million in 1997. The Netscape agreement accounted for $500,000 of the $1.5 million in services revenue in 1996. As a percentage of total revenues, services revenue increased from 17% in 1996 to 26% in 1997. The increase in services revenue was primarily due to a 170% increase in revenue from consulting services provided by our professional services organization formed in 1997, and, to a lesser extent, a 76% increase in support and maintenance revenue.

  Cost of Software Licenses. Cost of software license increased by $471,000, or 216%, from $218,000 in 1996 to $689,000 in 1997. The increase from 1996 to 1997 was primarily due to an increase in the number of employees in our documentation organization supporting our expanded product line.

  Cost of Services. Cost of services increased by $1.9 million, or 249%, from $767,000 in 1996 to $2.7 million in 1997. The increase in cost of services was primarily due to an expansion of the consulting services provided by our professional services organization. The decrease in gross margins from 42% to 5% was primarily due to the initial growth and expense associated with the formation of our professional services organization.

  Sales and Marketing. Sales and marketing expense increased by $4.0 million, or 89%, from $4.6 million in 1996 to $8.6 million in 1997. Sales and marketing as a percentage of total revenues increased from 58% in 1996 to 81% in 1997. The increase in sales and marketing expense in absolute dollars and as a percentage of total revenues was primarily due to an increase in spending on marketing events, and, to a lesser extent, growth in the sales and product management organizations.

  Research and Development. Research and development expense increased by $2.9 million or 82% from $3.5 million in 1996 to $6.3 million in 1997. Research and development as a percentage of total revenues increased from 44% in 1996 to 59% in 1998. The increase in absolute dollars and as a percentage of total revenues was primarily due to expansion of the research and development organization to further focus on the products and platform requirements of the service provider market.

  General and Administrative. General and administrative expense increased by $1.0 million, or 45%, from $2.1 million in 1996 to $3.1 million in 1997. The increase in general and administrative expense was primarily due to growth in the executive, finance, and human resources organizations.

  Legal Matter. In 1997, we expensed $1.0 million for royalties claimed by a third party in this matter. The parties entered into a settlement agreement in February 1999 with respect to this claim.

  Other Income (Expense). Interest income increased by $211,000, or 243%, from $87,000 in 1996 to $298,000 in 1997. The increase in interest income was primarily due to an increase in interest derived from investment of the proceeds of two equity financings in October 1996 and February 1997.

  Provision for Income Taxes. No provision for federal or state income taxes was recorded because we experienced cumulative net losses from inception through 1997.

  Historical Net Loss Per Share. Historical net loss per share increased $0.33, or 254%, from $(0.13) in the year ended December 31, 1996 to $(0.46) in the same period in 1997. The increase in historical net loss per share was primarily due to the operating factors discussed above.

Quarterly Results of Operations

  The following table presents our unaudited quarterly results of operations for the five quarters ended March 31, 1999. You should read the following table in conjunction with our Supplementary Consolidated Financial Statements and the Notes included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited Supplementary Consolidated Financial Statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                           Three Months Ended
                         --------------------------------------------------------
                         March 31, June 30,  September 30, December 31, March 31,
                           1998      1998        1998          1998       1999
                         --------- --------  ------------- ------------ ---------
                                             (in thousands)
Consolidated Statements
 of Operations Data:
Revenues:
  Software licenses.....  $ 3,098  $ 4,325      $ 4,557      $ 5,482     $ 5,058
  Services..............    1,800    1,815        2,320        2,222       3,013
                          -------  -------      -------      -------     -------
    Total revenues......    4,898    6,140        6,877        7,704       8,071
Cost of revenues:
  Software licenses.....      485      273          294          516         376
  Services..............    1,647    1,586        2,004        2,214       2,044
                          -------  -------      -------      -------     -------
    Total cost of
     revenues...........    2,132    1,859        2,298        2,730       2,420
                          -------  -------      -------      -------     -------
Gross profit............    2,766    4,281        4,579        4,974       5,651
Operating expenses:
  Sales and marketing...    2,284    2,345        2,779        3,361       3,560
  Research and
   development..........    2,135    2,072        2,189        2,320       2,741
  General and
   administrative.......      960      973          938        1,165       1,178
  Legal matter..........       --       --           --         (400)         --
                          -------  -------      -------      -------     -------
    Total operating
     expenses...........    5,379    5,390        5,906        6,446       7,479
                          -------  -------      -------      -------     -------
Loss from operations....   (2,613)  (1,109)      (1,327)      (1,472)     (1,828)
Other income (expense):
  Interest income
   (expense) net........      (51)     (90)        (141)        (119)       (145)
  Other.................      (39)      30           (9)         (17)        (12)
                          -------  -------      -------      -------     -------
    Total other income
     (expense)..........      (90)     (60)        (150)        (136)       (157)
                          -------  -------      -------      -------     -------
Loss before income
 taxes..................   (2,703)  (1,169)      (1,477)      (1,608)     (1,985)
Provision for income
 tax....................        1       --           --          445          68
                          -------  -------      -------      -------     -------
Net loss................  $(2,704) $(1,169)     $(1,477)     $(2,053)    $(2,053)
                          =======  =======      =======      =======     =======

  Total revenues increased in each of the five quarters ended March 31, 1999 as the number of customers using our products and services increased. Commensurate with total revenue growth, total cost of revenues and total operating expenses have generally increased from quarter to quarter. Software license revenue declined slightly from the fourth quarter of 1998 to the first quarter of 1999, as a result of three primary factors. First, several large InterMail Mx deployments during the fourth quarter of 1998 were completed before year-end, which otherwise would have carried over into the new year. Second, the release of InterMail Mx on the HP-UX platform was not available until March 1999, impacting the completion of InterMail Mx deployments for customers on that platform. Third, the release of InterMail Kx in March 1999, and the resulting product transition issues associated with introducing a new product, had an impact on sales during the first quarter of 1999 to customers who did not have enough time to make a decision whether to purchase the new product before the end of the quarter. The decrease in services revenue from the quarter ended September 30, 1998 to the quarter ended December 31, 1998 was due to a decrease in the number of professional services projects in the fourth quarter.

  The increase in cost of software licenses in the quarter ended March 31, 1998 and in the quarter ended December 31, 1998 was primarily due to the cost of reselling third party software to our customers. The increase in cost of services revenue in the quarter ended December 31, 1998 was due to the recorded costs associated with a large professional services project which were deferred from previous quarters.

  Our operating results may fluctuate substantially in the future as a result of a variety of factors, many of which are outside our control. These factors include:

    . the volume and timing of mailbox activation by our InterMail Mx service provider customers;

    . the length of our sales and product deployment cycles for our InterMail products;

    . our ability to attract and retain customers in new markets, including
      Europe and Asia;

    . our continuing dependence on the InterMail line of products and related services for all of our revenues;

    . our dependence on a small number of large customers;

    . our dependence on continued growth of the service provider market;

    . any delays in our introduction of new products or enhancements;

    . the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

    . the announcement or introduction of new or enhanced products or services by our competitors;

    . adverse customer reaction to technical difficulties or "bugs" in our software;

    . the growth rate and performance of the Internet in general and of Internet messaging in particular;

    . the volume of sales by our distribution partners and resellers;

    . any slowdown in software and systems spending or in general business expansion by service providers in the latter part of 1999 and the beginning of 2000 in connection with Year 2000 issues; and

    . our pricing policies and those of our competitors.

  Due to the foregoing factors, our quarterly operating results have fluctuated significantly and we expect that future operating results will be subject to similar fluctuations. Our revenue from large-scale installations of our software depends heavily on the customers' timing of deployment of our software, the migration of their installed base of users to our software platform, and the rate of growth of their customer base. Accordingly, a delay in a deployment past the end of a particular quarter could negatively impact our results of operations for that quarter. It is possible that in future quarters our operating results could fall below the expectations of public market analysts or investors. In this event, the price of our common stock may fall.

Liquidity and Capital Resources

  We have funded our operations primarily through the private placement of equity securities, which have raised net proceeds of approximately $30.0 million to date, and through a bank line of credit. At March 31, 1999, our principal sources of liquidity included approximately $5.4 million of cash and cash equivalents, and a bank credit facility. This credit facility provides for a total line of credit not to exceed the lesser of $15.0 million (of which we may draw down up to $2.5 million as an equipment acquisition loan), or an amount based on certain receivables collection criteria. As of March 31, 1999, we had borrowed $7.9 million and an additional $8.3 million was available under this credit facility. Borrowings under this line of credit bear interest at prime rate plus 1.5% and borrowings under the equipment acquisition loan bear interest at prime rate plus 1.75% and all borrowings are secured by substantially all of our assets. The credit facility includes financial and reporting covenants and expires on August 31, 2000. We intend to repay this credit facility using a portion of the net proceeds from this offering.

  Net cash used in operations for the year ended December 31, 1998 and the three months ended March 31, 1999 was $10.1 million and $883,000. Cash used in operating activities for the year ended December 31, 1998 was primarily due to our net loss of $7.4 million and an increase in accounts receivable of $7.1 million, partially offset by increases in depreciation and amortization and accrued payroll and related liabilities of $1.7 million and $759,000. Cash used in operating activities for the three months ended March 31, 1999 was primarily due to our net loss of $2.1 million, partially offset by decreases in accounts receivable and increases in accounts payable of $926,000 and $581,000.

  Net cash used in investing activities decreased by $2.7 million from $3.6 million for the year ended December 31, 1997 to $912,000 in the same period in 1998. The decrease from 1997 to 1998 was primarily due to a $1.2 million decrease in capital expenditures, from $2.6 million in 1997 to $1.4 million in 1998. The expenditures in 1997 were primarily attributable to leasehold improvements and furniture for one of our Santa Barbara, California facilities and our Lexington, Massachusetts facility. Cash provided by investing activities for the three months ended March 31, 1999 was primarily related to $496,000 in maturities of short-term investments offset by $307,000 in acquisitions of property and equipment.

  Net cash provided by financing activities decreased $2.3 million from $12.7 million for the year ended December 31, 1997 to $10.4 million in 1998. Net cash from financing activities for the years ended December 31, 1997 and 1998 resulted primarily from proceeds from the sale of preferred stock of $7.4 million and $6.8 million, and borrowings under the credit facility of $4.4 million and $3.0 million. Cash provided by financing activities for the three months ended March 31, 1999 was primarily related to the exercise of stock options and proceeds from our note payable to a bank in the amounts of $416,000 and $279,000. In April 1999, we issued preferred stock to Hewlett-Packard for aggregate proceeds of approximately $10.0 million.

  We currently anticipate that the net proceeds from the issuance of Series D Preferred Stock on April 5, 1999, and the net proceeds from this offering, together with our current cash, cash equivalents, short-term investments and credit facility, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds in future periods through public or private financings, or other arrangements. Any additional financings, if needed, might not be available on reasonable terms or at all. Failure to raise capital when needed could harm our business, financial condition and results of operations. If additional funds are raised through the issuance of equity securities, additional dilution could result. In addition, any equity securities issued might have rights, preferences or privileges senior to our common stock.

Year 2000 Readiness Disclosure

 Background

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with these Year 2000 requirements. The use of software and computer systems that are not Year 2000 ready could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

 State of Readiness

  We have instituted a Year 2000 Program Plan to address Year 2000 consequences that may materially affect us. Our Program Plan consists of six, sometimes concurrent, phases: (1) inventory, (2) prioritization, (3) assessment, (4) contingency planning, (5) remediation, and (6) monitoring and status reporting.

  We began taking preliminary inventory prioritization, and assessment steps in the first quarter of 1998. To date, we have substantially completed our inventory, prioritization and assessment phases. We have identified and inventoried core business functions and their components, including our own products and integrated third-party software, hardware, software, embedded systems, critical business partnerships and external infrastructure services. We defined and assigned preliminary criticality ratings to each of the inventoried components and we currently are in the process of validating and refining our inventory and prioritization processes. We expect to complete these phases by the end of the second quarter of 1999, although no assurances can be made that the inventory or prioritization process will not be redefined at a later date as we continue to monitor and refine our plans and goals.

  Assessment of the various inventoried items has included documentation and review of the Year 2000 compliance status of third-party vendors and suppliers of our hardware, software and embedded systems, business partners, and external infrastructure services. We have received assurances from most of our key hardware and software suppliers and partners that their products and services are Year 2000 compliant or that they are also progressing through Year 2000 compliance programs of their own. We will either test products and services that are not yet compliant or work with the suppliers to gain assurances that we can rely upon their products and services. For the components of our operations that are deemed most critical, we are validating these assessments and accordingly may reevaluate our scheduling and resource allocations as needed.

  Currently, our own quality assurance personnel are testing our products that are used by a substantial majority of our customers. Additionally, we have enlisted outside consultants to review and advise upon our testing methods, but we have not secured outside, independent testing services. Our products interoperate with and depend upon other software, hardware and firmware for data, including date-related data. Based on our testing to date, we believe that our products, when interoperating with Year 2000 compliant software, hardware and firmware, are able to manage and manipulate date-related data in a Year 2000 compliant manner.

  We are a comparatively new enterprise, and, accordingly, the majority of the software and hardware we use to manage our business was purchased or developed by us within the last 24 months. While this fact pattern does not uniformly protect us against Year 2000 exposure, we believe we gain some mitigation from the fact that the information technology we use to manage our business is not based upon legacy hardware and software systems. Legacy systems are hardware and software systems that were developed in previous decades when there was less awareness of Year 2000 issues. Generally, hardware and software design within the current decade and the past several years in particular has given greater consideration to Year 2000 issues. However, we have determined that our financial reporting system requires an update to be Year 2000 compliant and we intend to make the system compliant through an upgrade to be completed by the end of the third quarter of 1999. Until completion of the assessment phase, we will not be able to completely evaluate whether contingency plans are warranted or what other components of our systems need to be remediated through replacement or revision. We expect to complete assessment and any necessary remediation by the third quarter of 1999.

  We have also applied program management practices by monitoring and status reporting on the progress of our Year 2000 Program. There is a program manager assigned to monitor and remind various staff of deadlines and status report due dates, as well as to keep all staff synchronized. Monitoring and status reporting is an ongoing phase throughout the life of the program.

 Costs

  To date, we have not incurred significant incremental costs in order to comply with Year 2000 requirements for our products or internal systems. We have incurred costs of approximately $30,000 for Year 2000 consulting provided by an independent third party. We do not believe that we will incur significant incremental costs in the foreseeable future except for costs associated with the remediation and independent testing of various components of our systems, which we do not currently believe will exceed an additional $70,000. However, we cannot be sure that Year 2000 issues will not be discovered in our products or internal software systems and, if any issues are discovered, we cannot be sure that the costs of making such products and systems Year 2000 ready will not harm our business, operating results, and financial condition.

 Risks

  Our customers and we rely heavily upon information technology systems and the Internet to conduct our businesses and internal operations. Our customers' success in maintaining Year 2000 compliance is significant to our ability to generate revenues and execute our business plan. We cannot be sure that any other software application, database software or computer hardware of our customers which interfaces with our products (and which may be necessary in order to use our products) is Year 2000 ready. We also cannot be sure that implementations of our products on our customers' systems are, or will be, Year 2000 ready. Interruptions in our customers' services and on-line activities caused by Year 2000 problems could harm our revenues to the extent that any interruptions limit or delay our customers' ability to provide messaging services to end users. Year 2000 complications may disrupt the operations, viability, or commercial acceptance of the Internet generally, which also could harm our business, operating results and financial condition. A significant percentage of our customers are located overseas and we believe that the level of Year 2000 readiness may be lower in these areas. Accordingly, our overseas customers may have greater risks of Year 2000 problems.

  If we, our customers, our providers of hardware and software, or external infrastructure providers fail to remedy any Year 2000 issues, our business and internal operations could be interrupted and our reputation, business, operating results, and financial condition could suffer. We would consider an interruption of our business and internal operations to be the most reasonably likely unfavorable result of any failure by us, or failure by the third parties upon which we rely, to achieve Year 2000 compliance.

  Some commentators have predicted significant litigation regarding Year 2000 compliance issues, and we are aware of lawsuits regarding Year 2000 compliance issues against other software vendors. Because we are in the business of selling software products, our risk of being subjected to lawsuits relating to Year 2000 issues with our software products is likely to be greater than that of companies in other industries. Because computer systems may involve hardware, firmware and software components from different manufacturers, it may be difficult to determine which component in a computer system may cause a Year 2000 issue. As a result, we may be subjected to Year 2000 related lawsuits independent of whether our products and services are Year 2000 ready. Any Year 2000 related lawsuits, whether or not determined in our favor or settled by us, may be costly and may divert the efforts and attention of our management from normal business operations. The impact of any Year 2000 related lawsuits cannot be determined at this time.

 Contingency Plans

  Presently, we believe we are unable to reasonably estimate the duration and extent of any disruptions that may be due to Year 2000 issues, or quantify the effect that it may have on our future revenues. We have yet to develop a comprehensive contingency plan to address the issues that could result from any disruption due to Year 2000 issues. We are prepared to develop a comprehensive contingency plan if our ongoing assessment leads us to conclude we have significant exposure based upon the likelihood of a disruption due to Year 2000 issues. Responses received from all third-party vendors and service providers will be taken into account in determining the need for and nature and extent of any contingency plans. We intend to develop any required contingency plan by the end of the third quarter of 1999.

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Software for Internal Use" (SOP 98-1), which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 is not expected to have a material impact on our financial condition or results of operations. To date, we have not incurred significant costs developing internal-use software which would be capitalizable.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). We are required to adopt FAS 133 for the fiscal year ending December 31, 2000. FAS 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, we have not entered into any derivative financial instruments or hedging activities.

  In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 (SOP 97-2), which was amended by SOP 98-4 and SOP 98-9, "Software Revenue Recognition." These statements provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. This guidance is effective for our transactions entered into subsequent to January 1, 1998. The application of certain provisions were deferred until fiscal years beginning on or after March 15, 1999. Final adoption of these provisions is not expected to have a material impact on our financial condition or results of operation.

Qualitative and Quantitative Disclosures About Market Risk

  We develop products in the United States and sell in North America, Asia and Europe. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all sales are currently made in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Our interest expense is sensitive to changes in the prime rate. Due to the nature of our short-term investments and debt, we have concluded that there is no material market risk exposure. Therefore, no quantitative tabular disclosures are required.

                                    BUSINESS

Company Overview

  Software.com is a leading provider of email and other Internet messaging applications for providers of Internet communications and services. These high performance applications are built to run on our Internet standards-based messaging platform that can increase capacity, or scale, to support millions of consumer and business users. Using our software, our service provider customers are able to deliver a variety of messaging services, including Web browser-based email, desktop client-based email, outsourced or "managed" business messaging, and Internet-based integrated faxmail and voicemail. In order to deliver complete messaging solutions, we also offer our customers a broad range of consulting and customer support services that complement our product offerings.

Industry Background

  People and businesses are increasingly relying on the Internet to access and share information. International Data Corporation, or "IDC," estimates that there were approximately 159 million users of the Internet at the end of 1998 and that the number of users will grow to approximately 410 million by the end of 2002. A rapidly growing number of businesses utilize the Internet to market and sell their products and streamline business operations. The Internet's explosive growth creates tremendous market opportunities for the companies that connect people and businesses to the Internet, provide applications for these users or distribute content over the Internet. These companies, which we refer to as service providers, include traditional telecommunications carriers, Internet service providers and wholesalers, cable-based Internet access providers, competitive local exchange carriers, and Internet destination sites or portals. Many of these service providers have experienced rapid growth as businesses and consumers increasingly rely on the Internet as a communications and transactional medium.

 Competition in the Service Provider Market

  The rapid increase in demand for Internet access has led to intense competition among service providers to attract and retain subscribers. Service providers developing large, capital-intensive communications networks require large subscriber bases in order to leverage their network investments. Other service providers, such as Internet portals are seeking to attract as many users as possible in order to establish mass Internet communities for the purpose of disseminating services and third party advertisements. In addition, many consumers and businesses are beginning to utilize the Internet, as opposed to traditional voice networks, for voice and fax transmissions, leading to further growth in Internet traffic, and increased competition for users among service providers.

  As a result of these trends, service providers are becoming increasingly focused on providing applications and services that help attract and retain customers. Internet electronic mail, or Internet email, has proven to be one of the most popular applications on the Internet and a compelling application for attracting subscribers. IDC estimates that the number of consumer mailboxes hosted by service providers in the United States will grow from 18 million in 1996 to 109 million in 2002. Internet email is also a key application for retaining subscribers, because once a user gives out his or her unique Internet email address to friends and colleagues, changing to a new service provider means switching addresses and accounts and reconnecting with these people.

  The growth in the use of Internet email has also attracted businesses, as email becomes a routine method of communicating between employees and with customers, vendors, and partners. IDC estimates that the number of business email users will grow from 142 million in 1998 to 281 million worldwide in 2002. Historically, businesses have deployed on-premise software applications for their email systems, meaning that the businesses have bought both the email software and hardware necessary to support their email system, and have operated the system themselves. As a cost-effective alternative to deploying and running an on-premise solution, many businesses are increasingly evaluating outsourced, or "managed," messaging in which a service provider operates the email system for a business. As service providers seek to differentiate offerings to attract more business users, service providers are expanding basic email service to create new and innovative Internet messaging services, including "fail-safe" email and new types of integrated messaging services such as faxmail and voicemail. Once a business selects an email provider, the costs of switching are high due to the difficulty of moving the data stored on the service provider's system.

 Challenges Facing Today's Service Providers

  To take advantage of opportunities in both consumer and business messaging, service providers must deploy messaging services capable of meeting the evolving needs of these groups with assurances that users can always reach their mailboxes and that their messages will not be lost. Service outages or the loss of messages can lead to adverse publicity for service providers, and can result in the loss of substantial numbers of subscribers. In order to leverage infrastructure investments, service providers must provide systems that can grow to accommodate hundreds of thousands, or even millions, of users and the rapidly increasing number of messages being sent by their larger user bases. IDC estimates that the number of email messages sent in the United States has grown from an average of 683 million per day in 1996 to 2.1 billion per day in 1998, and projects that the number will grow to 7.9 billion per day in 2002.

  Most service providers, however, have neither the products and services in place nor the existing internal technical capabilities to address this enormous growth. To date, most service providers have built their own basic email services by making proprietary modifications to a free, public domain email program called Sendmail. There are limitations, however, to Sendmail's ultimate capabilities. Sendmail was originally designed to provide email for small networks and does not readily scale to the levels needed by a service provider seeking to leverage costs across a broad user base. Further, Sendmail provides only basic email functions and lacks the essential attributes needed for highly reliable and available operations, and the feature sets required to provide business messaging, faxmail, and voicemail applications.

  As an alternative to Sendmail, some service providers have deployed messaging products designed for the individual business, or enterprise, such as Microsoft Exchange or Lotus Notes. Enterprise products, while providing rich feature sets, are costly and face scaling limitations similar to those of Sendmail, typically supporting a maximum of 2,000 users on a single server. Another alternative for a service provider is to contract with an email service wholesaler to run its email service, while the service provider resells email to its individual and business customers. While this approach helps to address the service providers' lack of internal technical capabilities in the short term, it represents a loss in control for the service provider over the quality of the service. This approach also distances the service provider from the user base it is trying to retain, as the service provider is forced to rely on the wholesaler for access to and key information about its subscribers. The issues of scalability, reliability, availability, and lack of a core competency in offering basic email service are only exacerbated when a service provider looks to provide enhanced services, such as managed messaging, or more advanced features, such as faxmail and voicemail integration and sophisticated Web-based interfaces.

The Software.com Solution

  Software.com is a leading developer and provider of scalable, high-performance Internet messaging applications. Our service provider customers deploy these applications to deliver advanced messaging services to their consumer and business subscribers. Our products have been proven to deliver messaging services in some of the most demanding service provider environments, including those of @Home Network, AT&T WorldNet(R) Service, Excite Inc., GTE Internetworking Services, and Telecom Italia Net. As of March 31, 1999, we had licensed over 37 million mailboxes and we estimate that over 28 million of these mailboxes had been activated. We combine our software products and services to create an advanced messaging solution that provides the following benefits to service providers:

 High Scalability

  Our products are designed to easily scale and enable a service provider to offer an increasing array of messaging services to a rapidly-growing number of subscribers. Our entry-level products support up to several hundred thousand mailboxes, and we currently support more than 10 million mailboxes on our InterMail Mx product. We believe by spreading its operating costs across a growing user base, a service provider not only expands its audience and thus its revenue opportunities, but also realizes economies of scale. Regardless of the size of the subscriber base, we allow service providers to easily manage their user bases and messaging services. Our unique architecture enables us to build messaging applications based on flexible and interchangeable components. As a service provider grows in terms of number of users, type of users and volume of messaging traffic, our InterMail Kx and InterMail Mx architecture enables the service provider to add or upgrade individual components as necessary without changing the other components or adversely impacting the availability of the services.

 High System Availability and Reliability

  We design our products to be highly available, meaning that a user can always access the messaging service, as well as highly reliable, meaning that the user will not lose messages that are sent or received. As people and businesses become more demanding with respect to Internet messaging, service providers must continually meet increasing standards of availability and reliability. Our component-based architecture is fault-tolerant, meaning that a service provider can institute multiple, independent back-up procedures to protect against the failure of individual system components. We believe that by using our products to offer highly available and reliable messaging services, service providers increase customer satisfaction and reduce subscriber turnover.

 Single Platform with Multiple Messaging Applications

  Our technology enables service providers to create, manage, and host multiple offerings on the same messaging platform. A service provider can therefore easily tailor feature sets to meet the different and evolving needs of individual segments of its subscriber base. For instance, our messaging platform allows a service provider to simultaneously host mass-market consumer messaging services, its own branded premium consumer messaging services, and managed messaging services for businesses. This same platform is both open and extensible, meaning that we, as well as customers, partners, integrators, and others, can provide additional messaging applications based on our core technology. In addition, the technology that we recently acquired from Mobility.Net is designed to permit multiple Web-based applications as extensions of our messaging platform. We intend to make these and other new services available to service providers as they become available.

 Fully-Integrated Service Offerings

  In addition to software products, we offer business planning, system design, capacity planning, on-site operations training, and integrated support services to help service providers rapidly pilot, launch and scale innovative new service offerings. Our professional services personnel have designed, deployed, and maintained messaging applications at some of the largest service provider sites in the world, bringing substantial experience in real-world implementations to each customer. By leveraging our experience, we believe that customers gain significant time-to-market advantages, improve operational excellence, and, ultimately, increase customer retention. After completion of a consulting engagement, our professional services staff passes essential, site-specific knowledge to our support staff to facilitate a smooth transition from deployment to ongoing customer care. We support our customers' sites on a 24 hour basis and have developed sophisticated tracking and response systems to provide customers with the highest quality support.

Software.com Strategy

  Our goal is to be the leading provider of Internet software applications designed for service providers. Key elements of our strategy include:

    Focus Exclusively on Service Providers. We have organized our products and our company to exclusively target the service provider market. We believe that our exclusive focus on service providers enables us to better identify and offer the feature sets and attributes that are required for our products to be successful in the service provider marketplace. In particular, to address the rapid growth of a service provider's user base and the importance of messaging in attracting and retaining subscribers, we have designed our products to scale to support millions of users while meeting increasing standards of message availability and reliability. In contrast, we believe that many of our competitors attempt to address the service provider market by modifying products originally developed for use in on-premise corporate networks. We have created a structured development process, including an innovative, proprietary automated system for testing applications under the loads experienced by large service providers, as well as a rigorous quality assurance process. These processes enable us to build, test and release our products with a high degree of initial reliability. In addition, we have organized all functions within the company to best serve the service provider market. For example, our worldwide sales, support and professional service organizations are specifically designed to address the 24 hour operations and response times required in the service provider marketplace.

    Extend Our Position as a Leading Provider of Internet Messaging Solutions for Service Providers. We are a leading provider of Internet email solutions for service providers with over 37 million mailboxes licensed as of March 31, 1999, and we estimate that over 28 million of these mailboxes had been activated as of that date. We offer the first Internet email application specifically designed to capitalize on the growing trend for service providers to offer managed messaging services to small, medium and large businesses and other organizations. In addition, we have begun our first large scale deployment of an integrated voicemail and faxmail solution with an existing InterMail customer, marking our entry into the emerging market for Internet standards-based unified messaging.

    Leverage Our Core Platform to Build Additional Service Provider Applications. We have expended considerable time and financial resources to create a scalable high performance platform for building messaging and other data-intensive Internet applications. We believe that the core elements of this platform will allow us to offer multiple applications which leverage the base platform. We further believe that our unique architecture, development processes, and testing methods enable us to more easily integrate new and innovative service provider applications with our base platform. For example, we intend to integrate Mobility.Net's Web-based technology to enhance the performance of our existing Web interface as well as to ultimately extend our platform through additional Web-based applications. We may add additional applications as extensions to the platform through internal development, partnering arrangements or the acquisition of third party technologies.

    Target Large and Well-Known Accounts. Within the service provider marketplace, we focus our sales efforts on the world's largest service providers. Included in this group are service providers that have large existing user bases or whose brand name or Internet presence places them in a position to attract users rapidly. We believe that this strategy allows us to capture the broadest possible user base while targeting a limited number of accounts. We also believe that winning the large, well-known accounts helps our sales to smaller and medium sized providers by enhancing our reputation as a leading provider of Internet messaging products in the service provider market. We expect that the service provider industry will continue to consolidate and that the largest members of this group will eventually acquire and assimilate the smaller providers. We believe that the scalability of our products allows these service providers to expand their user base through acquisition with minimum disruption to operations and limited incremental costs. We intend to expand the geographical coverage of our direct sales force to focus on the largest service providers around the world.

    Leverage the Expertise of our Professional Services Organization. Our professional services group has completed over 60 projects for some of the largest service providers worldwide. These projects generally involve architecting and deploying messaging solutions for these large service providers. We will continue to use this experience to help customers design, build, and deploy systems based on our products. In addition, this "full service" approach allows us to understand our customers' sites so we can better design, test, market, and deploy new products. By rotating employees between our professional services and product development groups, we utilize the information gained about our customers to drive product development strategy.

Products and Services

  We offer a full range of Internet messaging server applications and services that enable service providers to support both consumer and business subscribers. We have developed a scalable, extensible technology platform that provides the foundation for our Internet messaging services. This platform is the core technology that underlies our three product packages: InterMail Post.Office, InterMail Kx, and InterMail Mx. These product packages enable service providers to support a user base ranging from hundreds to millions of subscribers. The following table sets forth the target customer and architecture for these product packages:

                          InterMail
                         Post.Office           InterMail Kx           InterMail Mx
                         -----------           ------------           ------------
Target Customer      100 to 25,000 users  25,000 to 250,000      250,000 users and above
                                           users

Architecture         Single server        Multiple servers,      Multiple servers,
                                          distributed and        distributed and modular
                                          modular

Operating System     NT, UNIX             UNIX                   UNIX

Object Store         Single multimedia    Single, highly-        Multiple, highly-
 Technology          object store         parallel multimedia    parallel multimedia
                                          object store           object stores

 InterMail Post.Office

  Designed to meet the messaging needs of small to medium size service providers, InterMail Post.Office is typically chosen by service providers with 100 to 25,000 users, although it can scale to support up to 250,000 subscribers on a single UNIX server. Email system administrators, or postmasters, can use InterMail Post.Office to easily administer their entire email systems, while allowing end users to manage their individual email accounts. InterMail Post.Office provides a user-friendly administration interface featuring fill-in-the-blank forms and pop-up options assisted by Web-based help links. InterMail Post.Office offers a broad array of security features, including multiple password protection levels and numerous user restriction settings. InterMail Post.Office also provides a variety of features for preventing the sending and receiving of Internet junk mail, or "spam." InterMail Post.Office operates independently of the host computer system, making it difficult to compromise the main system security through the email application.

 InterMail Kx and InterMail Mx

  The InterMail Mx and recently introduced InterMail Kx product packages are designed to meet the rapidly evolving needs of service providers. InterMail Kx and InterMail Mx are designed to enable service providers to offer premium consumer, business, and Web-based messaging services from a single, integrated solution. InterMail Kx, which we introduced in March 1999, is designed for fast-growing, medium-sized service providers with a subscriber base of up to 250,000. InterMail Mx, which is designed for the largest service providers, scales to support millions of subscribers. The InterMail Kx and InterMail Mx product packages provide postmasters with a suite of powerful system administration tools, that enable streamlined subscriber account creation and management. InterMail Kx and InterMail Mx components run on multiple servers, providing greater scalability, reliability, and performance than a single server system.

  Within the InterMail Kx and InterMail Mx product packages, we have developed a broad set of customizable messaging applications, which are designated as different editions: InterMail Web Edition, InterMail Standard Edition, and InterMail Business Advantage Edition and the recently developed initial version of the InterMail IP VoiceMail Edition. In addition, we have an InterMail Consumer Advantage Edition for the InterMail Mx product package. These editions provide a range of functionality and allow service providers to create and customize multiple classes of service at varying price points for consumer and business subscribers. A single InterMail Kx or InterMail Mx installation can host multiple classes of messaging services, thereby eliminating the expense associated with running separate systems. These capabilities help service providers to expand market share, retain subscribers, lower total cost of ownership, and derive increased profits from their businesses.

  InterMail Web Edition--Designed for mass-market consumer offerings and portals, InterMail Web Edition lets users read and write emails using a standard Web browser. With InterMail Web Edition, users can access their mailboxes from any location where they can access the Internet. Web mail is typically used as part of mass-market offers where mailboxes are given away for free or at a nominal cost to attract users, and any associated revenue is generated from advertisements that are displayed when the user is reading and composing mail. InterMail Web Edition can be fully personalized and branded by service providers to promote brand and image. The technology we recently acquired through our acquisition of Mobility.Net is expected to significantly enhance the performance of our Web interface and is designed to provide an extensible, customizable, Java-based platform for other Web applications.

  InterMail Standard Edition--Designed for consumer email offerings, InterMail Standard Edition provides a standard post office protocol or POP3 mailbox, and interfaces with commonly used desktop email clients such as Microsoft Outlook and Outlook Express, Netscape Navigator, and QUALCOMM Eudora. InterMail Standard Edition also includes many of the features of InterMail Web Edition including the ability to access mailboxes from any location where the Internet can be accessed. InterMail Standard Edition is typically bundled with dial-up or cable access as part of an entry level service provider offering. As with all our InterMail editions, InterMail Standard Edition supports individual account spam protection.

  InterMail Business Advantage Edition--Designed for service providers offering managed messaging to businesses, InterMail Business Advantage Edition enables service providers to offer fully-functional business mailboxes. InterMail Business Advantage Edition provides a full range of advanced features, including the advanced Internet protocol for delivery and retrieval of messages known as IMAP4, enhanced message encryption, delegated administration, and customer self-care tools.

  InterMail Consumer Advantage Edition for InterMail Mx--Designed for premium consumer offerings, InterMail Consumer Advantage Edition is a full-featured, flexible consumer email application that incorporates all the features and functionality of our InterMail Standard Edition and InterMail Web Edition. InterMail Consumer Advantage Edition enables service providers to promote differentiated consumer offerings at a premium price by including value-added features such as family mailboxes, mailing lists, and address books.

  InterMail IP VoiceMail Edition--We recently completed the development of the initial version of InterMail IP VoiceMail Edition focused on unified messaging that is designed for call answering (voicemail) and universal mailboxes. InterMail IP VoiceMail Edition is intended to provide a full function "universal mailbox" that works with Internet standards-based voicemail and faxmail network components. Our solution is intended to be a cost-efficient replacement for traditional call answering, or as a more functional universal mailbox where email, faxmail and voicemail messages are stored in a single mailbox accessed either by telephone or computer. We have begun our first large scale deployment of an InterMail IP VoiceMail Edition with an existing InterMail customer.

 Professional and Support Services

  We have designed our professional services offerings to enable our customers to bring their messaging service offerings to market more quickly by leveraging our significant expertise in deploying and managing large-scale messaging solutions. Our professional services offerings include a wide range of consulting services such as business planning services, system assessment, system architecture review, system migration, and operations management, as well as rapid deployment and integration of our InterMail messaging products. We offer professional services in connection with the initial deployment of our products, as well as on an ongoing basis to address the continuing needs of our customers. Our services are designed to ensure on-schedule implementation, whether the customer is installing a completely new system, migrating from an old system, or expanding an existing Software.com system. We work with our customers to ensure that all of the components of their messaging systems are selected, configured, and integrated to manage subscriber services and growth. As of May 31, 1999, our professional services staff consisted of 37 employees. In addition, we also supplement our professional services staff with outside contractors from time to time.

  Our Support Solutions group provides 24 hour global support services to meet the demanding needs of the largest service providers. For each customer, we designate a primary support engineer with responsibility for fielding and addressing all support issues for that customer. We monitor support issues internally using a variety of integrated processes, including regular customer interaction sessions. Customers have access to a dedicated Web site where information on past and outstanding issues is posted, and through which updates and upgrades can be delivered for ease of implementation. We maintain support groups in Santa Barbara, California and Lexington, Massachusetts for North American customers, as well as Windsor, England for European customers, and Hong Kong for Asian customers. We plan to establish another support center in Tokyo, Japan. As of May 31, 1999, our Support Solutions group consisted of 13 employees.

Customers

  Numerous service providers around the world use our products as the platform for their Internet messaging applications. As of May 31, 1999, over 1,000 service providers had purchased licenses for our InterMail messaging software. Our customers range from some of the largest service providers in the world, with millions of users, to local Internet service providers providing Internet connectivity and services with a hundred or more users. In the year ended December 31, 1998, GTE Internetworking Services accounted for 12% of our revenue. The majority of our customers can be classified according to the following criteria:

  . Traditional Telecommunication Carriers: These customers are comprised of the Internet service provider organizations within established telecommunications companies, such as the Regional Bell Operating Companies (RBOCs) in the United States and national telephone companies overseas.

  . Internet Service Providers (ISPs) and Wholesalers: This group is made up of companies focused primarily on providing Internet connectivity and related services enabled by the Internet, such as Web hosting and managed messaging. Our customers in this group include hundreds of local ISPs in North America, South America, Europe, and Asia focused on providing Internet services to local communities.

  . Cable-based Internet Access Providers: Our customer base includes a number of companies focusing on providing Internet services to end users through broadband access, notably cable modems. Some of these customers partner with cable companies, and some are wholly owned divisions within established cable providers.

  . Competitive Local Exchange Carriers (CLECs): This group is made up of companies, other than RBOCs, that offer local phone service. These companies typically also offer Internet connectivity and services.

  . Internet Portals: A number of companies position themselves as Internet destination sites, or portals, a point of entry to the Internet for a consumer or business. Many of these portals offer messaging services to consumers without charge, generating revenues instead by selling advertising space on the message screens.

Our customers from whom we recognized revenues of over $200,000 in 1998 include:


      @Home Network                                   PSINet

      AT&T Canada                                     RCN/Erols Internet

      AT&T WorldNet(R) Service                        Road Runner

      Ameritech Interactive Media Services            Telecom New Zealand

      Bell Atlantic Internet Services                 Telecom Italia Net

      Excite Inc.                                     Telekom Malaysia

      GTE Internetworking Services                    TeleDanmark

      Hongkong Telecom                                Telenor Nextel AS

      KDD Communications                              Telepac

      Pacific Internet                                Telus

Strategic Relationships

  We have established a number of formal and informal relationships with companies that provide infrastructure components and software to service providers. We work with these companies to develop additional products and services based on our messaging platform. In addition, we believe that these partners offer opportunities to expand our sales channels. Set forth below are descriptions of our relationships with several of our partners:

  Cisco Systems. We have been working with Cisco Systems on a variety of product development efforts, including voicemail based on Internet protocols, network (hosted) applications and directory technology. Our work with Cisco has focused on providing solutions for common customers and partners. In February 1997, Cisco made the first of two equity investments in Software.com.

  Hewlett-Packard. Hewlett-Packard recently selected InterMail as its preferred messaging application for the service provider market. Hewlett-Packard markets these solutions to rapidly growing service providers that are building the infrastructure to offer hosted or "managed" messaging services and to those offering Internet services to consumers and businesses. We also work closely with Hewlett-Packard to improve the performance and customization of our applications on Hewlett-Packard's HP-UX operating systems. In April 1999, Hewlett-Packard purchased a minority equity interest in Software.com.

  IBM. IBM offers InterMail Mx, Kx and Post.Office on its high performance operating systems and hardware. We work with IBM on a high availability, high reliability, carrier-scale performance solution based on InterMail and IBM's Serial Storage Architecture disk subsystems, and high-availability cluster multiprocessing software. In addition, IBM integrates its Intelligent Subscriber Management System with InterMail for IBM's service provider customers.

  Telcordia Technologies. Our Strategic Solutions and Professional Services groups have been working with Telcordia Technologies (formerly Bellcore) on deploying a next-generation, unified messaging platform based on standard Internet protocols. We will continue to partner with Telcordia to explore emerging opportunities created by the convergence of voice and data networks, including voicemail and faxmail based on Internet protocols.

  We work closely with many other UNIX vendors to customize our messaging software to run on their systems. These relationships enable us to sell our products to service providers that use different hardware platforms. We have relationships with Silicon Graphics (for SGI Irix), Sun Microsystems (for Solaris), and Compaq/DEC (for Digital UNIX).

  In addition, we have relationships with a number of software vendors and systems integrators that enable us to offer additional product features and services to our customers, including Internet standards-based voicemail, managed messaging and enhanced spam prevention. We also work on integration, sales and marketing projects with other companies that currently sell in the service provider market, including several billing/provisioning systems vendors.

Sales

  We market and sell our products and services exclusively to service providers. Our sales strategy focuses on the pursuit of key accounts worldwide through a direct sales force and additional market segments through a combination of direct and indirect channels. For the year ended 1998, approximately 90 percent of our revenue resulted from direct sales efforts, with the balance coming from sales through resellers, primarily high-end system integrators who can implement a large hardware and software system. We divide the service provider market into three segments: Tier One, Tier Two, and Tier Three. Our sales approach for a given customer depends upon the tier in which we categorize the customer's account.

 Tier One Accounts

  Tier One accounts consist of a designated list of the largest and most well-known service providers in the world, and are targeted by our direct sales force. Our InterMail Mx product is specifically designed for these Tier One accounts whose current subscriber base generally exceeds 250,000 users, and whose projected subscriber base generally exceeds one million users. We have Tier One direct sales force personnel located in California, Colorado, Texas, Virginia, Massachusetts, England, Germany, France, Japan, and Hong Kong. The direct sales force is organized into account teams, consisting of a sales director and a sales engineer, or "technology evangelist." Each team has responsibility for a designated number of Tier One accounts in the region. We generate sales leads for Tier One accounts through a combination of direct and indirect initiatives, such as seminars, presentations and responses to requests for proposals. The Tier One sales process typically involves a large expense commitment from us and the sales cycle in these accounts lasts from several months to over a year. We intend to increase the size of our direct sales force in the Americas, Europe, and Asia to further pursue Tier One account opportunities.

 Tier Two Accounts

  We characterize Tier Two accounts as those service providers with a current subscriber base in excess of 25,000 users and a projected subscriber base of up to 250,000 users. The performance and feature requirements of Tier Two accounts are closely aligned with those of larger service providers. We currently offer InterMail Post.Office as well as our recently released InterMail Kx package to satisfy the requirements for these Tier Two accounts. We target these accounts through a combination of direct and indirect channels, referred to as the "territory" channel. We have Tier Two direct sales force personnel located in California, Massachusetts, England, Singapore, and Japan. The Tier Two direct sales force is complemented by multiple indirect distribution channel partners, including resellers, systems integrators, and joint marketing partners, such as IBM and

Hewlett-Packard. The majority of our indirect sales partners purchase our software from us at a specified discount and resell the software to their customers. The indirect channels are designed to increase geographic sales coverage for Tier Two service providers and to leverage the existing sales organizations of key strategic partners. We are in the early stages of building these distribution channels and intend to significantly increase our indirect channel for territory sales.

 Tier Three Accounts

  Tier Three accounts consist of small to medium size service providers that operate on a single-server architecture and typically have an installed base of less than 25,000 users. In general, these small to medium size service providers are best suited for the InterMail Post.Office product packages. We target these accounts primarily through indirect channels, including resellers, systems integrators, and joint marketing partners. However, we also have several Tier Three direct sales force personnel located in California. We conduct a substantial amount of Tier Three sales via our external website with direct software downloads to users.

Marketing

  We engage in a broad range of marketing activities, including advertising our products and services in print and electronic media, sponsoring seminars and events for customers and potential customers, participating in trade shows and conferences, and providing product information through our Web site. For example, in September 1998, we hosted the first ever Spam Roundtable, a forum on spam, or Internet junk mail, attended by over 20 of the largest service providers in the world to share concerns and ideas regarding the use and prevention of spam in messaging operations. In March 1999, we joined with Hewlett-Packard, IBM, Telcordia Technologies, and Amteva Technologies in hosting the first IP Voicemail Conference in Santa Barbara, attended by over 30 of the largest service providers. In conjunction with the IP Voicemail Conference, we hosted the second Spam Roundtable.

  We also work closely with the marketing departments of our strategic partners and customers to promote their messaging initiatives that are enabled by our products. These efforts are augmented with the assistance of several public relations firms specializing in the technology marketplace in an effort to further establish and define the market for highly scalable messaging products for service providers. For the Tier Two and Tier Three market segments, we periodically undertake direct mail programs designed to promote brand name awareness and inform existing customers of advances in product features. In addition, we periodically publish white papers and industry reports to promote awareness of our technology and advances in industry practices.

  Through product planning, market strategy, competitive analysis, and product program management, we continue to provide marketing and product leadership for our customers by delivering quality products and services in a timely and predictable manner. For example, with our annual Product Roadmap Tour, we travel to customers and prospects worldwide to gather market research, competitive information, and customer input on product features so that our future products and services meet the unique needs and requirements of the service provider market.

Technology

  With our InterMail Mx and InterMail Kx packages, we have developed a scalable, high performance platform for building messaging and other Internet-standard, data intensive applications. Our platform is based on a partitioned cluster architecture, which is described below.

  Partitioned Cluster Architecture--Our software partitions or separates message processing into a series of steps, such as retrieving a message from the Internet, storing it on disk, and delivering it to the user. The software for each step is called a component, and a set of partitioned components makes up a cluster. All components can run on a single computer for a smaller system, or can be distributed across many computers for a large system. When required, components can be duplicated to provide even more capacity. The partitioned cluster architecture increases performance and capacity by doing steps in parallel on separate computers. Disk intensive operations, such as saving messages on the disk, are separated from network intensive operations, such as delivering messages to the Internet. The computer running a disk-intensive component can be optimized for high-speed disk access, while the network intensive component can run on a much less expensive computer. Partitioning increases overall performance and capacity while minimizing hardware costs. Components are location independent in that they can be freely moved from one computer to another to reconfigure the cluster. Hardware can be added or removed from the cluster while it continues to operate. Duplicating individual partitions enables high-availability or non-stop operation, where the cluster continues to run even with a particular partition out of service.

  The following diagram illustrates the components and key elements of our partitioned cluster architecture:

                        Partitioned Cluster Architecture

                              [CHART APPEARS HERE]

The chart shows our partitioned cluster architecture and the messaging process steps of retrieving a message from the Internet, through a user reading the email.

  Distributed Object Protocol--We have developed an innovative distributed object communications protocol for reliable, efficient communications between the components. This protocol, called Remote Method Execution, or RME, supports messaging transactions and journaling to insure that the cluster is reliable. A transaction is composed of several operations, such as inserting a message into a user's mailbox. Our transaction software ensures that every operation is either fully completed or fully reversed so it can be done at a later time. A list of completed transactions is kept in a separate file, called a journal. The journal is used to reconstruct the messages in the event that there is a system failure. In addition, RME has a "versioning" mechanism that allows older components to properly work with newer ones. This allows upgrading the cluster to new software while the cluster is running for non-stop operation. RME provides a high performance programming interface to all components and enables us and third parties to create new messaging applications.

  Multimedia Object Store--The object-level storage component is used to reliably and efficiently store, organize and retrieve a variety of messaging media types, including text, graphics, voice, audio, video, and facsimile. In our storage component, messaging data is accessed via an object-oriented software layer, which uses self-contained, reusable pieces of software code known as objects to separate, protect, and isolate the data from the components that use it, so that both the data structures and components can be independently updated. Our object store is multithreaded, meaning that several specific tasks within the component are run in parallel. It utilizes a high degree of caching, where frequently used information is kept in memory, to increase performance and scalability for data intensive messaging operations. The object store has an extensible file system layout, so that additional storage can be added while the system is on-line, supporting high availability operation.

  Replicated, Multi-Master Directory--Each component in a cluster needs to access common information, such as a user's name and password. This data is accessed every time a message arrives or a user accesses a mailbox. As a result, specialized replicated directory technology is needed to support a large cluster. The cluster has a core database that contains the common information and a set of high-speed multi-threaded replicas of that information, meaning that different operations can take place concurrently within the same program. By using multiple replicas, the common information can be accessed a virtually unlimited number of times. The replicas support the industry standard Lightweight Directory Access Protocol (LDAP) access, so third party applications can access information in a standard format. The directory is a "multi-master" system, meaning that applications can access or add information to any replica and the directory will automatically update the database and other replicas so that data is consistent across all components. These advanced replication and updating protocols are unique to our messaging system and are a key element in providing scalability.

  Access and Delivery Components--Our cluster has a set of data access and delivery servers that implement the standard Internet messaging protocols. The Message Transport Agent (MTA) implements simple mail transfer protocol or SMTP, the standard protocol used to send mail from one computer to another on the Internet. POP3 and IMAP4 data access components implement the protocols used by desktop email applications, such as Microsoft Outlook or Netscape Navigator. The Web component provides a complete Web server for access email using standard browsers. With the acquisition of Mobility.Net we intend to extend the base functionality of our Web server to permit performance enhancements and greater flexibility for service providers to customize the Web interface. The number and type of access components can be optimized to meet the requirements of particular service providers.

  The platform technology used for the InterMail Post.Office product package shares many of the underlying technology components of the InterMail Kx and InterMail Mx platform. InterMail Post.Office is a single computer package, so all messaging components are pre-configured to run on the same computer, to simplify installation and operation. It has a single MTA, POP3, directory and message store component. We intend to fully integrate the InterMail Post.Office technology with the

InterMail Mx and InterMail Kx technology so that all of the functionality is available in all three product packages.

  Mobility.Net Technology. The technology acquired from Mobility.Net consists primarily of software designed to improve a user's ability to retrieve and send electronic messages using a Web browser. This is referred to as a Web access server and represents substantial improvements to the equivalent technology we were developing before the Mobility.Net acquisition. Initially, we will market the Mobility.Net technology as a stand-alone product to our existing InterMail customers, allowing them to upgrade the performance of their existing Web access servers. Eventually, we intend to fully incorporate the Mobility.Net technology into our InterMail product line to improve both the performance of our Web access server and offer additional features, such as calendaring, that are dependent on advanced Web access server technology.

  We have made substantial investments in research and development. We believe that our future performance will depend in large part on our ability to maintain and enhance our current platform and product families, develop new products that achieve market acceptance, maintain technological competitiveness and meet an expanding range of service provider requirements. As of May 31, 1999, our research and development staff consisted of 85 employees.

Competition

  The market for Internet standards-based messaging products and services is intensely competitive, and we expect it to become increasingly so in the future. We compete in our core service provider market with many software providers. We also compete against messaging solutions based on public domain software that is developed internally by service providers principally on the basis of performance, features and price. We compete to a more limited extent with providers of messaging applications designed for the enterprise market. Our current competitors in the service provider market include Netscape and Sun Microsystems, which has agreed to acquire many of Netscape's software operations. We also compete with Microsoft whose current product was developed for the enterprise market but is sold to some service providers. We believe that competition will intensify as our current competitors increase the sophistication of their offerings and as new market participants, including providers of "outsourced" e-mail solutions, also known as wholesalers, enter the market. Many of our current and future competitors have longer operating histories, larger installed customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than we do. In addition, these competitors may benefit from existing strategic and other relationships with each other or with our current customers. We must respond quickly and effectively to the new products, services, and enhancements offered by our competitors in order to continue our growth.

  In addition, Microsoft and Lucent Technologies, among others, are well-positioned to become increasingly competitive in our core service provider messaging market. We believe that Microsoft is currently in the process of developing electronic messaging software to compete more directly in our core service provider market. Because of its dominance in other software markets, Microsoft has many competitive advantages over us. For example, Microsoft could incorporate electronic messaging technology into its Web browser software, its client operating system or email interface, or its server software offerings, possibly at no additional cost to service providers or end users. In addition, Microsoft may promote technologies and standards that are not compatible with our technology, or that are less compatible with our technology than competitive products offered by Microsoft. We believe that Microsoft's increasing presence in the electronic messaging software industry will dramatically increase competitive pressure in the market, leading to increased pricing pressure and longer sales cycles. These competitive pressures may force us to reduce the prices of our products, and may also materially reduce our market share. In addition, Lucent Technologies could be a formidable competitor in the Internet voicemail market because it owns Octel, a voicemail provider, and because it owns a proprietary access server for the conversion of voice to data. If we are unable to compete effectively with Microsoft, Lucent Technologies or other emerging competitors, our business, financial condition, and operating results will suffer.

Intellectual Property and Proprietary Rights

  Our ability to compete and continue to provide technological innovation is substantially dependent upon internally developed technology, including the entire InterMail product line. We rely on a combination of copyright, trade secret, and trademark law to protect our technology, although we believe that other factors such as the technological and creative skills of our personnel, new product developments, frequent product and feature enhancements, and reliable product support and maintenance are more essential to maintaining a technology leadership position. We currently do not have any patents issued or pending.

  We generally enter into confidentiality and nondisclosure agreements with our employees, consultants, prospective customers, licensees, and corporate partners. In addition, we control access to and distribution of our software, documentation, and other proprietary information. Except for certain limited escrow arrangements, we do not provide third parties with access to the source code for our products. Despite our efforts to protect our intellectual property and proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Effectively policing the unauthorized use of our products is time-consuming and costly, and there can be no assurance that the steps taken by us will prevent misappropriation of our technology, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

  We attempt to avoid infringing known proprietary rights of third parties in its product development efforts. However, we do not regularly conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. There are many issued patents as well as patent applications in the electronic messaging field. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software products. In addition, our competitors and other companies as well as research and academic institutions have conducted research for many years in the electronic messaging field, and this research could lead to the filing of further patent applications. If we were to discover that our products violated or potentially violated third party proprietary rights, we might not be able to obtain licenses to continue offering those products without substantial reengineering. Any reengineering effort may not be successful, nor can we be certain that any licenses would be available on commercially reasonable terms.

  Substantial litigation regarding intellectual property rights exists in the software industry, and we expect that software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segments grows and the functionality of software products in different industry segments overlaps. Any third-party infringement claims could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product and service delays or require us to enter into royalty or licensing agreements. Any royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, financial condition, and results of operations.

Employees

  As of May 31, 1999, we had 252 full-time employees, 85 of whom were in research and development, 67 in sales and marketing, 64 in services and support and documentation, and 36 in general and administrative. None of our employees is represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Legal Matters

  From time to time we have been subject to legal proceedings and claims in the ordinary course of business. Although we are not currently involved in any material legal proceedings, we expect that we will in the future be subject to legal disputes, including claims of alleged infringement of third party patents, trademarks, and other intellectual property rights by us and our licensees. Any claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. We are not aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition, or results of operations.

Facilities

  Our corporate headquarters are located in Santa Barbara, California where we have two leases for approximately 30,500 square feet of space in separate office buildings. Our East Coast headquarters are located in Lexington, Massachusetts where we have a lease for approximately 22,700 square feet of space in a single office building. In June 1999, we executed a lease for a new facility in Lexington, Massachusetts. We anticipate that we will move our East Coast headquarters to this site in the fall of 1999. We lease additional space in Bellevue, Washington for development personnel and in Windsor, England. In addition to these facilities, we also lease office space for sales personnel in Dallas, Denver, Reston, Munich, Tokyo, Singapore, and Hong Kong. We believe that these existing facilities are adequate to meet current foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

  The following table sets forth information about our executive officers, directors and key employees as of June 15, 1999.

Name                 Age Position
----                 --- --------
John L.
 MacFarlane........   33 Chief Executive Officer, Founder and Director
Valdur Koha........   44 President
John F. Poulack....   38 Senior Vice President, Operations
Robert R. Martin...   45 Senior Vice President, Strategy
John S. Ingalls....   49 Senior Vice President, Chief Financial Officer
Thomas S. Cullen...   38 Vice President Sales, Worldwide Service Providers
Arthur R.
 Garofalo..........   55 Vice President Sales, Worldwide Territory/Channel
Trung Mai..........   43 General Manager, Asia
Adarbad Master.....   35 Chief Technology Officer
Michele R. Nivens..   42 Vice President, Human Resources
Brian D. Plackis...   32 General Manager, North America
Mark A. Root.......   34 Director of Accounting
Craig A.
 Shelburne.........   30 Vice President, General Counsel and Corporate Secretary
DeAnna Wassom......   41 Vice President, Marketing
Frank Perna........   61 Chairman of the Board
Neal Douglas.......   40 Director
Judith Hamilton....   55 Director
Don Listwin........   40 Director
Bernard Puckett....   54 Director
Bernhard Woebker...   49 Director

  Mr. Douglas, Ms. Hamilton, and Mr. Woebker comprise our compensation committee. Ms. Hamilton, Mr. Perna and Mr. Puckett comprise our audit committee.

  John L. MacFarlane has been Chief Executive Officer and a director of Software.com since its incorporation. From July 1988 to August 1989, Mr. MacFarlane was with Harris Corporation working in the Defense Communications division on military communications systems. From November 1989 to July 1991, Mr. MacFarlane worked for the U.S. Navy, where he worked on optical signal processing. Mr. MacFarlane received his B.S. in electrical engineering from Rensselaer Polytechnic Institute and his M.S. in electrical engineering from the University of California at Santa Barbara.

  Valdur Koha has been President of Software.com since May 1996. From August 1994 to May 1996, Mr. Koha was Chief Executive Officer, President and Chairman of the Board of Directors of Accordance Corporation, which was acquired by Software.com in May 1996. From January 1991 to August 1994, Mr. Koha was Director of Development of the Open Systems at Siemens Nixdorf, Inc., in which position he was responsible for products in the areas of distributed computing, multimedia, imaging and operating systems. Mr. Koha received his degree in mathematics and computer science from the University of Bonn.

  John F. Poulack has been Senior Vice President, Operations of Software.com since April 1998. From October 1996 to April 1998, Mr. Poulack held various positions at Software.com including Engineering Manager, Director of Engineering and Vice President, Engineering. From August 1994 to September 1996, Mr. Poulack was a Software Engineer at Accordance Corporation. From July 1985 to August 1994, Mr. Poulack was a Software Engineer at Nixdorf Computer Engineering Corporation and Siemens Nixdorf Information Systems Inc.

  Robert R. Martin has been Senior Vice President, Strategy of Software.com since July 1998. From July 1996 to July 1998, Mr. Martin served as our Vice President, Product Management. From November 1991 to June 1996, Mr. Martin held a variety of positions with Banyan Systems, Inc. including Vice President, Business Development. From September 1986 to October 1991, Mr. Martin was Vice President of Products for Ontos Inc., an object-oriented database company. Prior to Ontos, Mr. Martin held various sales and technical positions at Intel Corporation and Hewlett-Packard Company. Mr. Martin received his B.S. in electrical engineering from Worcester Polytechnic Institute and his M.S. in electrical engineering from Massachusetts Institute of Technology.

  John S. Ingalls has been Chief Financial Officer and Senior Vice President of Software.com since February 1999. From September 1998 to February 1999, Mr. Ingalls was Chief Financial Officer and Senior Vice President of Chrystal Software, Inc., a subsidiary of Xerox Corporation that develops high-end document management software. From August 1996 to May 1998, Mr. Ingalls was Vice President of Finance and Chief Financial Officer of Raptor Systems, Inc., a publicly-traded network security software manufacturer. From December 1989 to March 1996, Mr. Ingalls was Vice President, Corporate Finance for Clean Harbors, Inc., a publicly-traded environmental services company. Prior to 1989, Mr. Ingalls was a managing director in the Investment Banking Department of the Bank of Boston, after ten years as a Wall Street lawyer and partner in the Boston law firm of Palmer & Dodge. Mr. Ingalls received his B.A. in economics from Amherst College and his J.D. from the University of Virginia School of Law.

  Thomas S. Cullen has been Vice President, Worldwide Service Providers of Software.com since November 1998. From October 1997 to November 1998, Mr. Cullen was Vice President, U.S. Service Providers at Software.com. From October 1992 to February 1997, Mr. Cullen was Vice President of Sales for Radish Communications (now SystemSoft), a voice/data communications software company. Mr. Cullen has also held sales positions at Tektronix Color Printers, Apple Computer International and MCI International. Mr. Cullen received his B.S. from Cornell University.

  Arthur R. Garofalo has been Vice President Sales, Worldwide Territory/Channel of Software.com since June 1998. From January 1997 to June 1998, Mr. Garofalo held the position of Director of Territory Sales. Prior to joining Software.com, he worked for Computervision Inc. as Vice President of Worldwide Channel Sales & Field Marketing from December 1994 until January 1997. Mr. Garofalo has also held prior sales positions, including Vice President Sales at Microcom, Vice President of Worldwide Sales at Avatar, and Vice President of Worldwide Sales and Marketing at Minicomputer Systems. Mr. Garofalo holds a BBE in electrical engineering from Manhattan College and an MBA in marketing from Pace University.

  Trung Mai has been Director of Nihon Software.com Ltd. and Software.com Singapore Pte. Ltd. since January 1998 and General Manager, Asia of Software.com since August 1998. From February

1995 to August 1997, Mr. Mai held the positions of District Manager and Department Head at AT&T Bell Labs, in which position he helped launch the AT&T Worldnet service. From June 1992 to February 1995, Mr. Mai was a Manager at MCI Communications, Inc. Mr. Mai received his B.S. in electrical engineering from McGill University in Montreal.

  Adarbad Master has been Chief Technology Officer of Software.com since April 1999. From March 1997 to April 1999, Mr. Master served as Chief Scientist for our professional services group. Prior to joining Software.com, Mr. Master worked with Sun Microsystems as an IT Architect from June 1994 until February 1997. From May 1989 until June 1994, he was employed by Inland Steel Company as a Project Engineer. Mr. Master holds a B.S. in mechanical engineering from the Indian Institute of Technology at Madras, India and a M.S. in industrial engineering from State University of New York, Buffalo.

  Michele R. Nivens has been Vice President, Human Resources since September 1997. From August 1991 to August 1997, Ms. Nivens was Vice President of Human Resources for the Systems and Technologies Division at BBN Corporation, a network technology company that was acquired by GTE in June 1997. Ms. Nivens received her B.S. in management from the University of Massachusetts and completed the Sloan Greater Boston Executive Program at the Massachusetts Institute of Technology.

  Brian D. Plackis has been General Manager, North America of Software.com since February 1998. From July 1989 to February 1998, Mr. Plackis held various positions at MCI Communications, Inc., including Senior Manager, Integrated Messaging Engineering and Senior Manager, InnerMail Services. From June 1987 to June 1989, Mr. Plackis was a systems programmer at the NASA Jet Propulsion Laboratory. Mr. Plackis received his B.S. in engineering from Rensselaer Polytechnic Institute.

  Mark A. Root has been Director of Accounting of Software.com since March 1999. From November 1993 to February 1999, Mr. Root held various positions at QAD, Inc., an enterprise resource planning software developer, including Internal Audit Manager, Assistant Director of Finance, European Region, IPO Lead, Treasury Manager and Product Marketing Manager. From August 1990 to November 1993, Mr. Root was an audit professional with KPMG Peat Marwick.
Mr. Root received his B.A. in business administration, accounting from California State University, Northridge. Mr. Root is a certified public accountant in California.

  Craig Shelburne has been Vice President, General Counsel and Corporate Secretary of Software.com since February 1998. From February 1996 to February 1998, Mr. Shelburne was an attorney with Wilson Sonsini Goodrich & Rosati, in which he specialized in corporate law and served as outside corporate counsel of Software.com. From September 1994 to February 1996, Mr. Shelburne was an associate with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Mr. Shelburne received his B.A. in political science and history from Duke University and his J.D. from the UCLA School of Law.

  DeAnna Wassom has been Vice President, Marketing of Software.com since April 1999. From February 1998 to April 1999, Ms. Wassom was Vice President of Marketing at PrivaSeek, Inc., a developer of software tools for protecting consumer privacy on the Web. From July 1997 to September 1998, Ms. Wassom was Vice President of Marketing at MetaCreations Corp., a software company that designs and develops software tools and technologies for creating digital images and interactive 3D Web content. From February 1995 to June 1997, Ms. Wassom was Director of

Marketing for Radish Communications which was acquired by SystemSoft in November 1996, a voice/data communications software company. Ms. Wassom received her B.A. in marketing and advertising from Iowa State University.

  Frank Perna has been Chairman of the Board of Software.com since July 1997 and has been a director since January 1996. Since December 1998, Mr. Perna has been Chairman of the Board and Chief Executive Officer of MacNeal-Schwendler Corporation, a computer-aided engineering software company. From December 1994 to August 1998, Mr. Perna was the Chief Executive Officer and Chairman of the Board of EOS Corporation, a provider of power supplies for electrical equipment and notebook computers. From 1984 to 1993, Mr. Perna served as President, Chief Executive Officer and Director of MagneTek, a publicly held provider of electrical equipment and services to utilities and industrial customers. Mr. Perna holds a B.S. in mechanical engineering from Kettering University, an M.S. in electrical engineering from Wayne State University and an M.S. in management from the Massachussetts Institute of Technology Sloan School of Management.

  Neal Douglas has been a director of Software.com since July 1998. Since January 1993, Mr. Douglas has been a General Partner of AT&T Ventures, a venture capital firm. From May 1989 to January 1993, Mr. Douglas was a partner of New Enterprise Associates, a venture capital firm. Mr. Douglas currently serves on the boards of directors of Cellnet Data Systems, Inc., a provider of fixed network wireless information services, FVC.COM, an Internet video applications company, TUT Systems, a provider of products that enable high speed data transmissions over copper wires, and several privately held companies. Mr. Douglas received a B.S. in electrical engineering from Cornell University, an M.S. in electrical engineering from Stanford University, and an M.B.A. from the University of California at Los Angeles.

  Judith Hamilton has been a director of Software.com since January 1996. Since January 1999, Ms. Hamilton has been Chief Executive Officer of Classroom Connect, a company specializing in K-12 Internet resources. From April 1996 to July 1998, Ms. Hamilton was President and Chief Executive Officer of FirstFloor Software, an Internet software publisher. From July 1992 to December 1995, Ms. Hamilton was President and Chief Executive Officer of Dataquest, Inc., an information technology market research and consulting firm. From 1987 to 1991, Ms. Hamilton was Partner and National Director of Market Development for Ernst & Young. Ms. Hamilton currently serves on the boards of directors of R.R. Donnelley & Sons Company, a commercial printing company, and several privately held companies. Ms. Hamilton received her B.A. in history/political science from Indiana University and her certificate in management from the Graduate School of Business of the University of California at Los Angeles.

  Donald J. Listwin has been a director of Software.com since July 1997. Since May 1998, Mr. Listwin has been an Executive Vice President at Cisco Systems. Prior to that, he held a variety of positions at Cisco Systems, including from April 1997 to May 1998, Senior Vice President of Service Provider Line of Business, from August 1996 to April 1997, Senior Vice President of IOS Development and Marketing, from September 1995 to August 1996, Vice President and General Manager of Cisco's Access Business Unit, and from September 1993 to September 1995, Vice President of Marketing. Mr. Listwin also serves on the board of directors of TIBCO Software, Inc. and E-Tek Dynamics, Inc. Mr. Listwin holds a B.S. degree in electrical engineering from the University of Saskatchewan, Canada.

  Bernard Puckett has been a director of Software.com since July 1997. From January 1994 to January 1996, Mr. Puckett was President and CEO of Mobile Telecommunications Technologies.

From 1967 to 1994, Mr. Puckett was at IBM Corp., where he held a variety of positions including, Senior Vice President, Corporate Strategy and Development and Vice President and General Manager, Applications Software. Mr. Puckett serves on the boards of directors of P-COM, R.R. Donnelley & Sons Company, Iomega Corporation, IMS Health, and Nielson Media Research. Mr. Puckett received his B.S. in mathematics from the University of Mississippi.

  Bernhard Woebker has been a director of Software.com since July 1997. Since August 1995, Mr. Woebker has been Vice President, Europe of Versant Corporation, a database management company. From April 1992 to July 1994, Mr. Woebker was Vice President, Europe of NeXT, Inc., a software company that has been acquired by Apple Computer, Inc. From 1976 until 1991, Mr. Woebker held a variety of positions in Germany and the United States with Nixdorf Computer AG, Nixdorf Computer Engineering Corp., and Siemens Nixdorf Information Systems, including President and CEO of Nixdorf Computer Engineering Corp. from 1986 to 1989. From 1973 to 1976, Mr. Woebker was an Assistant Professor at the Institute for Computer Science/Technical University Hanover, where he specialized in compiler theory, artificial intelligence, and graphical data processing. Mr. Woebker received his B.A. from the Technical University of Hanover.

Board of Directors

  We currently have authorized seven directors. Each director holds office until the next annual meeting of the stockholders or until his or her successor is duly elected and qualified. Our amended and restated certificate of incorporation to be filed upon the closing of this offering will provide for a classified board of directors. In accordance with the terms of the amended and restated certificate of incorporation, the board of directors will be divided into three classes, whose terms will expire at different times. The Class I directors, initially John MacFarlane, Neal Douglas and Frank Perna, will stand for re-election at the first annual meeting of stockholders following this offering. The Class II directors, initially Donald Listwin and Bernard Puckett, will stand for re-election at the second annual meeting of stockholders following this offering, and the Class III directors, initially Judith Hamilton and Bernhard Woebker, will stand for re-election at the third annual meeting of stockholders following this offering. At each annual meeting of stockholders beginning with the annual meeting following this offering, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Committees of the Board of Directors

  Our audit committee consists of Ms. Hamilton, Mr. Perna, and Mr. Puckett. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. Our compensation committee consists of Mr. Douglas, Ms. Hamilton, and Mr. Woebker. The compensation committee reviews and recommends to our board of directors the compensation and benefits of our employees and directors. During 1998, Mr. Listwin also served as a member of our compensation committee.

Compensation Committee Interlocks and Insider Participation

  No member of our board of directors or our compensation committee has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

  In October 1996, we issued and sold an aggregate of 1,587,302 shares of Series A preferred stock to funds affiliated with AT&T Ventures at a per share price of $3.15. Upon the closing of this offering, the Series A preferred stock will automatically convert into 1,587,302 shares of common stock. Holders of the Series A preferred stock will be entitled to "piggyback" and demand registration rights with respect to the shares of common stock into which the Series A preferred stock will be converted.

  In connection with the sale of the Series A preferred stock, we issued warrants to funds affiliated with AT&T Ventures to purchase 529,101 shares of our common stock at an exercise price of $5.00 per share and 269,841 shares of our common stock at an exercise price of $7.00 per share. Effective July 1998, in exchange for AT&T Ventures' agreement to extend the redemption date of redemption rights with respect to the Series A preferred stock, we lowered the exercise price on all outstanding warrants to $4.15 per share. These warrants are exercisable until October 3, 2001 and are subject to, among other provisions, net exercise rights. In addition, we received revenues from companies affiliated with AT&T Corporation of $2,775,000, $2,687,000, and $3,599,000 in 1996, 1997, and 1998. Mr. Douglas, one of our directors and a member of our compensation committee, is a General Partner of AT&T Ventures.

Director Compensation

  Directors do not currently receive any cash compensation for their service as directors, but are reimbursed for reasonable expenses incurred in attending meetings. Non-employee directors are eligible to receive options under our 1995 stock plan and have been granted the following options under 1995 stock plan:

  . On January 18, 1996, Mr. Perna and Ms. Hamilton each received options to purchase 121,318 shares of our common stock at an exercise price of $1.00 per share, with a vesting period of four years at a rate of 1/48th of the shares underlying the options vesting each month;

  . On July 11, 1997, Messrs. Listwin, Puckett and Woebker each received options to purchase 30,000 shares of our common stock at an exercise price of $3.65 per share, with a vesting period of one year at a rate of 1/12th of the shares underlying the options vesting each month;

  . On July 10, 1998, Messrs. Douglas, Listwin, Puckett, and Woebker each received options to purchase 30,000 shares of our common stock at an exercise price of $3.65 per share, with a vesting period of one year at a rate of 1/12th of the shares underlying the options vesting each month; and

  . On June 11, 1999, Messrs. Douglas, Listwin, Puckett and Woebker each received options to purchase 30,000 shares of our common stock at an exercise price of $11.00 per share. In addition, Mr. Perna and Ms. Hamilton each received options to purchase 15,000 shares of our common stock at an exercise price of $11.00 per share. Such options are not subject to vesting and are immediately exercisable.

Executive Compensation

                           Summary Compensation Table

  The following table sets forth the compensation earned for services rendered to Software.com in all capacities for fiscal 1998, by our Chief Executive Officer and our other most highly compensated executive officer who earned more than $100,000 during fiscal 1998. These two individuals are referred to as the "named executive officers" here and elsewhere in this prospectus.

                                                                  Long-Term
                                                                Compensation
                                                              -----------------
                                    Annual Compensation
                               ------------------------------ No. of Securities
                                                 Other Annual    Underlying
Name and Principal Positions    Salary   Bonus   Compensation      Options
----------------------------   -------- -------- ------------ -----------------
John L. MacFarlane............ $140,000 $     --     $--          1,000,000
Chief Executive Officer

Valdur Koha...................  135,000  150,000      --                 --
President

                       Option Grants in Last Fiscal Year

  The following table sets forth certain information with respect to stock options granted to each of the named executive officers in fiscal 1998. The figures representing percentages of total options granted to employees in the last fiscal year are based on an aggregate of 3,753,638 options granted by us during the fiscal year ended December 31, 1998 to our employees and consultants including the named executive officers.

  Also shown below is the potential realizable value over the term of the option. In accordance with the rules of the Securities and Exchange Commission, we have based our calculation of the potential realizable value on the term of the option at its time of grant, and we have assumed that:

  . the value of our stock at the assumed initial public offering price appreciates at the indicated annual rate compounded annually for the entire term of the option; and
  . the option is exercised and sold on the last day of its term for the appreciated stock price.

  These amounts are based on 5% and 10% assumed rates of appreciation and do not represent our estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of the common stock. Unless otherwise indicated, the options in this table were granted under the 1995 stock plan, have 5-year terms and vest over a period of 4 years. Twenty-five percent of the shares subject to each option will vest on the first anniversary of the grant date, and 1/48th of the shares subject to each option will vest each month thereafter. All of the options have exercise prices equal to the fair market value of our common stock on the date of grant.

                                       Individual Grants
                         --------------------------------------------------
                                                                             Potential Realizable
                                         % of Total                            Value at Assumed
                         Number of         Options                              Annual Rates of
                         Securities      Granted to                           Stock Appreciation
                         Underlying       Employees   Exercise                for Option Term(1)
                          Options          In Last      Price    Expiration -----------------------
Name                      Granted        Fiscal Year (per share)    Date        5%          10%
----                     ----------      ----------- ----------- ---------- ----------- -----------
John L. MacFarlane......  250,000(2)(3)      6.7%       $3.65      9/25/08  $ 4,381,408 $ 7,517,163
                          750,000(2)        20.0         3.65     11/20/08   13,144,223  22,551,489
Valdur Koha.............       --             --           --           --           --          --

---------------------

(1) Based on the value of our common stock at the assumed initial public offering price of $13.00 per share.
(2) Twenty-five percent of the shares subject to the option will vest on the first anniversary of the grant date, and 1/48th of the shares subject to the option will vest each month thereafter. Granted outside of the 1995 stock plan with a 10-year term.
(3) If Software.com meets certain cash flow goals by the end of the third quarter of 1999, then all shares subject to the option will vest at that time.

                         Fiscal Year-End Option Values

  The following table sets forth information with respect to the named executive officers concerning unexercised stock options held as of December 31, 1998. The named executive officers did not exercise any options during fiscal 1998. The "value of unexercised in-the-money options at December 31, 1998" figures in the right-hand columns are based on an assumed initial public offering price of $13.00 per share, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at           In-the-Money Options
                                 December 31, 1998       at December 31, 1998
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
John L. MacFarlane..........        --     1,000,000   $       --   $9,350,000
Valdur Koha.................   386,700       232,021    4,543,725    2,726,247

Employment Agreements and Change of Control Arrangements

  We currently do not have any employment agreements with any of our named executive officers. We have, however, entered into "change of control" agreements with each of our named executive officers and other executive officers. These agreements provide that if an officer's employment is terminated as a result of an "involuntary termination" during a period beginning two months before, and ending six months after a change of control, then one-half of the unvested portion of any stock option held by the officer will accelerate and become exercisable, subject to certain limitations. For purposes of the agreement, "involuntary termination" includes a change in the nature or scope of the officer's duties that is inconsistent with the position held by the officer immediately before the change of control, a material reduction of benefits or perquisites, a reduction in base cash salary, a relocation that is more than 20 miles from the officer's present location, or any purported termination of the officer by us.

Employee Benefit Plans

 1995 Stock Plan

  Our 1995 stock plan, as amended and restated, allows us to grant to employees incentive stock options within the meaning of Section 422 of the Internal Revenue Code and to grant to employees, directors and consultants nonstatutory stock options and stock purchase rights. Unless terminated sooner, the plan will automatically terminate in 2005. Our board of directors approved the plan in October 1995 and our stockholders approved the plan in January 1996. The plan was most recently amended by our board of directors in May 1999 and approved by our stockholders in June 1999. A total of 10,500,000 shares of common stock is reserved for issuance under the plan, plus annual increases, to be added on July 1 of each year beginning in 2000, equal to the lesser of:

  . 5,000,000 shares;
  . 4% of the outstanding shares on such date; or, . a lesser amount determined by the board.

  Our board of directors or an administrator appointed by our board may administer our 1995 stock plan. The plan administrator has the power to determine the terms and conditions of the options and stock purchase rights granted, including:

  . the exercise price;
  . the number of shares of common stock subject to each option and stock purchase right;
  . the exercisability thereof; and
  . the form of consideration payable upon the exercise of the option.

  In addition, our board of directors has the authority to amend, suspend or terminate our plan, provided that no action may affect any share of common stock previously issued and sold or any option previously granted under our plan.

  Options and purchase rights granted under our 1995 stock plan are not generally transferable by the optionee. Each option is exercisable during the lifetime of the optionee only by the optionee. Options granted under our plan must generally be exercised within three months of the end of optionee's status as an employee, consultant or director of Software.com, or within twelve months after the optionee's termination by death or disability. However, an option may never be exercised later than the expiration of its term.

  The exercise price of all incentive stock options granted under the plan is determined by the administrator, but must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date. The exercise price of nonstatutory stock options granted under the plan is determined by the administrator, but must be equal to at least 85% of the fair market value on the grant date. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any nonstatutory stock option granted must equal at least 110% of the fair market value on the grant date. The term of all other options granted under the 1995 stock plan may not exceed ten years. However, the term of incentive stock options granted to any participant who owns stock with more than 10% of the voting power of all classes of our outstanding capital stock cannot exceed five years.

  Our 1995 stock plan provides that in the event of a merger of Software.com with or into another corporation, each outstanding option or purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted as described in the preceding sentence, the options or rights shall terminate as of the date of the merger.

 1999 Employee Stock Purchase Plan

  Our 1999 employee stock purchase plan was adopted by our board of directors in May 1999 and approved by our stockholders in June 1999. A total of 1,000,000 shares of common stock has been reserved for issuance under the purchase plan, plus annual increases, to be added on July 1 of each year beginning in 2000, equal to the lesser of:

  . 500,000 shares;
  . 2% of the shares outstanding on that date; or . a lesser amount determined by the board.

  The purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, contains successive twenty-four month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the trading day on or before April 30, 2001.

  Employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and for more than five months in any calendar year. However, the following employees may not be granted options to purchase stock under the purchase plan:

  . any employee who immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or
  . any employee whose rights to purchase stock under all our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

  Participants may purchase common stock through payroll deductions of up to 15% of the participant's compensation. The maximum number of shares a participant may purchase during a single offering period is 10,000 shares.

  Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period and the end of each purchase period.

  The purchase plan provides that, in the event we merge with or into another corporation or a sale of substantially all of our assets, each outstanding option may be assumed or substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set, which will occur before the proposed sale or merger.

  The purchase plan will terminate in 2009. The board of directors has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock.

 401(k) Plan

  In 1996, we adopted a 401(k) Retirement Savings and Investment Plan covering our full-time employees located in the United States. The plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that (a) contributions to the plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the plan, and so that (b) contributions by us, if any, will be deductible by us when made. Under the plan, eligible employees may elect to make payroll deductions up to 20% of their compensation, up to the statutorily prescribed annual limit ($10,000 in 1999) and to have the amount of their deduction contributed to the plan. The plan permits, but does not require, additional matching contributions by us on behalf of all participants. To date, we have not made any matching contributions to the plan.

Limitations of Liability and Indemnification

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemption, or (iv) any transaction from which the director derived an improper personal benefit. The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

  We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Software.com, arising out of the person's services as a director or officer of Software.com, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS

  Lease of 525 Anacapa. In February 1996, we entered into a contract with 525 Anacapa LLC for the lease of our offices at 525 Anacapa Street, Santa Barbara. Pursuant to the lease, we agreed to pay 525 Anacapa LLC a flexible amount per month such that it would recover its costs and expenses in relation to the ownership and operation of the property, and a 9% return on the actual cash invested in acquiring and improving the property, as set forth in the lease. In 1996, 1997, and 1998, we paid an aggregate of $132,000, $165,000, and $171,000, to 525 Anacapa LLC pursuant to the lease. John MacFarlane, Chief Executive Officer and a director of Software.com, and Frank Perna, a director of Software.com, are members of 525 Anacapa LLC.

  Accordance Merger. In May 1996, in connection with the merger of Accordance Corporation and Software.com, we issued 3,107,344 shares of our common stock to Valdur Koha, the former President of Accordance and our current President. Additionally, we issued 715,219 shares of our common stock to John Poulack, a former Principal Software Engineer of Accordance and our current Senior Vice President, Operations.

  Common Stock Registration Rights Agreement. Certain holders of our common stock are entitled to "piggyback" and demand registration rights pursuant to a Registration Rights Agreement dated as of June 1, 1996, as amended. Some of our directors and executive officers, including Mr. MacFarlane, Mr. Koha, and Mr. Poulack, are parties to this registration rights agreement.

  Series B and Series C Preferred Stock. On February 10, 1997, we issued and sold an aggregate of 1,789,279 shares of Series B preferred stock to Cisco Systems, at a per share price of $4.15, and on August 14, 1998, we issued and sold an aggregate of 1,329,781 shares of Series C preferred stock to Cisco at a per share price of $5.15. Upon the closing of this offering, the Series B and Series C preferred stock will automatically convert into 1,789,279 and 1,329,781 shares of our common stock.

  Holders of the Series B and Series C preferred stock will be entitled to "piggyback" and demand registration rights with respect to the shares of common stock into which the Series B and Series C preferred stock will be converted. Mr. Listwin, one of our directors, is an Executive Vice President of Cisco Systems.

  Change of Control Agreements. We have entered into our standard form severance agreement in the event of a change of control with all of our executive officers, except for Mr. Ingalls.

  We entered into a severance agreement with Mr. Ingalls, dated March 1, 1999, which obligates us to provide certain benefits to Mr. Ingalls in connection with a change of control of Software.com. Upon a change in control, one-half of the unvested portion of any options held by Mr. Ingalls will vest and become immediately exercisable. If Mr. Ingalls' employment is terminated by us for any reason or by Mr. Ingalls as a result of "involuntary termination" during a period beginning two months prior to, and ending twelve months after any change in control, then Mr. Ingalls shall be paid a lump sum equal to his annual base salary and highest possible bonus for the fiscal year in which the termination occurs plus any "parachute payment" excise tax and the entire unvested portion of any stock options held by Mr. Ingalls shall vest and become immediately exercisable.

  Our offer letter dated February 9, 1999 to John S. Ingalls, our Senior Vice President and Chief Financial Officer, obligates us to pay Mr. Ingalls a lump sum severance payment if we terminate his employment other than for cause. The amount of the severance payment will equal three months of his then current annual base salary plus one additional week for each month that he has been employed by us, up to a maximum of one year. In addition, we agreed to retain Mr. Ingalls as a consultant for the period of time as is necessary to allow one-half of the unvested portion of his option to purchase 400,000 shares of our common stock to vest.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The table on the following page sets forth information known to Software.com regarding the beneficial ownership of our common stock as of June 15, 1999, and as adjusted to reflect the sale of common stock offered hereby by:

  . each person or entity who is known by us to beneficially own more than 5%
    of our common stock;
  . each of the named executive officers;
  . each of our directors;
  . each selling stockholder that beneficially owns more than 1% of our common stock;
  . all directors and executive officers as a group; and . all other selling stockholders as a group.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 15, 1999 are deemed outstanding, while these shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

  Unless otherwise indicated in the table, the address of each individual listed in the table who beneficially owns more than 5% of our common stock is Software.com, Inc., 525 Anacapa St., Santa Barbara, CA 93101.

  As of June 15, 1999, there were 35,671,753 shares of our common stock outstanding. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

  The numbers shown in the table below assume no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, the selling stockholders would sell an additional 900,000 shares.

                    Principal and Selling Stockholders Table

                          Number of Shares
                            Beneficially
                             Owned as a        Total Shares
                             Result of      Beneficially Owned                   Shares Beneficially
                            Options and     Prior To Offering                    Owned After Offering
                              Warrants        (Including the                        (Including the
                            Exercisable      Number of Shares        Number of     Number of Shares
                           Within 60 Days   Shown in the First        Shares      Shown in the First
                          of June 15, 1999       Column)           Being Offered      Column)(1)
Name or Group of          ---------------- ----------------------- ------------- --------------------
Beneficial Owners              Number       Number      Percentage    Number      Number   Percentage
-----------------         ---------------- ---------    ---------- ------------- --------- ----------
Cisco Systems, Inc......           --      3,119,060        8.7%           --    3,119,060     7.7%
 170 West Tasman Drive
 San Jose, CA 95134
AT&T Ventures...........      798,942(2)   2,386,244(3)     6.5            --    2,386,244     5.8
 3000 Sand Hill Road
 Building 1, Suite 285
 Menlo Park, CA 94025
John L. MacFarlane......           --      5,037,620       14.1            --    5,037,620    12.4
Valdur Koha.............      489,820      3,457,164(4)     9.6            --    3,457,164     8.4
Judith Hamilton.........       30,165        141,153         *             --      141,153       *
Frank Perna, Jr.........       30,165        126,153         *             --      126,153       *
Neal Douglas............      858,942(5)   2,446,244(6)     6.7            --    2,446,244     5.9
Don Listwin.............       37,500      3,229,060(7)     9.0            --    3,229,060     7.9
Bernard Puckett.........       90,000        105,000         *             --      105,000       *
Bernhard Woebker........       90,000        115,000         *             --      115,000       *
Banyan Systems .........           --      1,361,187        3.8       178,940    1,182,247     2.9
Lawrence S. Barels......           --        455,492(8)     1.3        18,421      437,071     1.1
Daniel Bathon...........           --        905,498(9)     2.5        15,789      889,709     2.2
J. Scott Benson(10).....           --        589,576        1.7        42,105      547,471     1.3
Michael S. D'Errico.....           --      1,554,321        4.4       105,264    1,449,057     3.6
Patricia E. Giencke.....           --        721,931        2.0        52,632      669,299     1.6
Bernard J. Haan(10).....           --      1,123,344        3.1       105,264    1,018,080     2.5
Jonathan Dale Ives(10)..           --        804,360        2.3        78,948      725,412     1.8
Eric R. Kanowsky(10)....           --        606,480        1.7        31,579      574,901     1.4
Steven E. Karlson.......           --        651,677        1.8        52,632      599,045     1.5

                          Number of Shares
                            Beneficially
                             Owned as a
                             Result of         Total Shares
                            Options and     Beneficially Owned                      Shares Beneficially
                              Warrants       Prior To Offering                     Owned After Offering
                            Exercisable    (Including the Number       Number of   (Including the Number
                           Within 60 Days   of Shares Shown in          Shares      of Shares Shown in
                          of June 15, 1999   the First Column)       Being Offered the First Column)(1)
Name or Group of          ---------------- ------------------------- ------------- ---------------------
Beneficial Owners              Number        Number       Percentage    Number       Number   Percentage
-----------------         ---------------- ----------     ---------- ------------- ---------- ----------
Bryan P. Lockwood.......         6,800        575,519         1.6       26,316        549,203     1.4
Leopold E. O'Donnell....            --        715,219         2.0       78,948        636,271     1.6
Glenn P. Parker.........        53,833        697,720         2.0       15,789        681,931     1.7
Arthur J. Rice III(10)..            --        718,980         2.0       39,474        679,506     1.7
Richard J.
 Rocaberte(10)..........         1,562        573,813         1.6       52,632        521,181     1.3
Paul I. Wren and Mary
 Leland Wren............        13,750        427,510(11)     1.2       15,788        411,722     1.0
Ben-Liou Yao............         1,067        732,371         2.1       36,842        695,529     1.7
Other selling
 stockholders (6
 persons, each owning
 less than one percent
 of our common stock)...         1,771        859,231         2.4       52,637        806,594     2.0
All directors and
 executive officers as a
 group (9 persons)......     1,658,411     14,707,394        39.4           --     14,707,394    34.7

-------
* Indicates ownership of less than 1% of the outstanding shares of our common stock.

 (1) Assumes no exercise of the underwriters' over-allotment option. If such option is exercised in full, Banyan Systems would sell an additional 161,045 shares; Lawrence S. Barels would sell an additional 16,579 shares; Daniel Bathon would sell an additional 14,211 shares. J. Scott Benson would sell an additional 37,895 shares; Michael S. D'Errico would sell an additional 94,736 shares; Patricia E. Giencke would sell an additional 47,368 shares; Bernard J. Haan would sell an additional 94,736 shares; Jonathan Dale Ives would sell an additional 71,052 shares; Eric R. Kanowsky would sell an additional 28,421 shares; Steven E. Karlson would sell an additional 47,368 shares; Bryan P. Lockwood would sell an additional 23,684 shares; Leopold E. O'Donnell would sell an additional 71,052 shares; Glenn P. Parker would sell an additional 14,211 shares; Arthur J. Rice III would sell an additional 35,526 shares; Richard J. Rocaberte would sell an additional 47,368 shares; Paul I. Wren and Mary Leland Wren would sell an additional 14,212 shares; Ben-Lion Yao would sell an additional 33,158 shares; and other selling stockholders would sell an additional 47,378 shares.
 (2) Includes 399,472 and 399,470 shares issuable upon exercise of warrants held by Venture Fund I, LP and AT&T Venture Fund II, LP.
 (3) Includes 793,651 shares held by Venture Fund I, LP and 793,651 shares held by AT&T Venture Fund II, LP. The general partners of these funds are Dick Bodman, Brad Burnham and Neal Douglas.
 (4) Includes 1,000,000 shares held by The Valdur Koha Qualified Annuity Trust.
 (5) Includes 399,472 and 399,470 shares issuable upon exercise of warrants held by Venture Fund I, LP and AT&T Venture Fund II, LP.
 (6) Includes 793,651 shares held by Venture Fund I, LP and 793,651 shares held by AT&T Venture Fund II, LP. Mr. Douglas, one of our directors, is a General Partner of AT&T Ventures. Mr. Douglas disclaims beneficial ownership of all shares except to the extent of his pecuniary interest in the partnerships.

 (7) Includes 3,119,060 shares held by Cisco Systems, Inc. Mr. Listwin, one of our directors, is an Executive Vice President of Cisco Systems and disclaims beneficial ownership of all shares held by Cisco Systems.
 (8) Includes 167,581 shares held by the Barels Family Trust, 163,911 shares held by Lawrence S. Barels & Wendy L. Barels Charitable Remainder Trust Account, 10,000 shares held by Orion R. Barels, and 10,000 shares held by Tiare A. Barels. Mr. Barels was formerly a director of Software.com.
 (9) Includes 50,000 shares held by Mr. Bathon's spouse, Julie Bathon, 250,000 shares held by Bathon Investments LLP, 105,000 shares held by The DHB, Jr. Family Trust, and 3,250 shares held by each of The APB 1999 Irrevocable Trust, The DHB III 1999 Irrevocable Trust, and The GMB 1999 Irrevocable Trust.
(10) Former officer of Software.com.
(11) Includes 231,680 shares held by Mary Leland Wren and 182,080 shares held by Paul I. Wren III.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this offering and the filing of the second amended and restated certificate of incorporation, we will be authorized to issue 150 million shares of common stock, $.001 par value, and 5,000,000 shares of undesignated preferred stock, $.001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our second amended and restated certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

  As of June 15, 1999, there were 35,671,753 shares of common stock outstanding, which were held of record by approximately 298 stockholders.

  The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Software.com, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

  The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of any preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of Software.com without further action by the stockholders. Immediately prior to the closing no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants

  Upon the closing of this offering, we will have outstanding warrants to purchase 798,942 shares of common stock at an exercise price of $4.15 and 67,961 shares at an exercise price of $5.15. These warrants expire on October 3, 2001 and August 10, 2003.

Registration Rights

  Under the terms of an agreement between us and the holders of 20,516,580 shares of common stock, these holders are entitled to certain rights to have us register these shares under the Securities

Act. Under these registration rights, holders of these "registrable securities" may require that we register their shares for public resale on Form S-3 or similar short-form registration, provided we are eligible to use Form S-3 or similar short-form registration and provided further that the value of the securities to be registered is at least $500,000. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting a public offering, these holders of registrable securities are entitled to include their shares of common stock in the registration, subject however to the right of the managing underwriter to reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration (other than underwriting discounts and commissions) will be borne by us.

  The holders of 6,332,378 shares of common stock to be issued upon the automatic conversion of the Series A, Series B, Series C, or Series D preferred stock upon the closing of this offering and the holders of 798,942 shares of common stock to be issued upon the exercise of warrants are entitled to certain registration rights. Under the terms of an agreement between us and these shareholders, beginning 180 days following the closing of this offering, holders of a majority of the then outstanding registrable securities may require that we register their shares for public resale. We are not obligated to register these shares at any time after the two-year period following the effective date of this offering, or after we have effected one registration under the agreement. Additionally, if we elect to register any of our common stock on a form that would be suitable for a registration of the registrable stock after our initial public offering, we will give the holders of registrable stock notice of such registration and include any shares of registrable stock requested for inclusion, subject however to the right of the underwriter, if any, to reduce the number of shares proposed to be registered in view of market conditions. Furthermore, a majority of the holders of registrable stock may require on two separate occasions that we register their shares for public resale on Form S-3 or similar short-form registration statement, provided we are eligible to use Form S-3 or similar short-form registration statement and provided further that the value of the securities to be registered is at least $500,000. All expenses in connection with any registration (other than underwriting discounts and commissions) will be borne by us. All registration rights will terminate at such time as our shares are publicly traded and the holder is entitled to sell all of its shares in any 90 day period under Rule 144 of the Securities Act and the holders of the registrable stock hold less that 1% of our outstanding common stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

  Certain provisions of Delaware law and our second amended and restated certificate of incorporation to be filed upon the closing of this offering and bylaws could make more difficult the acquisition of Software.com by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Software.com to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Software.com outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

  Election and Removal of Directors. Our second amended and restated certificate of incorporation to be filed upon the closing of the offering provides for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-term, and one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Software.com and may maintain the incumbency of our board of directors, as it generally makes it more difficult for stockholders to replace a majority of the directors.

  Stockholder Meetings. Under our bylaws, only our board of directors, our Chairman of the Board, our Chief Executive Officer, our President or the holders of not less than 51% of the shares of our stock that are entitled to vote at the meeting may call special meetings of stockholders.

  Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

  Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

  Elimination of Stockholder Action By Written Consent. Our second amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

  Elimination of Cumulative Voting. Our second amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

  Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Software.com. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Software.com.

  Amendment of Restated Charter. The amendment of some of the above provisions in our second amended and restated certificate of incorporation would require approval by holders of at least 66 2/3% of our outstanding common stock.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is BankBoston, N.A.

Nasdaq National Market Listing

  We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "SWCM."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for our common stock and a significant public market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could harm market prices and could impair our ability to raise capital through sale of our equity securities. As described below, less than 1% of our shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

  Upon completion of this offering, we will have outstanding 40,671,753 shares of common stock, based upon shares outstanding as of June 15, 1999 and no exercise of outstanding options or warrants. Of these shares, the 6,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, except for shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 34,671,753 shares of common stock held by existing stockholders are "restricted shares," as that term is defined in Rule 144, and are eligible for sale in the public market as follows:

      Number of
        Shares   Date
      ---------  ----
          35,650 After the date of this prospectus

      34,636,103 At various times after 180 days from the date of this prospectus, subject, in some cases, to volume limitations.

  The 34,636,103 restricted shares are subject to lock-up agreements or other contractual restrictions providing that the stockholder will not offer, sell, contract to sell or otherwise dispose of the shares, for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation. As a result of these lock-up agreements and other contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, none of these shares will be resellable until 181 days after the date of this prospectus. Beginning 181 days after the date of this prospectus, approximately 30,950,817 restricted shares will be eligible for sale in the public market, all of which are subject to volume limitations under Rule 144, except approximately 16,582,083 shares eligible for sale under Rule 144(k) and 762,213 shares eligible for sale under Rule 701. In addition, as of June 15, 1999, there were outstanding 9,099,018 options, some of which may be exercised prior to the closing of this offering, and 866,903 warrants to purchase common stock. Those options and warrants are also subject to lock-up agreements. Credit Suisse First Boston Corporation may, in its sole discretion and at any time without notice, release any portion of the securities subject to lock-up agreements or other contractual restrictions.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate of Software.com, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of common stock then outstanding, which will equal approximately 406,717 shares immediately after this offering; or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 in connection with the sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation, or notice provisions of Rule 144.

  Within 90 days following the effectiveness of this offering, we will file a registration statement on Form S-8 to register shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of June 15, 1999, options to purchase a total of 9,099,018 shares were outstanding and 789,084 shares were reserved for future issuance under our stock plan. Common stock issued upon exercise of outstanding vested options, other than common stock issued to our affiliates, is available for immediate resale in the open market.

  Also beginning six months after the date of this offering, holders of 26,848,958 restricted shares and holders of warrants to purchase 866,903 shares of common stock will be entitled to have us register their shares for sale in the public market, based upon shares outstanding as of June 15, 1999. See "Description of Capital Stock--Registration Rights." If we register any of these shares, they will become freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

                                  UNDERWRITING

  Under the terms and subject to the conditions contained in an underwriting
agreement dated          , 1999, we and the selling stockholders have agreed to
sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and BancBoston Robertson Stephens Inc. are acting as representatives, the following respective numbers of shares of common stock:

     Underwriter                                                Number of Shares
     -----------                                                ----------------
     Credit Suisse First Boston Corporation...................
     Merrill Lynch, Pierce, Fenner & Smith
          Incorporated........................................
     BancBoston Robertson Stephens Inc. ......................
                                                                   ---------
     Total....................................................     6,000,000
                                                                   =========

  The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of nondefaulting underwriters may be increased or the offering of common stock may be terminated.

  The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 900,000 additional shares at the initial public offering less the underwriting discounts and commissions. The option may be exercised only to cover over-allotments of common stock.

  The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group
members at that price less a concession of $   per share. The underwriters and
the selling group members may allow a discount of $   per share on sales to
other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

  The following table summarizes the compensation and estimated expenses we will pay.

                                                                Total
                                                       ------------------------
                                                       Without Over- With Over-
                                             Per Share   allotment   allotment
                                             --------- ------------- ----------
Underwriting discounts and commissions paid
 by us.....................................   $           $           $
Expenses payable by us.....................   $           $           $
Underwriting discounts and commissions paid
 by the selling stockholders...............   $           $           $

  The underwriters have informed us that they do not expect discretionary sales by the underwriters to exceed 5% of the shares of common stock being offered in this offering.

  We, our officers and directors and other stockholders have agreed that we will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case issuances pursuant to the exercise of employee stock options, the exercise of warrants outstanding on the date of this prospectus, and pursuant to our employee stock purchase plan.

  The underwriters have reserved for sale, at the initial offering price up to 500,000 shares of common stock for directors, officers, employees and business associates of Software.com. The number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

  Software.com and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

  Software.com has applied to list its common stock on The Nasdaq Stock Market's National Market under the symbol "SWCM."

  Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between Software.com and the representatives of the underwriters. The principal factors to be considered in determining the public offering price include: the information set forth in this prospectus and otherwise available to the representatives; the history and the prospects for the industry in which Software.com will compete; the ability of Software.com's management; the prospects for future earnings of Software.com; the present state of Software.com's development and its current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

  The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives of the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

  The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that Software.com and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

  Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to Software.com, the selling stockholders and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws,
(2) where required by law, such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

  All of the issuer's directors and officers, as well as the experts named herein and the selling stockholders, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

  A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Software.com. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

  Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                      WHERE YOU CAN FIND MORE INFORMATION

  We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, that registers the shares of common stock offered hereby. This prospectus does not contain all of the information stated in the registration statement and the exhibits and schedule filed with the registration statement. For more information about us and the common stock offered hereby, you should review the registration statement and the exhibits and schedule filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, you should review the copy of such contract or other documents filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedule filed with the registration statement may be inspected and copied at the following location of the Securities and Exchange Commission:

                             Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

You may also obtain copies of all or any part of the registration statement from that office at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http:\\www.sec.gov.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon for Software.com by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our historical consolidated financial statements and supplementary consolidated financial statements at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their reports. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

  Effective July 1997, Ernst & Young LLP was engaged as our independent auditors and replaced Arthur Andersen LLP who were dismissed as our independent auditors. The decision to change independent auditors was approved by our board of directors. In the period from December 1994 to July 1997, Arthur Andersen LLP issued no audit report which was qualified or modified as to uncertainty, audit scope or accounting principles, no adverse opinions or disclaimers of opinion on any of our financial statements, and there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. Arthur Andersen LLP has not audited or reported on any of the financial statements or information included in this prospectus. Prior to July 1997, we had not consulted with Ernst & Young LLP on items which involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                               SOFTWARE.COM, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Historical Consolidated Financial Statements
Report of Ernst & Young LLP, Independent Auditors..........................  F-2
Consolidated Balance Sheets................................................  F-3
Consolidated Statements of Operations......................................  F-4
Consolidated Statements of Shareholders' Equity (Deficit)..................  F-5
Consolidated Statements of Cash Flows......................................  F-6
Notes to Consolidated Financial Statements.................................  F-7
Supplementary Consolidated Financial Statements
Report of Ernst & Young LLP, Independent Auditors.......................... F-22
Consolidated Balance Sheets................................................ F-23
Consolidated Statements of Operations...................................... F-24
Consolidated Statements of Shareholders' Equity (Deficit).................. F-25
Consolidated Statements of Cash Flows...................................... F-26
Notes to Consolidated Financial Statements................................. F-27

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
Software.com, Inc.

  We have audited the accompanying consolidated balance sheets of Software.com, Inc. as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Software.com, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                     Ernst & Young LLP

Woodland Hills, California
April 12, 1999

                               SOFTWARE.COM, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)

                                                                    Pro Forma
                                                                  Shareholders'
                                     December 31                     Equity
                                  ------------------   March 31,  at March  31,
                                    1997      1998       1999         1999
                                  --------  --------  ----------- -------------
                                                      (unaudited)  (unaudited)
Assets
Current assets:
  Cash and cash equivalents...... $  6,080  $  5,431   $  5,352
  Short-term investments.........      892       496         --
  Accounts receivable, less
   allowance of $114, $481, and
   $788 for December 31, 1997,
   1998 and March 31, 1999.......    2,543     9,091      7,856
  Prepaid expenses and other
   assets........................      629       501        622
                                  --------  --------   --------
    Total current assets.........   10,144    15,519     13,830
Property and equipment, net......    3,533     3,264      3,096
Deposits and other assets........      254       249        284
                                  --------  --------   --------
                                  $ 13,931  $ 19,032   $ 17,210
                                  ========  ========   ========
Liabilities and shareholders'
 equity (deficit)
Current liabilities:
  Accounts payable............... $    610  $  1,129   $  1,711
  Accrued payroll and related
   liabilities...................      532     1,291      1,191
  Other accrued liabilities......    1,342     1,848      1,253
  Deferred revenue...............    3,565     3,747      3,328
  Note payable to bank...........    4,388     7,395      7,673
  Current portion of long-term
   debt..........................      240       240        240
                                  --------  --------   --------
    Total current liabilities....   10,677    15,650     15,396
Long-term debt...................      340       100         40
Redeemable convertible preferred
 stock--Series A, no par value,
 1,587,302 shares authorized,
 issued and outstanding in 1997
 and 1998........................    5,440     5,972      6,182
Redeemable convertible preferred
 stock--Series B, no par value,
 1,789,279 shares authorized,
 issued and outstanding in 1997
 and 1998........................    7,398     7,398      7,398
Shareholders' equity (deficit):
  Convertible preferred stock--
   Series C, no par value,
   1,329,781 shares authorized,
   issued and outstanding in
   1998..........................       --     6,848   $  6,848     $     --
  Common stock, no par value,
   authorized--50,000,000 shares
   in 1997 and 1998, issued and
   outstanding--26,435,681 and
   27,052,862 shares at December
   31, 1997 and 1998,
   respectively, and 27,329,501
   shares at March 31, 1999 and
   32,035,863 shares issued and
   outstanding pro forma.........    3,694     6,336      6,752       27,180
  Deferred compensation..........       --    (1,447)    (1,343)      (1,343)
  Accumulated deficit............  (13,618)  (21,825)   (24,063)     (24,063)
                                  --------  --------   --------     --------
    Total shareholders' equity
     (deficit)................... $ (9,924) $(10,088)  $(11,806)    $  1,774
                                  ========  ========   ========     ========
    Total liabilities and
     shareholders' equity
     (deficit)................... $ 13,931  $ 19,032   $ 17,210
                                  ========  ========   ========

                            See accompanying notes.

                               SOFTWARE.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                           Three Months ended
                              Year ended December 31            March 31,
                             --------------------------  -----------------------
                              1996      1997     1998       1998        1999
                             -------  --------  -------  ----------- -----------
                                                         (unaudited) (unaudited)
Revenues:
  Software licenses........  $ 6,555  $  7,859  $17,461    $ 3,098     $ 5,045
  Services.................    1,327     2,807    8,157      1,800       3,013
                             -------  --------  -------    -------     -------
    Total revenues.........    7,882    10,666   25,618      4,898       8,058
                             -------  --------  -------    -------     -------
Cost of revenues:
  Software licenses........      218       689    1,568        485         376
  Services.................      767     2,675    7,451      1,647       2,044
                             -------  --------  -------    -------     -------
    Total cost of
     revenues..............      985     3,364    9,019      2,132       2,420
                             -------  --------  -------    -------     -------
Gross profit...............    6,897     7,302   16,599      2,766       5,638
Operating expenses:
  Sales and marketing......    4,554     8,607   10,769      2,284       3,560
  Research and
   development.............    3,457     6,309    8,716      2,135       2,711
  General and
   administrative..........    2,136     3,081    4,014        955       1,170
  Legal matter.............       --     1,000     (400)        --          --
                             -------  --------  -------    -------     -------
    Total operating
     expenses..............   10,147    18,997   23,099      5,374       7,441
                             -------  --------  -------    -------     -------
Loss from operations.......   (3,250)  (11,695)  (6,500)    (2,608)     (1,803)
Other income (expense):
  Interest income..........       87       298      293         79          60
  Interest expense.........       --       (59)    (645)      (130)       (205)
  Other....................       --        --      (84)       (39)        (12)
                             -------  --------  -------    -------     -------
    Total other income
     (expense).............       87       239     (436)       (90)       (157)
                             -------  --------  -------    -------     -------
Loss before income taxes...   (3,163)  (11,456)  (6,936)    (2,698)     (1,960)
Provision for income
 taxes.....................       --         1      446          1          68
                             -------  --------  -------    -------     -------
Net loss...................   (3,163)  (11,457)  (7,382)    (2,699)     (2,028)
Accretion on redeemable
 convertible preferred
 stock.....................     (180)     (730)    (825)      (210)       (210)
                             -------  --------  -------    -------     -------
Net loss applicable to
 common shareholders.......  $(3,343) $(12,187) $(8,207)   $(2,909)    $(2,238)
                             =======  ========  =======    =======     =======
Basic and diluted net loss
 per share.................  $ (0.13) $  (0.46) $ (0.31)   $ (0.11)    $ (0.08)
                             =======  ========  =======    =======     =======
Weighted-average shares of
 common stock outstanding
 used in computing basic
 and diluted net loss per
 share.....................   25,419    26,235   26,649     26,476      27,170
                             =======  ========  =======    =======     =======
Pro forma basic and diluted
 net loss per share
 (unaudited)...............                     $ (0.24)               $ (0.06)
                                                =======                =======
Shares used in computing
 pro forma basic and
 diluted net loss per share
 (unaudited)...............                      30,531                 31,876
                                                =======                =======

                            See accompanying notes.

                               SOFTWARE.COM, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)

                           Preferred                  Retained
                             Stock     Common Stock   Earnings/
                         ------------- ------------- Accumulated   Deferred
                         Shares Amount Shares Amount  (Deficit)  Compensation  Total
                         ------ ------ ------ ------ ----------- ------------ --------
Balance at December 31,
 1995...................    --  $   -- 24,506 $  639  $  1,912     $    --    $  2,551
 Issuance of common
  stock for cash........    --      --  1,544  2,178        --          --       2,178
 Issuance of common
  stock as
  compensation..........    --      --     60     60        --          --          60
 Issuance of warrants...    --      --     --    430        --          --         430
 Issuance of stock
  options...............    --      --     --     46        --          --          46
 Accretion of mandatory
  redemption value of
  preferred stock.......    --      --     --     --      (180)         --        (180)
 Stock option
  exercises.............    --      --     53     53        --          --          53
 Net loss...............    --      --     --     --    (3,163)         --      (3,163)
                         -----  ------ ------ ------  --------     -------    --------
Balance at December 31,
 1996...................    --      -- 26,163  3,406    (1,431)         --       1,975
 Accretion of mandatory
  redemption value of
  preferred stock.......    --      --     --     --      (730)         --        (730)
 Stock option
  exercises.............    --      --    273    288        --          --         288
 Net loss...............    --      --     --     --   (11,457)         --     (11,457)
                         -----  ------ ------ ------  --------     -------    --------
Balance at December 31,
 1997...................    --      -- 26,436  3,694   (13,618)         --      (9,924)
 Issuance of preferred
  Series C.............. 1,330   6,848     --     --        --          --       6,848
 Repricing of warrants..    --      --     --    294        --          --         294
 Accretion of mandatory
  redemption value of
  preferred stock.......    --      --     --     --      (825)         --        (825)
 Stock option
  exercises.............    --      --    617    759        --          --         759
 Issuance of warrants...    --      --     --     94        --          --          94
 Deferred compensation
  related to stock
  options...............    --      --     --  1,495        --      (1,495)         --
 Amortization of
  deferred compensation
  in connection with
  stock options.........    --      --     --     --        --          48          48
 Net loss...............    --      --     --     --    (7,382)         --      (7,382)
                         -----  ------ ------ ------  --------     -------    --------
Balance at December 31,
 1998................... 1,330   6,848 27,053  6,336   (21,825)     (1,447)    (10,088)
 Accretion of mandatory
  redemption value of
  preferred stock
  (unaudited)...........    --      --     --     --      (210)         --        (210)
 Stock option exercises
  (unaudited)...........    --      --    277    416        --          --         416
 Amortization of
  deferred compensation
  in connection with
  stock options
  (unaudited)...........    --      --     --     --        --         104         104
 Net loss (unaudited)...    --      --     --     --    (2,028)         --      (2,028)
                         -----  ------ ------ ------  --------     -------    --------
Balance at March 31,
 1999 (unaudited)....... 1,330  $6,848 27,330 $6,752  $(24,063)    $(1,343)   $(11,806)
                         =====  ====== ====== ======  ========     =======    ========

                            See accompanying notes.

                               SOFTWARE.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                         Three Months ended
                           Year ended December 31,            March 31,
                          ---------------------------  -----------------------
                           1996      1997      1998       1998        1999
                          -------  --------  --------  ----------- -----------
                                                       (unaudited) (unaudited)
Operating activities
Net loss................  $(3,163) $(11,457) $ (7,382)   $(2,699)    $(2,028)
Adjustments to reconcile
 net loss to net cash
 used by operating
 activities:
  Depreciation and
   amortization.........      436     1,204     1,648        373         474
  Stock issued as
   compensation.........       60        --        --         --          --
  Deferred
   compensation.........       --        --        48         --         104
  Fair value of options
   issued related to
   lease signing........       46        --        --         --          --
  Contribution of fixed
   assets from
   customers............     (317)       --        --         --          --
  Provision for doubtful
   accounts.............       69       123       554        106         308
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........     (359)   (1,246)   (7,102)    (1,282)        927
    Prepaid expenses and
     other current
     assets.............     (501)      (17)      128         43        (121)
    Deferred income
     taxes..............     (216)      258        --         --          --
    Accounts payable....      424        51       519        817         581
    Accrued payroll and
     related
     liabilities........       79       291       759        120        (100)
    Other accrued
     liabilities........      (57)    1,248       506         53        (595)
    Deferred revenue....     (672)    3,452       182        (25)       (419)
    Other...............       --        --        23         --          --
                          -------  --------  --------    -------     -------
      Net cash used in
       operating
       activities.......   (4,171)   (6,093)  (10,117)    (2,494)       (869)
Investing activities
Acquisition of property
 and equipment..........   (2,047)   (2,555)   (1,379)      (284)       (307)
Purchases of short-term
 investments............       --      (892)     (504)        --          --
Maturities of short-term
 investments............       --        --       900        892         496
Increase (decrease) in
 other assets...........        8      (197)       77         (4)        (34)
                          -------  --------  --------    -------     -------
      Net cash provided
       by (used in)
       investing
       activities.......   (2,039)   (3,644)     (906)       604         155
Financing activities
Proceeds from long-term
 debt...................       --       600        --         --          --
Repayments of long-term
 debt...................       --       (20)     (240)      (120)        (60)
Proceeds from note
 payable to bank, net...       --     4,388     3,007         26         279
Issuance of preferred
 stock..................    4,960     7,398     6,848         --          --
Exercise of stock
 options................       53       288       759        147         416
Issuance of common
 stock..................    2,178        --        --         --          --
                          -------  --------  --------    -------     -------
      Net cash provided
       by financing
       activities.......    7,191    12,654    10,374         53         635
                          -------  --------  --------    -------     -------
Net (decrease) increase
 in cash and cash
 equivalents............      981     2,917      (649)    (1,837)        (79)
Cash and cash
 equivalents at
 beginning of year......    2,182     3,163     6,080      6,080       5,431
                          -------  --------  --------    -------     -------
Cash and cash
 equivalents at end of
 year...................  $ 3,163  $  6,080  $  5,431    $ 4,243     $ 5,352
                          =======  ========  ========    =======     =======
Income taxes paid.......  $   700  $      1  $    383    $    --     $    68
                          =======  ========  ========    =======     =======
Interest paid...........  $    --  $     59  $    625    $    41     $   189
                          =======  ========  ========    =======     =======

                            See accompanying notes.

                               SOFTWARE.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

1. Summary of Significant Accounting Policies

Organization and Business

  Software.com, Inc. (the Company) develops, markets, sells, and supports a variety of Internet standards-based messaging software products to service providers worldwide, including telecommunications companies, Internet Service Providers, cable-based Internet access providers, Internet Portals, and Internet service wholesalers. Service providers use these products to provide advanced messaging offerings, such as Internet mail services, to their consumer and business customers.

Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

  As further described in Note 11, the Company acquired Mobility.Net Corporation on April 12, 1999.

Interim Financial Statements

  The accompanying balance sheet as of March 31, 1999 and the statements of operations and cash flows for the three months ended March 31, 1998 and 1999 and the statement of shareholders' equity for the three months ended March 31, 1999 are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of operating results to be expected for the full fiscal year.

Cash Equivalents and Short-Term Investments

  The Company considers all highly liquid debt instruments purchased with original maturity dates of three months or less and investments in money market funds to be cash equivalents. Investments with maturities between three to twelve months are considered to be short-term investments. Short-term investments consist of corporate commercial paper.

Concentration of Credit Risk, Other Risks and Significant Customers

  The Company's business is extremely competitive and is characterized by rapid technology change, new product development and product obsolescence, and evolving industry standards.

  The Company grants credit terms in the normal course of business to its customers. The Company does not require collateral; however, it does perform periodic credit evaluations and analysis of the amounts due from its customers. Credit losses have been within management's expectations and potential uncollectible accounts have been provided for in the financial statements.

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


  Revenues from the Company's two largest customers in each of the years ended December 31, 1996, 1997 and 1998, accounted for 35% and 24%, 17% and 11% and 12% and 10% of total revenues, respectively. At December 31, 1997, and 1998 the three largest customer receivable balances totaled 50% and 36% of total accounts receivable, respectively.

Property and Equipment

  Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred. Expenditures for additions and major improvements are capitalized.

  Depreciation and leasehold improvements amortization are computed on a straight-line basis over the following estimated useful lives:

   Computer equipment and
    software................ 3 to 5 years
   Furniture and fixtures... 7 years
   Leasehold improvements... Lesser of estimated useful life or life of lease

Income Taxes

  Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", issued by the Financial Accounting Standards Board (FASB) (see Note 5). Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Accounting for Stock Based Compensation

  Employee stock options are accounted for under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which requires the recognition of expense when the option price is less than the fair value of the stock at the date of grant.

  The Company generally awards options for a fixed number of shares at an option price equal to the fair value at the date of grant. The Company has adopted the disclosure-only provisions of FASB's Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS
123).

Revenue Recognition

  In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 (SOP 97-2), which was amended by SOP 98-4 and SOP 98-9, "Software Revenue Recognition." These statements provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. This guidance is effective for the Company's transactions entered into subsequent to January 1, 1998. The application of certain provisions were deferred until fiscal years beginning on or after March 15, 1999. Final adoption of

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

these provisions is not expected to have a material impact on the Company's financial condition or results of operation.

  Revenue from Software Licenses. The Company recognizes revenue from sales of software upon delivery of a license key to the customer, provided that persuasive evidence of an arrangement exists, the license fee is fixed and determinable, and collection of the fee is considered probable. If the license agreement has a multi-year term or the license fees are calculated based on variable measures, such as the number of mailboxes in use, the Company recognizes revenue as the customer activates mailboxes on their system. Revenue is earned and recognized under revenue sharing arrangements based on a percentage of the quarterly revenue generated by the customers' internet related service offerings that use the Company's products. To date, revenues and expenses related to these revenue sharing arrangements have not been significant. Revenues from sales to resellers are not recognized until the product is sold through to the end user and the license key is issued.

  Revenue from Services. Support and maintenance contracts generally call for the company to provide technical support and software updates and upgrades to customers. Support and maintenance revenue is recognized ratably over the support or maintenance period. Other services revenue, primarily consulting and training, is recognized under the percentage of completion method and is billed monthly on a time and materials basis.

  When software and services are billed prior to the time the related revenue is recognized under the foregoing policy, deferred revenue is recorded. There were no unbilled accounts receivable at December 31, 1997 or 1998.

Research and Development

  Pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," development costs related to software products are expensed as incurred until the "technological feasibility" of the product has been established. Because of the relatively short time period between "technological feasibility" and product release, and the insignificant amount of costs incurred during such period, no software development costs have been capitalized.

Advertising Costs

  The Company expenses advertising costs as incurred. Advertising expense totaled $594,000, $528,000 and $296,000 for 1996, 1997 and 1998, respectively.

Comprehensive Income

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

statements and is effective for fiscal years beginning after December 15, 1997. To date, the Company has not had any transactions that are required to be reported as Comprehensive Income.

Net Loss Per Share

  Basic and diluted net loss per common share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS
128), for all periods presented.

  In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. The Company has excluded all redeemable convertible preferred stock, convertible preferred stock, warrants and outstanding stock options from the calculation of diluted loss per share because all such securities are antidilutive for all periods presented.

Pro Forma Shareholders' Equity and Net Loss Per Share (unaudited)

  If the offering contemplated by this Prospectus is consummated, the outstanding shares of Series A, B and C convertible preferred stock will automatically be converted into common stock. Pro forma shareholders' equity at March 31, 1999, as adjusted for the assumed conversion is disclosed on the balance sheet.

  Pro forma basic and diluted net loss per share, as presented in the statements of operations, has been computed as described above and also gives effect to the conversion of the convertible preferred stock from the original date of issuance.

Segment Information

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS
131). This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers, presented in Notes 1 and 8. Based on the provisions of FAS 131 and the manner in which management analyzes its business, the Company has determined that it does not have separately reportable operating segments.

Fair Value of Financial Instruments

  The carrying amounts reported in the balance sheets for cash and cash equivalents, short term investments, accounts receivable and accounts payable approximate their fair values due to the short term nature of these financial instruments. The fair values of the note payable to bank and the long term debt are estimated based on current interest rates available to the Company for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of the note payable to bank and the long term debt approximates their fair values.

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ materially from those estimates.

Reclassification

  Certain prior year amounts have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Software for Internal Use" (SOP 98-1), which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 is not expected to have a material impact on the Company's financial condition or results of operations. To date the Company has not incurred significant costs developing internal-use software which would be capitalizable.

  In June 1998, the FASB issued Statement of Financial Accounting Standards No.133, "Accounting for Derivative Instruments and Hedging Activities" (FAS
133). The Company is required to adopt FAS 133 in its fiscal year ending December 31, 2000. FAS 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

2. Property and Equipment

  The major components of property and equipment are as follows (in thousands):

                                                                   December 31
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
      Computer equipment and software............................ $3,453 $4,604
      Furniture and fixtures.....................................    971    987
      Leasehold improvements.....................................    830  1,043
                                                                  ------ ------
                                                                   5,254  6,634
      Less accumulated depreciation and amortization.............  1,721  3,370
                                                                  ------ ------
                                                                  $3,533 $3,264
                                                                  ====== ======

3. Note Payable to Bank and Long-Term Debt

  The Company has an arrangement with a financial institution which provides for a total line of credit not to exceed the lesser of $15,000,000 (of which the Company may draw down up to

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

$2,500,000 as an equipment acquisition loan), or an amount based on certain receivables collection criteria. As of December 31, 1998 the Company had borrowings of $7,735,000 and an additional $4,153,000 was available under this financing arrangement.

  At December 31, 1997 and 1998, borrowings under the line of credit and the equipment acquisition loan totaled $4,388,000 and $580,000, and $7,395,000 and $340,000, respectively. The interest rates for borrowing under the line of credit and the equipment acquisition loan are prime rate plus 1.5% (9.25% at December 31, 1998) and prime rate plus 1.75% (9.5% at December 31, 1998), respectively. The credit facility expires on August 31, 2000. The equipment acquisition loan is classified as long-term debt. Maturities on the equipment acquisition loan outstanding at December 31, 1998 are as follows (in thousands):

      Year                                                                Amount
      ----                                                                ------
      1999...............................................................  $240
      2000...............................................................   100
                                                                           ----
                                                                           $340
                                                                           ====

  In connection with a renegotiation of the credit facility in 1998, the Company issued a warrant to the financial institution to purchase 67,961 shares of common stock of the Company at an exercise price of $5.15 per share. The fair value of the warrants was determined to be approximately $94,000, using the Black-Scholes option pricing model with an expected volatility factor of 35%, risk-free interest rate of 6%, no dividend yield, and a 5 year life, and is being amortized as interest expense over the term of the credit facility agreement.

  The line of credit is collateralized by receivables, inventory, investment property, equipment, deposit accounts and certain other assets. The financing agreement also contains certain compliance covenants and restrictive provisions, among which are restrictions on borrowings and payments of dividends. At March 31, 1999, the Company was not in compliance with the minimum tangible net worth provision of the existing credit agreement. However, the Company obtained a waiver on such covenant from the financial institution.

4. Preferred Stock

  In October 1996, the Company issued to AT&T Ventures 1,587,302 shares of Series A, no par value, redeemable convertible preferred stock (the Preferred Stock A), for net proceeds of $4,960,000 (the Series A Preferred Stock Financing Agreement). The Company also issued a warrant to purchase 529,101 shares of common stock of the Company at an exercise price of $5.00 per share and a warrant to purchase 269,841 shares of common stock at an exercise price of $7.00 per share (the Common Stock Purchase Warrants). At the option of the holder, the Preferred Stock A is convertible into shares of common stock at the conversion ratio of 1:1 subject to anti-dilution protection at any time. The Preferred Stock A is entitled to voting rights and dividends based on the number of shares of common stock issuable upon conversion of the Preferred Stock A. The holders of the Preferred Stock A have liquidation preference at $3.15 per share plus any declared but unpaid dividends. The

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

warrants are exercisable for a period of five years from the date of issuance. At issuance, the fair value of the warrants, approximately $430,000, was recorded as common stock on the Company's balance sheet. The fair value of the warrants was determined using the Black-Scholes option pricing model using an expected volatility factor of 30%, risk free interest rate of 6%, no dividend yield, and a 5-year life.

  In February 1997, the Company issued to Cisco Systems, Inc. 1,789,279 shares of Series B, no par value, redeemable convertible preferred stock (the Preferred Stock B), for net proceeds of $7,398,000 (the Series B Preferred Stock Financing Agreement). At the option of the holder, the Preferred Stock B is convertible into shares of common stock at the conversion ratio of 1:1 subject to anti-dilution protection at any time. The Preferred Stock B is entitled to voting rights and dividends based on the number of shares of common stock issuable upon conversion of the Preferred Stock B. The holders of the Preferred Stock B have liquidation preference at $4.15 per share plus any declared but unpaid dividends.

  The Preferred Stock A and B will be automatically converted into common stock at the then applicable conversion rate in the event of an underwritten public offering of shares of common stock in which the Company receives not less than $15,000,000 in total proceeds and per share consideration of $5.15 (Qualifying
IPO). Under the terms of the Series A and B Preferred Stock Financing Agreements, beginning on October 3, 1998 (the Redemption Date), if a Qualifying IPO had not yet occurred, the holders of a majority of the Preferred Stock A could request at any time that the Company redeem their shares (Redemption Request) as described below.

  In July 1998, the Company executed an agreement with the holders of the Preferred Stock A (the Waiver of Redemption Rights Agreement) whereby the holders of such shares agreed to extend the Redemption Date for a period of 15 months to January 3, 2000. In consideration of the Waiver of Redemption Rights Agreement, the Company executed an amendment to the Common Stock Purchase Warrants which reduced the exercise price of such warrants to $4.15 per share. The exercise period of the warrants remained unchanged. As a result of the change in the exercise price, the fair value of the warrants increased by approximately $294,000, which was reclassified from redeemable convertible preferred stock into common stock.

  If a Redemption Request is made by the Preferred Stock A shareholders, the holders of a majority of the Preferred Stock B may then elect whether or not to join such Redemption Request. The Preferred Stock A redemption price will be $3.15 per share plus declared and unpaid dividends and a redemption premium of 10% per year compounded annually.

  The Preferred Stock B redemption price will be $4.15 per share plus declared and unpaid dividends.

  The initial fair value of the Preferred Stock A is being increased by periodic accretions, using the interest method, so that the carrying amount will equal the mandatory redemption amount at the redemption date. For the years ended December 31, 1996, 1997, 1998 and the three months ended March 31, 1998 and 1999, such periodic accretions totaled $180,000, $730,000, $825,000 and $210,000 and $210,000 respectively, and are being effected by charges against accumulated deficit.

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


  If the holders of a majority of the Preferred Stock B elect to join, the Company shall redeem one-third of the total shares of each series of Preferred Stock A and B joining in that and each successive Redemption Request. Each successive Redemption Request must occur at least one year after the previous Redemption Request, and no Redemption Request will be permitted after January 3, 2003. If the holders of a majority of the Preferred Stock B elect not to join the first Redemption Request, the Company shall forthwith redeem all outstanding shares of Preferred Stock A. Six months after such redemption has occurred, the holders of a majority of the Preferred Stock B may make their own redemption request (Series B Redemption Request). Upon that and each successive Series B Redemption Request, the Company shall redeem one-half of the outstanding shares of Preferred Stock B. Each successive Series B Redemption Request must occur at least six months after the previous Series B Redemption Request, and no Series B Redemption Request will be permitted after January 3, 2003.

  On August 14, 1998, the Company issued to Cisco Systems, Inc. 1,329,781 shares of Series C, no par value, convertible preferred stock (the Preferred Stock C) for net proceeds of $6,848,000. The Preferred Stock C contains voting and dividend rights, preferences and privileges substantially identical to the Preferred Stock A and B except that the Preferred Stock C is not entitled to any redemption rights. In addition, in the event of a liquidation, the Preferred Stock C is entitled to a non-participating liquidation preference senior to the Preferred Stock A and B.

  The Company has reserved 4,706,362 shares of common stock for the conversion of the Preferred Stock A, B, and C. In addition, the Company has reserved 866,903 shares of common stock for issuance in the event of exercise of outstanding warrants.

5. Income Taxes

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

  The provision for income taxes consists of the following (in thousands):

                                                                  1996 1997 1998
                                                                  ---- ---- ----
      Current:
        Federal.................................................  $ -- $ -- $ --
        State...................................................    --    1    1
        Foreign.................................................    --   --  445
                                                                  ---- ---- ----
                                                                    --    1  446
      Deferred:.................................................    --   --   --
                                                                  ---- ---- ----
          Total.................................................  $ -- $  1 $446
                                                                  ==== ==== ====

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


  The provision for foreign income taxes in 1998 relates to foreign withholding taxes. A reconciliation of the statutory federal income tax rate to the effective tax rate, as a percentage of loss before income tax is as follows:

                                                            1996   1997   1998
                                                            ----   ----   ----
      Statutory federal income tax (benefit) rate.......... (34)%  (34)%  (34)%
      State income tax benefits............................  --     (4)    (2)
      Foreign income taxes.................................  --     --      7
      Changes in valuation allowance.......................  34     41     47
      Research and development credits.....................  --     (2)    (6)
      Nonqualified stock options...........................  --     --     (7)
      Other................................................  --     (1)     2
                                                            ---    ---    ---
                                                             --%    --%     7%
                                                            ===    ===    ===

  The components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1998 are as follows (in thousands):

                                                                1997     1998
                                                               -------  -------
      Net operating loss carryforwards........................ $ 3,206  $ 5,923
      Research and development tax credit carryforwards.......     222      996
      Deferred revenue........................................   1,544    1,232
      Accruals and reserves...................................     276      317
                                                               -------  -------
      Deferred tax assets.....................................   5,248    8,468
      Valuation allowance.....................................  (5,248)  (8,468)
                                                               -------  -------
      Net deferred tax assets................................. $    --  $    --
                                                               =======  =======

  Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

  At December 31, 1998, the Company had net operating loss carryforwards available to reduce future federal and state income of $15,914,000 and $5,797,000 respectively, which expire from 2010 to 2018 for federal and 2001 to 2003 for state.

  The Company has federal and state research and development credits of approximately $462,000 and $150,000, respectively, expiring in 2011 to 2013, which may be used to offset future tax liabilities. The Company also has a foreign tax credit of approximately $382,000, which will expire in the year 2003.

  Under Section 382 of the Internal Revenue Code, the utilization of the net operating loss and tax credit carryforwards may be limited based on changes in the percentage of ownership of the Company.

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


  Included in the valuation allowance balance is $541,000 related to the exercise of stock options which is not reflected as an expense for financial reporting purposes. Accordingly, any future reduction in the valuation allowance relating to this amount will be recorded in equity and not reflected as an income tax benefit in the statement of operations.

6. Commitments and Contingencies

  The Company leases its facilities and other equipment under noncancelable operating leases which expire at various dates through 2001. Approximate minimum annual lease commitments under operating leases are as follows (in thousands):

      Year                                                                Amount
      ----                                                                ------
      1999............................................................... $1,194
      2000...............................................................    506
      2001...............................................................    422
      2002...............................................................     26
      2003...............................................................     --
                                                                          ------
                                                                          $2,148
                                                                          ======

  Rent expense totaled $285,000, $955,000 and $1,378,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

  The Company leases one of its facilities from a related party (see Note 9). The lease expires in February 2002.

  The Company has been involved in a contract dispute with a third party technology partner under a licensing agreement entered into in 1996. The dispute relates to a minimum royalty obligation of $1,000,000 purportedly owed by the Company to the third party under the licensing agreement. In 1997, the third party asserted a claim to the minimum royalty. Based on an analysis of the claim asserted, the Company accrued $1,000,000 for its potential exposure under the claim. In February 1999, the parties entered into an agreement to settle all outstanding claims. Under the terms of the settlement agreement, the Company agreed to pay the third party a minimum of $400,000, with a contingent obligation to pay an additional $200,000 if the Company does not take certain actions prior to December 31, 1999. As a result of this settlement, and the reduction in the estimated potential liability, the related accrual has been reduced to $600,000 at December 31, 1998.

7. Stock Options

  In October 1995, the Company adopted a stock option plan (the Plan) which provides for the issuance of incentive and nonqualified stock options. Options under the stock option plan are granted for a term of five years at an exercise price equal to the fair market value of the shares at the date of grant, as determined by the board of directors. The options generally vest over a period of four years at 25% per year. The Plan authorizes a total of up to 10,500,000 shares of Common Stock for

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

issuances as either incentive stock or nonqualified options. At December 31, 1998 and March 31, 1999, 3,046,000 and 1,822,000 shares, respectively remain available for grant under this plan and 6,511,000 and 7,508,000 shares, respectively are reserved for issuance upon the exercise of outstanding options.

  In addition to the options granted under the Plan, the Company has granted options outside of the Plan to purchase an aggregate of 1,000,000 shares of common stock. These options contain the same vesting provisions as those granted under the Plan except that an option to purchase 250,000 shares is subject to accelerated vesting in certain circumstances.

  A summary of the stock option activity is as follows (in thousands, except per share amounts):

                                                              Exercise Price
                                                           --------------------
                                                                       Weighted
                                                   Shares   Low  High  Average
                                                   ------  ----- ----- --------
      Outstanding at December 31, 1996............  5,016  $1.00 $3.35  $1.56
        Granted...................................  2,333   3.50  3.65   3.63
        Exercised.................................   (273)  1.00  3.35   1.06
        Canceled.................................. (1,567)  1.00  3.65   1.43
                                                   ------  ----- -----  -----
      Outstanding at December 31, 1997............  5,509   1.00  3.65   2.50
        Granted...................................  3,754   3.65  3.65   3.65
        Exercised.................................   (617)  1.00  3.65   1.23
        Canceled.................................. (1,135)  1.00  3.65   3.06
                                                   ------  ----- -----  -----
      Outstanding at December 31, 1998............  7,511   1.00  3.65   3.10
        Granted (unaudited).......................  1,401   5.50  6.15   5.71
        Exercised (unaudited).....................   (277)  1.00  3.65   1.51
        Canceled (unaudited)......................   (127)  3.00  5.50   3.68
                                                   ------  ----- -----  -----
      Outstanding at March 31, 1999 (unaudited)...  8,508  $1.00 $6.15  $3.57
                                                   ======  ===== =====  =====

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


                                Options Outstanding at      Options Exercisable
                                  December 31, 1998         at December 31, 1998
                           -------------------------------- --------------------
                                        Weighted
                                         Average   Weighted             Weighted
                            Number of   Remaining  Average   Number of  Average
                             Shares    Contractual Exercise   Shares    Exercise
Exercise Price Range       Outstanding    Life      Price   Exercisable  Price
--------------------       ----------- ----------- -------- ----------- --------
 $1.00--$1.50.............    1,565       2.22      $1.16      1,014      1.16
 $3.00--$3.65.............    5,946       3.78      $3.61      1,175      3.51

                                Options Outstanding at      Options Exercisable
                                    March 31, 1999           at March 31, 1999
                                     (unaudited)                (unaudited)
                           -------------------------------- --------------------
                                        Weighted
                                         Average   Weighted             Weighted
                            Number of   Remaining  Average   Number of  Average
                             Shares    Contractual Exercise   Shares    Exercise
Price Range                Outstanding    Life      Price   Exercisable  Price
-----------                ----------- ----------- -------- ----------- --------
 $1.00--$1.50.............    1,342       1.67      $1.18        874      1.18
 $3.00--$3.65.............    5,768       3.54      $3.61      1,301      3.52
 $5.50--$6.15.............    1,398       4.00      $5.71         17      5.50

  If the Company recognized employee stock option-related compensation expense in accordance with FAS 123 and used the minimum value method for determining the weighted average fair value of options granted during 1996, 1997 and 1998, its pro forma net loss applicable to common shareholders would have been $3,524,000, $12,737,000 and $8,979,000 respectively. The pro forma basic and diluted loss per share would have been $0.14, $0.49 and $0.34 for 1996, 1997 and 1998, respectively.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting periods. The pro forma effect on net loss for 1996, 1997 and 1998 is not representative of the pro forma effect on net income or loss in future years because compensation expense in future years will reflect the amortization of a larger number of stock options granted in several succeeding years.

  In computing the pro forma compensation expense under FAS 123, a weighted-average fair value of $0.31 for 1996 and $0.65 for 1997 and 1998 stock option grants was estimated at the date of grant using the minimum value option pricing model with the following assumptions for 1996, 1997 and 1998: risk-free interest rate of approximately 6%, a weighted-average expected life of the options of 3.9, 3.4, and 3.3 years, respectively, and no assumed dividend yield.

  As of December 31, 1998, the Company's stock options had a weighted-average remaining contractual life of 3.5 years.

  In connection with the grant of certain share options to employees during 1998, the Company recorded deferred compensation of approximately $1,495,000 for the aggregate differences between the exercise prices of options at their dates of grant and the deemed fair value for accounting

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

purposes of the common shares subject to such options. Such amount is being amortized over the vesting period of the related options. Amortization expense recognized during 1998 and the three months ended March 31, 1999 totaled $48,000 and $104,000, respectively.

8. Geographic Information

  Information regarding revenues and long-lived assets attributable to the Company's primary geographic operating regions is as follows (in thousands):

                                                               Years ended
                                                               December 31
                                                          ----------------------
                                                           1996   1997    1998
                                                          ------ ------- -------
      Revenues:
        United States...................................  $6,935 $ 7,403 $13,377
        Europe..........................................     360   1,034   5,130
        Asia............................................     430   1,232   3,884
        Canada..........................................      --     701   2,754
        Other...........................................     157     296     473
                                                          ------ ------- -------
          Total revenues................................  $7,882 $10,666 $25,618
                                                          ====== ======= =======

  The geographic classification of revenues is based upon the location of the customer.

                                                                    December 31
                                                                   -------------
                                                                    1997   1998
                                                                   ------ ------
      Long-lived assets:
        United States............................................  $3,533 $3,177
        Europe...................................................      --     53
        Asia.....................................................      --     34
                                                                   ------ ------
          Total long-lived assets................................  $3,533 $3,264
                                                                   ====== ======

9. Related Party Transactions

  The Company leases one of its facilities from a limited liability company, which includes two members of the board of directors. The aggregate lease commitments related to this lease totaled $496,000 at December 31, 1998. Rent expense under this lease for the years ended December 31, 1996, 1997, and 1998 and the three months ended March 31, 1998 and 1999 totaled $132,000, $165,000, $171,000, $41,000 and $47,000, respectively.

  For the years ended December 31, 1996, 1997, and 1998 and the three months ended March 31, 1998 and 1999, revenues from companies affiliated with AT&T Corporation, which is considered a related party due to its involvement with AT&T Ventures, a preferred shareholder, totaled approximately $2,775,000, $2,687,000, $3,599,000, $730,000 and $588,000, respectively. At December 31,
1997 and 1998 and March 31, 1999, accounts receivable from such companies totaled approximately $948,000 and $847,000 and $626,000, respectively.

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


10. Retirement Plan

  The Company maintains a defined contribution 401(k) plan under which its employees are eligible to participate. Participants may make, within certain limitations, voluntary contributions based upon a percentage of their compensation. The Company may make voluntary contributions to the Plan. Participants are fully vested in the Company's contributions after a specified number of years of service, as defined under the plan. No Company contributions had been made to date under the plan.

11. Subsequent Events

Series D Preferred Stock

  On April 5, 1999, the Company issued to Hewlett-Packard Company 1,626,016 shares of Series D, no par value, convertible preferred stock (the Preferred Stock D) for aggregate proceeds of $10,000,000. The Preferred Stock D contains voting and dividend rights, preferences and privileges substantially identical to the Preferred Stock C (see Note 4). In addition, in the event of a liquidation, the Preferred Stock D is entitled to a non-participating liquidation preference on a parity with the Preferred Stock C. In connection with this issuance, the board of directors approved an increase in the number of common shares authorized for issuance from 50,000,000 to 60,000,000.

Acquisition of Mobility.Net Corporation

  On April 12, 1999, the Company completed its acquisition of Mobility.Net, incorporated in July 1996, which offers products for Web messaging using a Java-based technology platform, that complements the Company's product offerings. The acquisition was accounted for as a pooling-of-interests. The Company issued 1,579,294 shares of its common stock in exchange for all of the outstanding shares of Mobility.Net. The Company also assumed and exchanged all options to purchase Mobility.Net stock for options to purchase an aggregate of 74,424 shares of the Company's common stock.

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


  Operating results of Mobility.Net for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 were as follows (in thousands):

                                         December 31,           March 31,
                                         --------------  -----------------------
                                          1997    1998      1998        1999
                                         ------  ------  ----------- -----------
                                                         (unaudited) (unaudited)
  Revenues.............................. $   --  $    1      $--        $ 13
                                         ======  ======      ===        ====
  Net loss.............................. $  (12) $  (21)     $(5)       $(25)
                                         ======  ======      ===        ====

  Diluted net loss per share of Software.com on a combined basis after giving effect to the acquisition of Mobility.Net for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 would have been $(0.44), $(0.29), $(0.10) and $(0.08), respectively.

  The financial position of Mobility.Net as of December 31, 1997 and 1998 and March 31, 1999 were as follows:

                                                       December 31,
                                                       --------------   March 31,
                                                        1997    1998      1999
                                                       ------  ------  -----------
                                                                       (unaudited)
  Total Assets........................................ $   13  $   27      $33
                                                       ======  ======      ===
  Total Liabilities................................... $    1  $   --      $19
                                                       ======  ======      ===

  The Company's operating results for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 and financial position as of December 31, 1997 and 1998 and March 31, 1999, after giving effect to the acquisition of Mobility.Net are presented in the Supplementary Consolidated Financial Statements.

Initial Public Offering Registration

  On April 12, 1999, the board of directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission covering the proposed sale of shares of its common stock to the public. Upon completion of this proposed sale, all outstanding shares of the Company's convertible preferred stock will automatically convert into common stock (see Note 1 and Note 4).

Reincorporation

  On April 12, 1999, the board of directors authorized the reincorporation of the Company in the state of Delaware subject to shareholder approval.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
Software.com, Inc.

  We have audited the accompanying supplementary consolidated balance sheets of Software.com, Inc. as of December 31, 1997 and 1998, and the related supplementary consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Software.com, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                     Ernst & Young LLP

Woodland Hills, California
April 12, 1999

                               SOFTWARE.COM, INC.

                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)

                                                                    Pro Forma
                                                                  Shareholders'
                                     December 31                     Equity
                                  ------------------   March 31,  at March  31,
                                    1997      1998       1999         1999
                                  --------  --------  ----------- -------------
                                                      (unaudited)  (unaudited)
Assets
Current assets:
  Cash and cash equivalents...... $  6,083  $  5,447   $  5,366
  Short-term investments.........      892       496         --
  Accounts receivable, less
   allowance of $114, $481, and
   $788 for December 31, 1997,
   1998 and March 31, 1999.......    2,543     9,091      7,857
  Prepaid expenses and other
   assets........................      629       501        630
                                  --------  --------   --------
    Total current assets.........   10,147    15,535     13,853
Property and equipment, net......    3,543     3,275      3,106
Deposits and other assets........      254       249        284
                                  --------  --------   --------
                                  $ 13,944  $ 19,059   $ 17,243
                                  ========  ========   ========
Liabilities and shareholders'
 equity (deficit)
Current liabilities:
  Accounts payable............... $    610  $  1,129   $  1,711
  Accrued payroll and related
   liabilities...................      532     1,291      1,191
  Other accrued liabilities......    1,343     1,848      1,272
  Deferred revenue...............    3,565     3,747      3,328
  Note payable to bank...........    4,388     7,395      7,673
  Current portion of long-term
   debt..........................      240       240        240
                                  --------  --------   --------
    Total current liabilities....   10,678    15,650     15,415
Long-term debt...................      340       100         40
Redeemable convertible preferred
 stock--Series A, no par value,
 1,587,302 shares authorized,
 issued and outstanding in 1997
 and 1998........................    5,440     5,972      6,182
Redeemable convertible preferred
 stock--Series B, no par value,
 1,789,279 shares authorized,
 issued and outstanding in 1997
 and 1998........................    7,398     7,398      7,398
Shareholders' equity (deficit):
  Convertible preferred stock--
   Series C, no par value,
   1,329,781 shares authorized,
   issued and outstanding in
   1998..........................       --     6,848   $  6,848     $     --
  Common stock, no par value,
   authorized--50,000,000 shares
   in 1997 and 1998, issued and
   outstanding--28,014,975 and
   28,632,156 shares at December
   31, 1997 and 1998,
   respectively, and 28,908,795
   shares at March 31, 1999 and
   33,615,157 shares issued and
   outstanding pro forma.........    3,718     6,396      6,824       27,252
  Deferred compensation..........       --    (1,447)    (1,343)      (1,343)
  Accumulated deficit............  (13,630)  (21,858)   (24,121)     (24,121)
                                  --------  --------   --------     --------
    Total shareholders' equity
     (deficit)...................   (9,912)  (10,061)  $(11,792)    $  1,788
                                  ========  ========   ========     ========
    Total liabilities and
     shareholders' equity
     (deficit)................... $ 13,944  $ 19,059   $ 17,243
                                  ========  ========   ========

                            See accompanying notes.

                               SOFTWARE.COM, INC.

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                           Three Months ended
                              Year ended December 31            March 31,
                             --------------------------  -----------------------
                              1996      1997     1998       1998        1999
                             -------  --------  -------  ----------- -----------
                                                         (unaudited) (unaudited)
Revenues:
  Software licenses........  $ 6,555  $  7,859  $17,462    $ 3,098     $ 5,058
  Services.................    1,327     2,807    8,157      1,800       3,013
                             -------  --------  -------    -------     -------
    Total revenues.........    7,882    10,666   25,619      4,898       8,071
                             -------  --------  -------    -------     -------
Cost of revenues:
  Software licenses........      218       689    1,568        485         376
  Services.................      767     2,675    7,451      1,647       2,044
                             -------  --------  -------    -------     -------
    Total cost of
     revenues..............      985     3,364    9,019      2,132       2,420
                             -------  --------  -------    -------     -------
Gross profit...............    6,897     7,302   16,600      2,766       5,651
Operating expenses:
  Sales and marketing......    4,554     8,607   10,769      2,284       3,560
  Research and
   development.............    3,457     6,309    8,716      2,135       2,741
  General and
   administrative..........    2,136     3,093    4,036        960       1,178
  Legal matter.............       --     1,000     (400)        --          --
                             -------  --------  -------    -------     -------
    Total operating
     expenses..............   10,147    19,009   23,121      5,379       7,479
                             -------  --------  -------    -------     -------
Loss from operations.......   (3,250)  (11,707)  (6,521)    (2,613)     (1,828)
Other income (expense):
  Interest income..........       87       298      293         79          60
  Interest expense.........       --       (59)    (645)      (130)       (205)
  Other....................       --        --      (84)       (39)        (12)
                             -------  --------  -------    -------     -------
    Total other income
     (expense).............       87       239     (436)       (90)       (157)
                             -------  --------  -------    -------     -------
Loss before income taxes...   (3,163)  (11,468)  (6,957)    (2,703)     (1,985)
Provision for income
 taxes.....................       --         1      446          1          68
                             -------  --------  -------    -------     -------
Net loss...................   (3,163)  (11,469)  (7,403)    (2,704)     (2,053)
Accretion on redeemable
 convertible preferred
 stock.....................     (180)     (730)    (825)      (210)       (210)
                             -------  --------  -------    -------     -------
Net loss applicable to
 common shareholders.......  $(3,343) $(12,199) $(8,228)   $(2,914)    $(2,263)
                             =======  ========  =======    =======     =======
Basic and diluted net loss
 per share.................  $ (0.13) $  (0.44) $ (0.29)   $ (0.10)    $ (0.08)
                             =======  ========  =======    =======     =======
Weighted-average shares of
 common stock outstanding
 used in computing basic
 and diluted net loss per
 share.....................   25,419    27,814   28,228     28,055      28,749
                             =======  ========  =======    =======     =======
Pro forma basic and diluted
 net loss per share
 (unaudited)...............                     $ (0.23)               $ (0.06)
                                                =======                =======
Shares used in computing
 pro forma basic and
 diluted net loss per share
 (unaudited)...............                      32,110                 33,455
                                                =======                =======

                            See accompanying notes.

                               SOFTWARE.COM, INC.

    SUPPLEMENTARY CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)

                           Preferred                  Retained
                             Stock     Common Stock   Earnings/
                         ------------- ------------- Accumulated   Deferred
                         Shares Amount Shares Amount  (Deficit)  Compensation  Total
                         ------ ------ ------ ------ ----------- ------------ --------
Balance at December 31,
 1995...................    --  $   -- 24,506 $  639  $  1,912     $    --    $  2,551
 Issuance of common
  stock for cash........    --      --  1,544  2,178        --          --       2,178
 Issuance of common
  stock as
  compensation..........    --      --     60     60        --          --          60
 Issuance of warrants...    --      --     --    430        --          --         430
 Issuance of stock
  options...............    --      --     --     46        --          --          46
 Accretion of mandatory
  redemption value of
  preferred stock.......    --      --     --     --      (180)         --        (180)
 Stock option
  exercises.............    --      --     53     53        --          --          53
 Net loss...............    --      --     --     --    (3,163)         --      (3,163)
                         -----  ------ ------ ------  --------     -------    --------
Balance at December 31,
 1996...................    --      -- 26,163  3,406    (1,431)         --       1,975
 Issuance of common
  stock.................    --      --  1,579     24        --          --          24
 Accretion of mandatory
  redemption value of
  preferred stock.......    --      --     --     --      (730)         --        (730)
 Stock option
  exercises.............    --      --    273    288        --          --         288
 Net loss...............    --      --     --     --   (11,469)         --     (11,469)
                         -----  ------ ------ ------  --------     -------    --------
Balance at December 31,
 1997...................    --      -- 28,015  3,718   (13,630)         --      (9,912)
 Issuance of preferred
  Series C.............. 1,330   6,848     --     --        --          --       6,848
 Repricing of warrants..    --      --     --    294        --          --         294
 Capital contribution...    --      --     --     36        --          --          36
 Accretion of mandatory
  redemption value of
  preferred stock.......    --      --     --     --      (825)         --        (825)
 Stock option
  exercises.............    --      --    617    759        --          --         759
 Issuance of warrants...    --      --     --     94        --          --          94
 Deferred compensation
  related to stock
  options...............    --      --     --  1,495        --      (1,495)         --
 Amortization of
  deferred compensation
  in connection with
  stock options.........    --      --     --     --        --          48          48
 Net loss...............    --      --     --     --    (7,403)         --      (7,403)
                         -----  ------ ------ ------  --------     -------    --------
Balance at December 31,
 1998................... 1,330   6,848 28,632  6,396   (21,858)     (1,447)    (10,061)
 Capital contribution
  (unaudited)...........    --      --     --     12        --          --          12
 Accretion of mandatory
  redemption value of
  preferred stock
  (unaudited)...........    --      --     --     --      (210)         --        (210)
 Stock option exercises
  (unaudited)...........    --      --    277    416        --          --         416
 Amortization of
  deferred compensation
  in connection with
  stock options
  (unaudited)...........    --      --     --     --        --         104         104
 Net loss (unaudited)...    --      --     --     --    (2,053)         --      (2,053)
                         -----  ------ ------ ------  --------     -------    --------
Balance at March 31,
 1999 (unaudited)....... 1,330  $6,848 28,909 $6,824  $(24,121)    $(1,343)   $(11,792)
                         =====  ====== ====== ======  ========     =======    ========

                            See accompanying notes.

                               SOFTWARE.COM, INC.

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                         Three Months ended
                           Year ended December 31,            March 31,
                          ---------------------------  -----------------------
                           1996      1997      1998       1998        1999
                          -------  --------  --------  ----------- -----------
                                                       (unaudited) (unaudited)
Operating activities
Net loss................  $(3,163) $(11,469) $ (7,403)   $(2,704)    $(2,053)
Adjustments to reconcile
 net loss to net cash
 used by operating
 activities:
  Depreciation and
   amortization.........      436     1,204     1,652        378         475
  Stock issued as
   compensation.........       60        --        --         --          --
  Deferred
   compensation.........       --        --        48         --         104
  Fair value of options
   issued related to
   lease signing........       46        --        --         --          --
  Contribution of fixed
   assets from
   customers............     (317)       --        --         --          --
  Provision for doubtful
   accounts.............       69       123       554        106         308
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........     (359)   (1,246)   (7,102)    (1,282)        926
    Prepaid expenses and
     other current
     assets.............     (501)      (17)      128         43        (129)
    Deferred income
     taxes..............     (216)      258        --         --          --
    Accounts payable....      424        51       519        817         581
    Accrued payroll and
     related
     liabilities........       79       291       759        120        (100)
    Other accrued
     liabilities........      (57)    1,249       506         53        (576)
    Deferred revenue....     (672)    3,452       182        (25)       (419)
    Other...............       --        --        23         --          --
                          -------  --------  --------    -------     -------
      Net cash used in
       operating
       activities.......   (4,171)   (6,104)  (10,134)    (2,494)       (883)
Investing activities
Acquisition of property
 and equipment..........   (2,047)   (2,555)   (1,385)      (284)       (307)
Purchases of short-term
 investments............       --      (892)     (504)        --          --
Maturities of short-term
 investments............       --        --       900        892         496
Increase (decrease) in
 other assets...........        8      (197)       77         (4)        (34)
                          -------  --------  --------    -------     -------
      Net cash provided
       by (used in)
       investing
       activities.......   (2,039)   (3,644)     (912)       604         155
Financing activities
Proceeds from long-term
 debt...................       --       600        --         --          --
Repayments of long-term
 debt...................       --       (20)     (240)      (120)        (60)
Proceeds from note
 payable to bank, net...       --     4,388     3,007         26         279
Issuance of preferred
 stock..................    4,960     7,398     6,848         --          --
Exercise of stock
 options................       53       288       759        147         416
Issuance of common
 stock..................    2,178        14        36         --          12
                          -------  --------  --------    -------     -------
      Net cash provided
       by financing
       activities.......    7,191    12,668    10,410         53         647
                          -------  --------  --------    -------     -------
Net (decrease) increase
 in cash and cash
 equivalents............      981     2,920      (636)    (1,837)        (81)
Cash and cash
 equivalents at
 beginning of year......    2,182     3,163     6,083      6,083       5,447
                          -------  --------  --------    -------     -------
Cash and cash
 equivalents at end of
 year...................  $ 3,163  $  6,083  $  5,447    $ 4,246     $ 5,366
                          =======  ========  ========    =======     =======
Income taxes paid.......  $   700  $      1  $    383    $    --     $    68
                          =======  ========  ========    =======     =======
Interest paid...........  $    --  $     59  $    625    $    41     $   189
                          =======  ========  ========    =======     =======

                            See accompanying notes.

                               SOFTWARE.COM, INC.

            NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

1. Summary of Significant Accounting Policies

Organization and Business

  Software.com, Inc. (the Company) develops, markets, sells, and supports a variety of Internet standards-based messaging software products to service providers worldwide, including telecommunications companies, Internet Service Providers, cable-based Internet access providers, Internet Portals, and Internet service wholesalers. Service providers use these products to provide advanced messaging offerings, such as Internet mail services, to their consumer and business customers.

Principles of Consolidation

  The accompanying supplementary consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

  As further described in Note 11, the Company acquired Mobility.Net Corporation on April 12, 1999. The acquisition was accounted for as a pooling-of-interests. Accordingly, the financial information presented reflects the combined financial position and operations of the Company and Mobility.Net for all dates and periods presented.

Supplementary Interim Financial Statements

  The accompanying supplementary balance sheet as of March 31, 1999 and the supplementary statements of operations and cash flows for the three months ended March 31, 1998 and 1999 and the supplementary statement of shareholders' equity for the three months ended March 31, 1999 are unaudited. In the opinion of management, the unaudited supplementary financial statements have been prepared on the same basis as the audited supplementary financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of operating results to be expected for the full fiscal year.

Cash Equivalents and Short-Term Investments

  The Company considers all highly liquid debt instruments purchased with original maturity dates of three months or less and investments in money market funds to be cash equivalents. Investments with maturities between three to twelve months are considered to be short-term investments. Short-term investments consist of corporate commercial paper.

Concentration of Credit Risk, Other Risks and Significant Customers

  The Company's business is extremely competitive and is characterized by rapid technology change, new product development and product obsolescence, and evolving industry standards.

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


  The Company grants credit terms in the normal course of business to its customers. The Company does not require collateral; however, it does perform periodic credit evaluations and analysis of the amounts due from its customers. Credit losses have been within management's expectations and potential uncollectible accounts have been provided for in the financial statements.

  Revenues from the Company's two largest customers in each of the years ended December 31, 1996, 1997 and 1998, accounted for 35% and 24%, 17% and 11% and 12% and 10% of total revenues, respectively. At December 31, 1997, and 1998 the three largest customer receivable balances totaled 50% and 36% of total accounts receivable, respectively.

Property and Equipment

  Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred. Expenditures for additions and major improvements are capitalized.

  Depreciation and leasehold improvements amortization are computed on a straight-line basis over the following estimated useful lives:

   Computer equipment and
    software................ 3 to 5 years
   Furniture and fixtures... 7 years
   Leasehold improvements... Lesser of estimated useful life or life of lease

Income Taxes

  Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," issued by the Financial Accounting Standards Board (FASB) (see Note 5). Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Accounting for Stock Based Compensation

  Employee stock options are accounted for under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which requires the recognition of expense when the option price is less than the fair value of the stock at the date of grant.

  The Company generally awards options for a fixed number of shares at an option price equal to the fair value at the date of grant. The Company has adopted the disclosure-only provisions of FASB's Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS
123).

Revenue Recognition

  In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 (SOP 97-2), which was amended by SOP 98-4 and SOP 98-9, "Software Revenue Recognition." These statements provide guidance on applying generally accepted accounting

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

principles in recognizing revenue on software transactions. This guidance is effective for the Company's transactions entered into subsequent to January 1, 1998. The application of certain provisions were deferred until fiscal years beginning on or after March 15, 1999. Final adoption of these provisions is not expected to have a material impact on the Company's financial condition or results of operation.

  Revenue from Software Licenses. The Company recognizes revenue from sales of software upon delivery of a license key to the customer, provided that persuasive evidence of an arrangement exists, the license fee is fixed and determinable, and collection of the fee is considered probable. If the license agreement has a multi-year term or the license fees are calculated based on variable measures, such as the number of mailboxes in use, the Company recognizes revenue as the customer activates mailboxes on their system. Revenue is earned and recognized under revenue sharing arrangements based on a percentage of the quarterly revenue generated by the customers' internet related service offerings that use the Company's products. To date, revenues and expenses related to these revenue sharing arrangements have not been significant. Revenues from sales to resellers are not recognized until the product is sold through to the end user and the license key is issued.

  Revenue from Services. Support and maintenance contracts generally call for the company to provide technical support and software updates and upgrades to customers. Support and maintenance revenue is recognized ratably over the support or maintenance period. Other services revenue, primarily consulting and training, is recognized under the percentage of completion method and is billed monthly on a time and materials basis.

  When software and services are billed prior to the time the related revenue is recognized under the foregoing policy, deferred revenue is recorded. There were no unbilled accounts receivable at December 31, 1997 or 1998.

Research and Development

  Pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," development costs related to software products are expensed as incurred until the "technological feasibility" of the product has been established. Because of the relatively short time period between "technological feasibility" and product release, and the insignificant amount of costs incurred during such period, no software development costs have been capitalized.

Advertising Costs

  The Company expenses advertising costs as incurred. Advertising expense totaled $594,000, $528,000 and $296,000 for 1996, 1997 and 1998, respectively.

Comprehensive Income

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 establishes standards for the reporting and

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. To date, the Company has not had any transactions that are required to be reported as Comprehensive Income.

Net Loss Per Share

  Basic and diluted net loss per common share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS
128), for all periods presented.

  In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. The Company has excluded all redeemable convertible preferred stock, convertible preferred stock, warrants and outstanding stock options from the calculation of diluted loss per share because all such securities are antidilutive for all periods presented.

Pro Forma Shareholders' Equity and Net Loss Per Share (unaudited)

  If the offering contemplated by this Prospectus is consummated, the outstanding shares of Series A, B and C convertible preferred stock will automatically be converted into common stock. Pro forma shareholders' equity at March 31, 1999, as adjusted for the assumed conversion is disclosed on the balance sheet.

  Pro forma basic and diluted net loss per share, as presented in the supplementary statements of operations, has been computed as described above and also gives effect to the conversion of the convertible preferred stock from the original date of issuance.

Segment Information

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS
131). This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers, presented in Notes 1 and 8. Based on the provisions of FAS 131 and the manner in which management analyzes its business, the Company has determined that it does not have separately reportable operating segments.

Fair Value of Financial Instruments

  The carrying amounts reported in the supplementary balance sheets for cash and cash equivalents, short term investments, accounts receivable and accounts payable approximate their fair values due to the short term nature of these financial instruments. The fair values of the note payable to bank and the long term debt are estimated based on current interest rates available to the Company for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of the note payable to bank and the long term debt approximates their fair values.

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ materially from those estimates.

Reclassification

  Certain prior year amounts have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Software for Internal Use" (SOP 98-1), which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 is not expected to have a material impact on the Company's financial condition or results of operations. To date the Company has not incurred significant costs developing internal-use software which would be capitalizable.

  In June 1998, the FASB issued Statement of Financial Accounting Standards No.133, "Accounting for Derivative Instruments and Hedging Activities" (FAS
133). The Company is required to adopt FAS 133 in its fiscal year ending December 31, 2000. FAS 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

2. Property and Equipment

  The major components of property and equipment are as follows (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
      Computer equipment and software............................ $3,463 $4,615
      Furniture and fixtures.....................................    971    987
      Leasehold improvements.....................................    830  1,043
                                                                  ------ ------
                                                                   5,264  6,645
      Less accumulated depreciation and amortization.............  1,721  3,370
                                                                  ------ ------
                                                                  $3,543 $3,275
                                                                  ====== ======

3. Note Payable to Bank and Long-Term Debt

  The Company has an arrangement with a financial institution which provides for a total line of credit not to exceed the lesser of $15,000,000 (of which the Company may draw down up to

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

$2,500,000 as an equipment acquisition loan), or an amount based on certain receivables collection criteria. As of December 31, 1998 the Company had borrowings of $7,735,000 and an additional $4,153,000 was available under this financing arrangement.

  At December 31, 1997 and 1998, borrowings under the line of credit and the equipment acquisition loan totaled $4,388,000 and $580,000, and $7,395,000 and $340,000, respectively. The interest rates for borrowing under the line of credit and the equipment acquisition loan are prime rate plus 1.5% (9.25% at December 31, 1998) and prime rate plus 1.75% (9.5% at December 31, 1998), respectively. The credit facility expires on August 31, 2000. The equipment acquisition loan is classified as long-term debt. Maturities on the equipment acquisition loan outstanding at December 31, 1998 are as follows (in thousands):

     Year                                                                 Amount
     ----                                                                 ------
     1999................................................................  $240
     2000................................................................   100
                                                                           ----
                                                                           $340
                                                                           ====

  In connection with a renegotiation of the credit facility in 1998, the Company issued a warrant to the financial institution to purchase 67,961 shares of common stock of the Company at an exercise price of $5.15 per share. The fair value of the warrants was determined to be approximately $94,000, using the Black-Scholes option pricing model with an expected volatility factor of 35%, risk-free interest rate of 6%, no dividend yield, and a 5 year life, and is being amortized as interest expense over the term of the credit facility agreement.

  The line of credit is collateralized by receivables, inventory, investment property, equipment, deposit accounts and certain other assets. The financing agreement also contains certain compliance covenants and restrictive provisions, among which are restrictions on borrowings and payments of dividends. At March 31, 1999, the Company was not in compliance with the minimum tangible net worth provision of the existing credit agreement. However, the Company obtained a waiver on such covenant from the financial institution.

4. Preferred Stock

  In October 1996, the Company issued to AT&T Ventures 1,587,302 shares of Series A, no par value, redeemable convertible preferred stock (the Preferred Stock A), for net proceeds of $4,960,000 (the Series A Preferred Stock Financing Agreement). The Company also issued a warrant to purchase 529,101 shares of common stock of the Company at an exercise price of $5.00 per share and a warrant to purchase 269,841 shares of common stock at an exercise price of $7.00 per share (the Common Stock Purchase Warrants). At the option of the holder, the Preferred Stock A is convertible into shares of common stock at the conversion ratio of 1:1 subject to anti-dilution protection at any time. The Preferred Stock A is entitled to voting rights and dividends based on the number of shares of common stock issuable upon conversion of the Preferred Stock A. The holders of the Preferred Stock A have liquidation preference at $3.15 per share plus any declared but unpaid dividends. The

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

warrants are exercisable for a period of five years from the date of issuance. At issuance, the fair value of the warrants, approximately $430,000, was recorded as common stock on the Company's balance sheet. The fair value of the warrants was determined using the Black-Scholes option pricing model using an expected volatility factor of 30%, risk free interest rate of 6%, no dividend yield, and a 5-year life.

  In February 1997, the Company issued to Cisco Systems, Inc. 1,789,279 shares of Series B, no par value, redeemable convertible preferred stock (the Preferred Stock B), for net proceeds of $7,398,000 (the Series B Preferred Stock Financing Agreement). At the option of the holder, the Preferred Stock B is convertible into shares of common stock at the conversion ratio of 1:1 subject to anti-dilution protection at any time. The Preferred Stock B is entitled to voting rights and dividends based on the number of shares of common stock issuable upon conversion of the Preferred Stock B. The holders of the Preferred Stock B have liquidation preference at $4.15 per share plus any declared but unpaid dividends.

  The Preferred Stock A and B will be automatically converted into common stock at the then applicable conversion rate in the event of an underwritten public offering of shares of common stock in which the Company receives not less than $15,000,000 in total proceeds and per share consideration of $5.15 (Qualifying
IPO). Under the terms of the Series A and B Preferred Stock Financing Agreements, beginning on October 3, 1998 (the Redemption Date), if a Qualifying IPO had not yet occurred, the holders of a majority of the Preferred Stock A could request at any time that the Company redeem their shares (Redemption Request) as described below.

  In July 1998, the Company executed an agreement with the holders of the Preferred Stock A (the Waiver of Redemption Rights Agreement) whereby the holders of such shares agreed to extend the Redemption Date for a period of 15 months to January 3, 2000. In consideration of the Waiver of Redemption Rights Agreement, the Company executed an amendment to the Common Stock Purchase Warrants which reduced the exercise price of such warrants to $4.15 per share. The exercise period of the warrants remained unchanged. As a result of the change in the exercise price, the fair value of the warrants increased by approximately $294,000, which was reclassified from redeemable convertible preferred stock into common stock.

  If a Redemption Request is made by the Preferred Stock A shareholders, the holders of a majority of the Preferred Stock B may then elect whether or not to join such Redemption Request. The Preferred Stock A redemption price will be $3.15 per share plus declared and unpaid dividends and a redemption premium of 10% per year compounded annually.

  The Preferred Stock B redemption price will be $4.15 per share plus declared and unpaid dividends.

  The initial fair value of the Preferred Stock A is being increased by periodic accretions, using the interest method, so that the carrying amount will equal the mandatory redemption amount at the redemption date. For the years ended December 31, 1996, 1997, 1998 and the three months ended March 31, 1998 and 1999, such periodic accretions totaled $180,000, $730,000, $825,000 and $210,000 and $210,000 respectively, and are being effected by charges against accumulated deficit.

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


  If the holders of a majority of the Preferred Stock B elect to join, the Company shall redeem one-third of the total shares of each series of Preferred Stock A and B joining in that and each successive Redemption Request. Each successive Redemption Request must occur at least one year after the previous Redemption Request, and no Redemption Request will be permitted after January 3, 2003. If the holders of a majority of the Preferred Stock B elect not to join the first Redemption Request, the Company shall forthwith redeem all outstanding shares of Preferred Stock A. Six months after such redemption has occurred, the holders of a majority of the Preferred Stock B may make their own redemption request (Series B Redemption Request). Upon that and each successive Series B Redemption Request, the Company shall redeem one-half of the outstanding shares of Preferred Stock B. Each successive Series B Redemption Request must occur at least six months after the previous Series B Redemption Request, and no Series B Redemption Request will be permitted after January 3, 2003.

  On August 14, 1998, the Company issued to Cisco Systems, Inc. 1,329,781 shares of Series C, no par value, convertible preferred stock (the Preferred Stock C) for net proceeds of $6,848,000. The Preferred Stock C contains voting and dividend rights, preferences and privileges substantially identical to the Preferred Stock A and B except that the Preferred Stock C is not entitled to any redemption rights. In addition, in the event of a liquidation, the Preferred Stock C is entitled to a non-participating liquidation preference senior to the Preferred Stock A and B.

  The Company has reserved 4,706,362 shares of common stock for the conversion of the Preferred Stock A, B, and C. In addition, the Company has reserved 866,903 shares of common stock for issuance in the event of exercise of outstanding warrants.

5. Income Taxes

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

  The provision for income taxes consists of the following (in thousands):

                                                                  1996 1997 1998
                                                                  ---- ---- ----
     Current:
       Federal..................................................  $ -- $ -- $ --
       State....................................................    --    1    1
       Foreign..................................................    --   --  445
                                                                  ---- ---- ----
                                                                    --    1  446
     Deferred:..................................................    --   --   --
                                                                  ---- ---- ----
         Total..................................................  $ -- $  1 $446
                                                                  ==== ==== ====

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


  The provision for foreign income taxes in 1998 relates to foreign withholding taxes. A reconciliation of the statutory federal income tax rate to the effective tax rate, as a percentage of loss before income tax is as follows:

                                                            1996   1997   1998
                                                            ----   ----   ----
     Statutory federal income tax (benefit) rate........... (34)%  (34)%  (34)%
     State income tax benefits.............................  --     (4)    (2)
     Foreign income taxes..................................  --     --      7
     Changes in valuation allowance........................  34     41     47
     Research and development credits......................  --     (2)    (6)
     Nonqualified stock options............................  --     --     (7)
     Other.................................................  --     (1)     2
                                                            ---    ---    ---
                                                             --%    --%     7%
                                                            ===    ===    ===

  The components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1998 are as follows (in thousands):

                                                                1997     1998
                                                               -------  -------
     Net operating loss carryforwards......................... $ 3,206  $ 5,923
     Research and development tax credit carryforwards........     222      996
     Deferred revenue.........................................   1,544    1,232
     Accruals and reserves....................................     276      317
                                                               -------  -------
     Deferred tax assets......................................   5,248    8,468
     Valuation allowance......................................  (5,248)  (8,468)
                                                               -------  -------
     Net deferred tax assets.................................. $    --  $    --
                                                               =======  =======

  Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

  At December 31, 1998, the Company had net operating loss carryforwards available to reduce future federal and state income of $15,914,000 and $5,797,000 respectively, which expire from 2010 to 2018 for federal and 2001 to 2003 for state.

  The Company has federal and state research and development credits of approximately $462,000 and $150,000, respectively, expiring in 2011 to 2013, which may be used to offset future tax liabilities. The Company also has a foreign tax credit of approximately $382,000, which will expire in the year 2003.

  Under Section 382 of the Internal Revenue Code, the utilization of the net operating loss and tax credit carryforwards may be limited based on changes in the percentage of ownership of the Company.

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


  Included in the valuation allowance balance is $541,000 related to the exercise of stock options which is not reflected as an expense for financial reporting purposes. Accordingly, any future reduction in the valuation allowance relating to this amount will be recorded in equity and not reflected as an income tax benefit in the supplementary statement of operations.

6. Commitments and Contingencies

  The Company leases its facilities and other equipment under noncancelable operating leases which expire at various dates through 2001. Approximate minimum annual lease commitments under operating leases are as follows (in thousands):

        Year                                                              Amount
        ----                                                              ------
        1999............................................................. $1,194
        2000.............................................................    506
        2001.............................................................    422
        2002.............................................................     26
        2003.............................................................     --
                                                                          ------
                                                                          $2,148
                                                                          ======

  Rent expense totaled $285,000, $955,000 and $1,378,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

  The Company leases one of its facilities from a related party (see Note 9). The lease expires in February 2002.

  The Company has been involved in a contract dispute with a third party technology partner under a licensing agreement entered into in 1996. The dispute relates to a minimum royalty obligation of $1,000,000 purportedly owed by the Company to the third party under the licensing agreement. In 1997, the third party asserted a claim to the minimum royalty. Based on an analysis of the claim asserted, the Company accrued $1,000,000 for its potential exposure under the claim. In February 1999, the parties entered into an agreement to settle all outstanding claims. Under the terms of the settlement agreement, the Company agreed to pay the third party a minimum of $400,000, with a contingent obligation to pay an additional $200,000 if the Company does not take certain actions prior to December 31, 1999. As a result of this settlement, and the reduction in the estimated potential liability, the related accrual has been reduced to $600,000 at December 31, 1998.

7. Stock Options

  In October 1995, the Company adopted a stock option plan (the Plan) which provides for the issuance of incentive and nonqualified stock options. Options under the stock option plan are granted for a term of five years at an exercise price equal to the fair market value of the shares at the date of grant, as determined by the board of directors. The options generally vest over a period of four years at 25% per year. The Plan authorizes a total of up to 10,500,000 shares of Common Stock for

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

issuances as either incentive stock or nonqualified options. At December 31, 1998 and March 31, 1999, 3,046,000 and 1,822,000 shares, respectively remain available for grant under this plan and 6,511,000 and 7,582,000 shares, respectively are reserved for issuance upon the exercise of outstanding options.

  In addition to the options granted under the Plan, the Company has granted options outside of the Plan to purchase an aggregate of 1,000,000 shares of common stock. These options contain the same vesting provisions as those granted under the Plan except that an option to purchase 250,000 shares is subject to accelerated vesting in certain circumstances.

  A summary of the stock option activity is as follows (in thousands, except per share amounts):

                                                              Exercise Price
                                                           --------------------
                                                                       Weighted
                                                   Shares   Low  High  Average
                                                   ------  ----- ----- --------
   Outstanding at December 31, 1996...............  5,016  $1.00 $3.35  $1.56
     Granted......................................  2,333   3.50  3.65   3.63
     Exercised....................................   (273)  1.00  3.35   1.06
     Canceled..................................... (1,567)  1.00  3.65   1.43
                                                   ------  ----- -----  -----
   Outstanding at December 31, 1997...............  5,509   1.00  3.65   2.50
     Granted......................................  3,754   3.65  3.65   3.65
     Exercised....................................   (617)  1.00  3.65   1.23
     Canceled..................................... (1,135)  1.00  3.65   3.06
                                                   ------  ----- -----  -----
   Outstanding at December 31, 1998...............  7,511   1.00  3.65   3.10
     Granted (unaudited)..........................  1,475   0.63  6.15   5.46
     Exercised (unaudited)........................   (277)  1.00  3.65   1.51
     Canceled (unaudited).........................   (127)  3.00  5.50   3.68
                                                   ------  ----- -----  -----
   Outstanding at March 31, 1999 (unaudited)......  8,582  $0.63 $6.15  $3.54
                                                   ======  ===== =====  =====

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


                            Options Outstanding at         Options Exercisable
                               December 31, 1998           at December 31, 1998
                     ------------------------------------- --------------------
                                                  Weighted             Weighted
                      Number of  Weighted Average Average   Number of  Average
    Exercise           Shares       Remaining     Exercise   Shares    Exercise
   Price Range       Outstanding Contractual Life  Price   Exercisable  Price
   -----------       ----------- ---------------- -------- ----------- --------
   $1.00--$1.50.....    1,565          2.22        $1.16      1,014      1.16
   $3.00--$3.65.....    5,946          3.78        $3.61      1,175      3.51

                                                           Options Exercisable
                     Options Outstanding at March 31, 1999  at March 31, 1999
                                  (unaudited)                  (unaudited)
                     ------------------------------------- --------------------
                                                  Weighted             Weighted
                      Number of  Weighted Average Average   Number of  Average
                       Shares       Remaining     Exercise   Shares    Exercise
   Price Range       Outstanding Contractual Life  Price   Exercisable  Price
   -----------       ----------- ---------------- -------- ----------- --------
   $0.63--$1.50.....    1,416          2.10        $1.15        874      1.18
   $3.00--$3.65.....    5,768          3.54        $3.61      1,301      3.52
   $5.50--$6.15.....    1,398          4.00        $5.71         17      5.50

  If the Company recognized employee stock option-related compensation expense in accordance with FAS 123 and used the minimum value method for determining the weighted average fair value of options granted during 1996, 1997 and 1998, its pro forma net loss applicable to common shareholders would have been $3,524,000, $12,749,000 and $8,999,000 respectively. The pro forma basic and diluted loss per share would have been $0.14, $0.46 and $0.32 for 1996, 1997 and 1998, respectively.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting periods. The pro forma effect on net loss for 1996, 1997 and 1998 is not representative of the pro forma effect on net income or loss in future years because compensation expense in future years will reflect the amortization of a larger number of stock options granted in several succeeding years.

  In computing the pro forma compensation expense under FAS 123, a weighted-average fair value of $0.31 for 1996 and $0.65 for 1997 and 1998 stock option grants was estimated at the date of grant using the minimum value option pricing model with the following assumptions for 1996, 1997 and 1998: risk-free interest rate of approximately 6%, a weighted-average expected life of the options of 3.9, 3.4, and 3.3 years, respectively, and no assumed dividend yield.

  As of December 31, 1998, the Company's stock options had a weighted-average remaining contractual life of 3.5 years.

  In connection with the grant of certain share options to employees during 1998, the Company recorded deferred compensation of approximately $1,495,000 for the aggregate differences between the exercise prices of options at their dates of grant and the deemed fair value for accounting

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

purposes of the common shares subject to such options. Such amount is being amortized over the vesting period of the related options. Amortization expense recognized during 1998 and the three months ended March 31, 1999 totaled $48,000 and $104,000, respectively.

8. Geographic Information

  Information regarding revenues and long-lived assets attributable to the Company's primary geographic operating regions is as follows (in thousands):

                                                       Years ended December 31,
                                                       -------------------------
                                                        1996     1997     1998
                                                       ---------------- --------
   Revenues:
     United States...................................  $ 6,935 $  7,403 $ 13,378
     Europe..........................................      360    1,034    5,130
     Asia............................................      430    1,232    3,884
     Canada..........................................       --      701    2,754
     Other...........................................      157      296      473
                                                       ------- -------- --------
       Total revenues................................  $ 7,882 $ 10,666 $ 25,619
                                                       ======= ======== ========

  The geographic classification of revenues is based upon the location of the customer.

                                                                   December 31,
                                                                   -------------
                                                                    1997   1998
                                                                   ------ ------
   Long-lived assets:
     United States...............................................  $3,543 $3,188
     Europe......................................................      --     53
     Asia........................................................      --     34
                                                                   ------ ------
       Total long-lived assets...................................  $3,543 $3,275
                                                                   ====== ======

9. Related Party Transactions

  The Company leases one of its facilities from a limited liability company, which includes two members of the board of directors. The aggregate lease commitments related to this lease totaled $496,000 at December 31, 1998. Rent expense under this lease for the years ended December 31, 1996, 1997, and 1998 and the three months ended March 31, 1998 and 1999 totaled $132,000, $165,000, $171,000, $41,000 and $47,000, respectively.

  For the years ended December 31, 1996, 1997, and 1998 and the three months ended March 31, 1998 and 1999, revenues from companies affiliated with AT&T Corporation, which is considered a related party due to its involvement with AT&T Ventures, a preferred shareholder, totaled approximately $2,775,000, $2,687,000, $3,599,000, $730,000 and $588,000, respectively. At December 31,
1997 and 1998 and March 31, 1999, accounts receivable from such companies totaled approximately $948,000 and $847,000 and $626,000, respectively.

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


10. Retirement Plan

  The Company maintains a defined contribution 401(k) plan under which its employees are eligible to participate. Participants may make, within certain limitations, voluntary contributions based upon a percentage of their compensation. The Company may make voluntary contributions to the Plan. Participants are fully vested in the Company's contributions after a specified number of years of service, as defined under the plan. No Company contributions had been made to date under the plan.

11. Subsequent Events

Series D Preferred Stock

  On April 5, 1999, the Company issued to Hewlett-Packard Company 1,626,016 shares of Series D, no par value, convertible preferred stock (the Preferred Stock D) for aggregate proceeds of $10,000,000. The Preferred Stock D contains voting and dividend rights, preferences and privileges substantially identical to the Preferred Stock C (see Note 4). In addition, in the event of a liquidation, the Preferred Stock D is entitled to a non-participating liquidation preference on a parity with the Preferred Stock C. In connection with this issuance, the board of directors approved an increase in the number of common shares authorized for issuance from 50,000,000 to 60,000,000.

Acquisition of Mobility.Net Corporation

  On April 12, 1999, the Company completed its acquisition of Mobility.Net, incorporated in July 1996, which offers products for Web messaging using a Java-based technology platform, that complements the Company's product offerings. The acquisition was accounted for as a pooling-of-interests. Accordingly, the supplementary financial information presented reflects the combined financial position and operations of the Company and Mobility.Net for all dates and periods presented. The Company issued 1,579,294 shares of its common stock in exchange for all of the outstanding shares of Mobility.Net. The Company also assumed and exchanged all options to purchase Mobility.Net stock for options to purchase an aggregate of 74,424 shares of the Company's common stock.

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)


  Separate operating results of the combined entities for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 were as follows (in thousands):

                                        December 31,            March 31,
                                      -----------------  -----------------------
                                        1997     1998       1998        1999
                                      --------  -------  ----------- -----------
                                                         (unaudited) (unaudited)
Revenues:
  Software.com......................  $ 10,666  $25,618    $ 4,898     $ 8,058
  Mobility.Net......................        --        1         --          13
                                      --------  -------    -------     -------
    Combined........................  $ 10,666  $25,619    $ 4,898     $ 8,071
                                      ========  =======    =======     =======
Net loss:
  Software.com......................  $(11,457) $(7,382)   $(2,699)    $(2,028)
  Mobility.Net......................       (12)     (21)        (5)        (25)
                                      --------  -------    -------     -------
    Combined........................  $(11,469) $(7,403)   $(2,704)    $(2,053)
                                      ========  =======    =======     =======

  Diluted net loss per share of Software.com on a historical basis without giving effect to the acquisition of Mobility.Net for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 were $(0.46), $(0.31), $(0.11) and $(0.08), respectively.

  The financial position of the combined entities as of December 31, 1997 and 1998 and March 31, 1999 were as follows:

                                                      December 31,    March 31,
                                                     --------------- -----------
                                                      1997    1998      1999
                                                     ------- ------- -----------
                                                                     (unaudited)
Total Assets:
  Software.com.....................................  $13,931 $19,032   $17,210
  Mobility.Net.....................................       13      27        33
                                                     ------- -------   -------
    Combined.......................................  $13,944 $19,059   $17,243
                                                     ======= =======   =======
Total Liabilities:
  Software.com.....................................  $11,017 $15,750   $15,436
  Mobility.Net.....................................        1      --        19
                                                     ------- -------   -------
    Combined.......................................  $11,018 $15,750   $15,455
                                                     ======= =======   =======

  There were no intercompany transactions between the two companies or significant conforming accounting adjustments.

Initial Public Offering Registration

  On April 12, 1999, the board of directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission covering the proposed sale of

                               SOFTWARE.COM, INC.

  (Information at March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited)

shares of its common stock to the public. Upon completion of this proposed sale, all outstanding shares of the Company's convertible preferred stock will automatically convert into common stock (see Note 1 and Note 4).

Reincorporation

  On April 12, 1999, the board of directors authorized the reincorporation of the Company in the state of Delaware subject to shareholder approval.

  Software.com technology enables a variety of Internet messaging services.

  Graphic displaying ovals with center oval titled "Software.com's Messaging Solutions" from which arrows point to smaller ovals titled:

  "Consumer Service Providers (e.g., Telecom Italia Net)", with arrows pointing to smaller ovals titled "E-commerce", "Email at home", and "Internet voicemail";

  "Telecom Companies (e.g., GTE)", with arrows pointing to smaller ovals titled "Email at home", "Business email", and "Internet voicemail";

  "Web Portals (e.g., Excite)", with arrows pointing to smaller ovals titled "Web kiosks", "Universal email access", and "E-commerce";

  "Cable Access Providers (e.g., @Home)", with arrows pointing to smaller ovals titled "Web-top appliances", "Email at home", and "Business networking"; and

  "Messaging Wholesalers (e.g., PSINET)", with arrows pointing to smaller ovals titled "Business email", "Hosted messaging", and "Internet voicemail".

  Graphic displaying a box titled "LEGEND" with top oval titled "Software.com", with an arrow pointing down to an oval titled "Service providers", with an arrow pointing down to an oval titled "End-user services."

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Software.com in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

     SEC registration fee........................................... $   26,855
     NASD filing fee................................................     10,160
     Nasdaq National Market listing fee.............................     95,000
     Printing and engraving costs...................................    200,000
     Legal fees and expenses........................................    300,000
     Accounting fees and expenses...................................    400,000
     Blue Sky fees and expenses.....................................      5,000
     Transfer Agent and Registrar fees..............................     10,000
     Miscellaneous expenses.........................................    202,985
                                                                     ----------
       Total........................................................ $1,250,000
                                                                     ==========

ITEM 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  Article VIII of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

  Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

  The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. Recent Sales of Unregistered Securities

  During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below.

  (a) On December 8, 1994, Software.com sold and issued 6,268,080 shares of our common stock to John L. MacFarlane, Michael S. D'Errico, Jonathan D. Ives, and Arthur J. Rice for total consideration valued at $111,930.

  (b) On August 1, 1995, we sold 1,672,720 shares of our common stock to John
L. MacFarlane, Michael S. D'Errico, Jonathan D. Ives, Eric R. Kanowsky, Richard Rocaberte and Arthur J. Rice for a total of $29,870 and issued 1,766,240 shares of our common stock to 2 employees for prior work performed, such work determined to have a fair value of $31,540.

  (c) On October 30, 1995, we issued 2,424,800 shares of our common stock to eight key employees for prior work performed and such work was determined to have a fair value of $129,900.

  (d) On October 3, 1996, we issued and sold an aggregate of 1,587,302 shares of Series A preferred stock to entities affiliated with AT&T Ventures for an aggregate purchase price of approximately $5,000,000. In connection with the sale of the Series A preferred stock, we issued warrants to entities affiliated with AT&T Ventures to purchase 529,101 shares of our common stock at an exercise price of $5.00 per share and 269,841 shares of our common stock at an exercise price of $7.00 per share. Effective July 31, 1998, in exchange for AT&T Venture's waiver of their redemption rights with respect to the Series A preferred stock, we lowered the exercise price on all outstanding warrants to purchase our common stock held by AT&T Ventures (a total of 798,942) to $4.15 per share. These warrants terminate on October 3, 2001.

  (e) On February 10, 1997, we issued and sold an aggregate of 1,789,279 shares of Series B preferred stock to Cisco Systems, Inc. for an aggregate purchase price of approximately $7,426,000. In connection with the sale of the Series B preferred stock, we entered into a Development, License and Distribution Agreement with Cisco for the joint development and distribution of software products.

  (f) On August 10, 1998, we issued a warrant to purchase 67,961 shares of common stock at an exercise price of $5.15 per share to Coast Business Credit in connection with the renegotiation of our credit facility.

  (g) On August 14, 1998, we issued and sold an aggregate of 1,329,781 shares of Series C preferred stock to Cisco for an aggregate purchase price of approximately $6,848,000.

  (h) On April 5, 1999, we issued and sold an aggregate of 1,626,016 shares of Series D preferred stock to Hewlett-Packard Company for an aggregate purchase price of approximately $10,000,000.

  (i) On April 12, 1999, we issued 1,579,294 shares of our common stock for all of the outstanding shares of Mobility.Net Corporation.

  (j) As of June 15, 1999, an aggregate of 1,649,112 shares of common stock had been issued upon exercise of options under the Registrant's 1995 Stock Option Plan.

  Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
 Number
 -------
  1.1**  Form of Underwriting Agreement.

  3.1**  Amended and Restated Certificate of Incorporation of the Registrant.

  3.2** Form of Second Amended and Restated Certificate of Incorporation of the Registrant to be filed promptly after the closing of the offering.

  3.3**  Bylaws of the Registrant.

  4.1**  Specimen Common Stock Certificate.

  4.2** Registration Rights Agreement dated as of June 1, 1996, as amended, by and among the Registrant and certain holders of the Registrant's
          Common Stock.

  4.3**  Amended and Restated Registration Rights Agreement, dated February 10,
          1997, as amended, by and among the Registrant and the purchasers of the Series A Preferred, Series B Preferred, the Series C Preferred and the Series D Preferred.

  4.4** Form of Warrant to purchase Common Stock dated October 3, 1996, as amended, between the Registrant and certain entities affiliated with AT&T Ventures.

  4.5**  Warrant to purchase Common Stock dated August 10, 1998 between the
          Registrant and Coast Business Credit.
  4.6**  Share Purchase Agreement between the Registrant, Mobility.Net
          Corporation and Michael Machado dated April 3, 1999.
  5.1**  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

 10.1** Form of Indemnification Agreement between the Registrant and each of its directors and officers.

 10.2**  1995 Stock Plan, as amended and restated.

 10.3**  1999 Employee Stock Purchase Plan.

 10.4** Mobility.Net Corporation 1999 Stock Option Plan, and form of agreements thereunder.

 10.5** Loan and Security Agreement dated August 29, 1997, as amended, between the Registrant and Coast Business Credit.

 10.6** Form of Severance Agreement in the Event of a Change of Control entered into between the Registrant and certain executive officers.

 10.7**  Severance Agreement in the Event of a Change of Control, dated
          February 3, 1999 between the Registrant and John S. Ingalls.

 10.8**  Lease Agreement dated February 21, 1996 between the Registrant and
          525 Anacapa LLC.

 10.9**  Lease Agreement dated November 22, 1996 between the Registrant and
          Cito Corporation.

 10.10** Lease Agreement dated September 11, 1996 between the Registrant and
          91 Hartwell Avenue Trust.

 10.11** Lease Agreement dated May 24, 1999 between the Registrant and 10
          Maguire Road LLC.

 16.1** Letter regarding change in certifying accountant.

 21.1** List of Subsidiaries.

 23.1   Consent of Ernst & Young LLP, Independent Auditors.

 23.2** Consent of Counsel (see Exhibit 5.1).

 24.1** Power of Attorney.

 27.1** Financial Data Schedule.

 99.1** Consent of International Data Corporation.

--------
** Previously filed.

  (b) Financial Statement Schedules

  Valuation and Qualifying Accounts. See page S-1.

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on the 23rd day of June, 1999.

                                          SOFTWARE.COM, INC.

                                          By:    /s/ John L. MacFarlane
                                            -----------------------------------
                                                   John L. MacFarlane,
                                                 Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                         Title                Date
              ---------                         -----                ----

       /s/ John L. MacFarlane         Chief Executive Officer    June 23, 1999
 ____________________________________  and Director (Principal
          John L. MacFarlane           Executive Officer)

                  *                   Senior Vice President,     June 23, 1999
 ____________________________________  Chief Financial Officer
           John S. Ingalls             (Principal Financial
                                       and Accounting Officer)

                  *                   Director                   June 23, 1999
 ____________________________________
             Neal Douglas

                  *                   Director                   June 23, 1999
 ____________________________________
           Judith Hamilton

                  *                   Director                   June 23, 1999
 ____________________________________
             Don Listwin

                  *                   Director                   June 23, 1999
 ____________________________________
             Frank Perna

                  *                   Director                   June 23, 1999
 ____________________________________
           Bernard Puckett

                  *                   Director                   June 23, 1999
 ____________________________________
           Bernhard Woebker

*By:  /s/ John L. MacFarlane
  ------------------------------
       John L. MacFarlane
        Attorney-in-Fact

                       VALUATION AND QUALIFYING ACCOUNTS

                 For the years ended December 31, 1997 and 1998

                                               Additions  Deductions
                                               ---------- ----------
                                    Balance at Charged to   Amount   Balance at
                                    Beginning  Costs and  Charged to   End of
                                    of Period   Expenses   Reserve     Period
                                    ---------- ---------- ---------- ----------
Allowance for Doubtful Accounts
December 31, 1997..................  $ 21,000   $123,000   $ 30,000   $114,000
December 31, 1998..................   114,000    554,000    187,000    481,000

                                 EXHIBIT INDEX

 Exhibit
 Number                                                                    Page
 -------                                                                   ----
  1.1**  Form of Underwriting Agreement.

  3.1**  Amended and Restated Certificate of Incorporation of the
          Registrant.

  3.2**  Form of Second Amended and Restated Certificate of
          Incorporation of the Registrant to be filed promptly after the closing of the offering.

  3.3**  Bylaws of the Registrant.

  4.1**  Specimen Common Stock Certificate.

  4.2** Registration Rights Agreement dated as of June 1, 1996, as amended, by and among the Registrant and certain holders of the Registrant's Common Stock.

  4.3**  Amended and Restated Registration Rights Agreement, dated
          February 10, 1997, as amended, by and among the Registrant and the purchasers of the Series A Preferred, Series B Preferred, the Series C Preferred and the Series D Preferred.

  4.4** Form of Warrant to purchase Common Stock dated October 3, 1996, as amended, between the Registrant and certain entities affiliated with AT&T Ventures.

  4.5** Warrant to purchase Common Stock dated August 10, 1998 between the Registrant and Coast Business Credit.

  4.6**  Share Purchase Agreement between the Registrant, Mobility.Net
          Corporation and Michael Machado dated April 3, 1999.

  5.1**  Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.

 10.1** Form of Indemnification Agreement between the Registrant and each of its directors and officers.

 10.2**  1995 Stock Plan, as amended and restated.

 10.3**  1999 Employee Stock Purchase Plan.

 10.4** Mobility.Net Corporation 1999 Stock Option Plan, and form of agreements thereunder.

 10.5** Loan and Security Agreement dated August 29, 1997, as amended, between the Registrant and Coast Business Credit.

 10.6** Form of Severance Agreement in the Event of a Change of Control entered into between the Registrant and certain executive officers.

 10.7**  Severance Agreement in the Event of a Change of Control, dated
          February 3, 1999 between the Registrant and John S. Ingalls.

 10.8** Lease Agreement dated February 21, 1996 between the Registrant and 525 Anacapa LLC.

 10.9** Lease Agreement dated November 22, 1996 between the Registrant and Cito Corporation.

 10.10** Lease Agreement dated September 11, 1996 between the Registrant and
          91 Hartwell Avenue Trust.

 10.11** Lease Agreement dated May 24, 1999 between Registrant and 10 Maguire
          Road LLC.

 16.1**  Letter regarding change in certifying accountant.

 21.1**  List of Subsidiaries.

 23.1    Consent of Ernst & Young LLP, Independent Auditors.

 23.2**  Consent of Counsel (see Exhibit 5.1).

 24.1**  Power of Attorney.

 27.1**  Financial Data Schedule.

 99.1**  Consent of International Data Corporation.

--------
** Previously filed.